Exhibit 1
NOTICE OF THE 59TH ORDINARY GENERAL MEETING
OF SHAREHOLDERS
June 8, 2009

Rule 802 Legend
This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(Translation)

(Securities Code: 2262) June 8, 2009
To the Shareholders:
NOTICE OF THE 59TH ORDINARY GENERAL MEETING OF SHAREHOLDERS
Dear Sirs:
     Please take notice that the 59th Ordinary General Meeting of Shareholders of the Company will be held as described below and you are cordially requested to attend the meeting.
     If you do not expect to be present at the meeting, please review the accompanying “Reference Document for the General Meeting of Shareholders” and return to us by mail the enclosed voting form indicating your approval or disapproval of the propositions or exercise your voting rights by electronic methods (including the Internet) by no later than 6 p.m., Tuesday, June 23, 2009.
Yours very truly,
Tadaaki Kohnose
President and Representative Director
Snow Brand Milk Products Co., Ltd.
1-1, Naebo-cho 6-chome,
Higashi-ku, Sapporo City, Japan

Description
1. Date and hour of meeting:
     June 24 (Wednesday), 2009, at 10:30 a.m. (admittance: 9:30 a.m.)
2. Place of meeting:
International Convention Center PAMIR 6F, Sapporo Prince Hotel, Nishi 12-chome, Minami 3-jo, Chuo-ku, Sapporo City, Japan
3. Matters forming the objects of the meeting:
<59th Ordinary General Meeting of Shareholders>
Matters to be reported:
Report on the business report, the consolidated financial statements, the non-consolidated financial statements and the results of audit of the consolidated financial statements by the account auditors and the Board of Corporate Auditors for the 59th fiscal year (April 1, 2008 through March 31, 2009)
Matters to be resolved:

Proposition No. 1:	Appropriation of retained earnings

Proposition No. 2:	Establishment of a 100% parent company by share transfer

Proposition No. 3:	Amendment to the Articles of Incorporation

Proposition No. 4:	Election of four (4) Directors

Proposition No. 5:	Election of two (2) Corporate Auditors

Proposition No. 6:	Election of one (1) Substitute Corporate Auditor

Proposition No. 7:	Continuation of Takeover Defense Plan against Large Purchase Actions of the Shares, etc. of the Company (Takeover Defense Plan)
4. Notice on exercise of voting rights:
Please exercise your voting rights by either of the following methods:

(1)	Exercise of voting rights by mail:

Please return to us by mail the enclosed voting form indicating your approval or disapproval of the propositions by no later than 6 p.m., Tuesday, June 23, 2009.

(2)	Exercise of voting rights by electronic methods (including the Internet):
(i)	Via the Internet:

Please access the website for the exercise of voting rights (http://www.it-soukai.com./ or https://daiko.mizuho-tb.co.jp/) specified by the Company and exercise your voting rights in accordance with the guidance on the screen, by using the “code for the exercise of voting rights” and the “password” printed in the enclosed voting form, no later than 6 p.m., Tuesday, June 23, 2009.

When you intend to exercise your voting rights via the Internet, please confirm the “Notice on Exercise of Voting Rights via the Internet” on page 71 and page 72.

(ii)	Via “ICJ Platform” for institutional investors:

“ICJ Platform”, a platform for electronic exercise of voting rights for institutional investors operated by ICJ Inc., will be available to institutional investors who have applied for the use thereof in advance, as an electronic method of exercise of voting rights at the General Meeting of Shareholders of the Company.
5.	Matters determined upon convocation of this General Meeting of Shareholders:

(1)	No voting forms have been sent to the shareholders who have consented to receiving convocation notices by electronic methods (including the Internet) and declared that they need no voting forms.

If any of those shareholders intends to attend this General Meeting of Shareholders in person, he/she must request the share registrar (Mizuho Trust & Banking Co., Ltd. Stock Transfer Agency Department) to issue voting forms by no later than 5 p.m., Tuesday, June 16, 2009.

(2)	Any shareholder may exercise his/her voting rights by proxy, who shall be another shareholder having voting rights (being one person). In such case, the voting form of the shareholder, as well as a document evidencing his/her proxy’s power of attorney, must be submitted.

(3)	Any shareholder who intends to exercise his/her voting rights non-uniformly must give notice in writing of such intention and the reason therefor to the share registrar (Mizuho Trust & Banking Co., Ltd. Stock Transfer Agency Department) by no later than three days prior to the date specified for this General Meeting of Shareholders.

(4)	If voting rights are exercised both by a voting form and by an electronic method (including the Internet), the voting rights exercised by such electronic method shall be treated as effective.

(5)	If voting rights are exercised twice or more by electronic methods (including the Internet), the latest exercise thereof shall be treated as effective.

     Place to accept requests for the issuance of voting forms and notices of non-uniform exercise of voting rights
Stock Transfer Agency Department
Mizuho Trust & Banking Co., Ltd.
8-4, Izumi 2-chome, Suginami-ku, Tokyo 168-8507 Japan
Tel (0120) 288-324 (toll-free)
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In attending the meeting, please present the enclosed voting form to a receptionist at the place of meeting.
In the event of the revision of any matter in the Reference Document for the General Meeting of Shareholders, the business report, the consolidated financial statements and the non-consolidated financial statements, a correction will be posted on our website (http://www.snowbrand.co.jp/).

59TH ORDINARY GENERAL MEETING OF SHAREHOLDERS
Reference Document for the General Meeting of Shareholders
Propositions and Information
Proposition No. 1: Appropriation of retained earnings
     By taking into consideration the balance between financial strength for capital expenditures in the future and the distribution of profits to the shareholders on a constant basis while aiming to materialize a 20% dividend payout ratio, management proposes to pay ¥ 4 per share of common stock.
     Matters concerning year-end dividends:
(1)	Kind of property to be distributed as dividends:
              Cash
(2)	Matter concerning the allocation of the property to be distributed as dividends and the aggregate amount thereof:

Shares of common stock of the Company:	¥ 4.00 per share
¥ 1,207,170,132 in the aggregate
(3)	Date on which the distribution of retained earnings shall become effective:
June 25, 2009
Proposition No. 2: Establishment of a 100% parent company by share transfer
1.     Reasons for the share transfer:
     The Company and Nippon Milk Community Co., Ltd. (“Nippon Milk Community”) have determined to establish a joint holding company by integrating their management resources to build up a stable status as a general dairy corporate group and generate a synergistic effect to the utmost extent, whereby aiming to enhance its corporate value.
     In the dairy industry, the gap of supply of and demand for raw milk and dairy products has been widening violently due to erratic fluctuations of prices of resources and foods globally and the subsequent stagnant dairy production in Japan, among other causes. With regard to food consumption, needs of consumers for food have been diversifying as they have become more sensitive about food safety and security and more health-conscious.
     The new corporate group to be established by the business consolidation is intended to nurture a new “milk” community, together with consumers and dairy farmers in the circumstances where consumers’ perceptions and behaviors are changing and the stability of the dairy infrastructure in Japan and the improvement of its food self-sufficiency ratio have become social issues.

     Nippon Milk Community and the Company, which have maintained cooperation in their operations, have held discussions continuously on further strengthening of such cooperation with the aim of implementing their growth strategies steadily while responding to abrupt changes in the environment.
     During the course of the discussions, Nippon Milk Community and the Company have determined that both companies have a mutually complementary relationship in many aspects in respective phases of research and development, procurement of raw materials, product development, production and marketing and that they will be able to enhance their corporate values by not only strengthening cooperation but making use of their management resources in an integrated manner through business consolidation.
     The new corporate group to be established by the business consolidation will establish an autonomous product-mix and strengthen its capabilities to respond to the global market and changes in supply of and demand for raw milk. The new corporate group will also establish the business infrastructure necessary to add new values, such as product development and the expansion of its target market.
     Furthermore, the new corporate group will promote more effective use of the development and technological capabilities of Nippon Milk Community and the Company with regard to milk in general and strengthen its capabilities of developing new products that may create new values, such as products for increasing raw-milk consumption and high-value added products.
     With regard to the brand strategies and marketing activities pursued independently by Nippon Milk Community and the Company, the new corporate group will employ any good part thereof and pursue a “Category No. 1” strategy. The new corporate group will also enhance competiveness by integrating their administrative divisions and making investment in plant and equipment and the distribution of personnel in priority areas.
     The Company faced financial difficulties due to certain events in the past and consequently, separated off milk business for consumers and other business. Since then, it has specialized in dairy product business. Nippon Milk Community, on the other hand, was incorporated through management integration of Zenkoku Nokyo Chokuhan Kabushiki Kaisha, which was a subsidiary of The National Federation of Agricultural Cooperative Associations (“Zen-Noh”), Japan Milk Net Kabushiki Kaisha, which was a subsidiary of The National Federation of Dairy Co-operative Associations (“ZENRAKUREN”), and the milk business for consumers separated off from the Company.
     Since then, Nippon Milk Community and the Company, with much support of all related parties, including dairy farmers and consumers and based on safety and security, which are the basis points of any food maker, have revised their product quality assurance systems and compliance systems comprehensively and exerted their efforts to develop business focused on “milk”.
     Through integration of Nippon Milk Community, whose major shareholders are producer associations, and the Company with the foundation spirit of “Wholesome Earth & Healthy People”, the new corporate group will emphasize a managerial focus persistently on

“milk” and enhance the values of domestic raw milk and dairy products, whereby contributing to keeping consumers smiling and healthy.
     For these purposes, it is hereby proposed to the shareholders for approval that the Company, jointly with Nippon Milk Community, incorporate their 100% parent company “MEGMILK SNOW BRAND Co., Ltd.” by the method of share transfer (the “Share Transfer”) under Article 772 of the Corporation Law of Japan and become its 100% subsidiary.
     Upon approval of this proposition by the shareholders, the Company and Nippon Milk Community will incorporate “MEGMILK SNOW BRAND Co., Ltd.” as mentioned above as of October 1, 2009 and thereafter make concerted efforts together to contribute to the “milk” community and further enhance their corporate value under “MEGMILK SNOW BRAND Co., Ltd.”
     2. Details of the share transfer plan:
SHARE TRANSFER PLAN (COPY)
Snow Brand Milk Products Co., Ltd. (“Snow Brand Milk Products”) and Nippon Milk Community Co., Ltd. (“Nippon Milk Community”) have agreed to transfer shares by a method of joint share transfer. Accordingly, the parties hereto hereby draw up a share transfer plan (the “Plan”):
Article 1: Share Transfer
     Snow Brand Milk Products and Nippon Milk Community shall, by a method of joint share transfer on the date of incorporation of a new 100% parent company (the “Joint Holding Company”) by the parties hereto, make a share transfer, whereby making all of the issued shares of Snow Brand Milk Products and Nippon Milk Community acquired by the Joint Holding Company (the “Share Transfer”).

Article 2:	Objectives, Trade Name, Location of Head Office, Total Number of Issuable Shares and Other Matters to be Provided for in the Articles of Incorporation of the Joint Holding Company
     1. The objectives, trade name, location of head office and total number of issuable shares of the Joint Holding Company shall be as follows:
(1)	Objectives: As provided for in Article 3 of the Articles of Incorporation in the Schedule attached herewith (the “Articles of Incorporation”)

(2)	Trade name: Yukijirushi Megmilk Kabushiki Kaisha, which shall be written MEGMILK SNOW BRAND Co., Ltd. in English

(3)	Location of head office: 1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City, Hokkaido

(4)	Total number of issuable shares: 280,000,000 shares
     2. In addition to the matters set forth in the foregoing paragraph, all matters to be provided for in the Articles of Incorporation shall be as set forth in the Articles of Incorporation.

Article 3:	Names of Directors, Corporate Auditors and Account Auditor upon Incorporation of the Joint Holding Company
     1. The names of Directors upon Incorporation of the Joint Holding Company shall be as follows:
Minoru Obara
Tadaaki Kohnose
Kokichi Sato
Toshihiko Tajima
Yoshiharu Nakano
Kiyoyuki Kubo
Sumio Ogawa
Masao Yamato
Hiroshi Naito
Tadashi Idota
Takao Nanba
Nobuko Hiwasa (outside)
     2. The names of Corporate Auditors upon Incorporation of the Joint Holding Company shall be as follows:
Yoshiaki Tada
Minoru Ooka
Takeshi Odagi (outside)
Tadao Shinjo (outside)
Kakuji Takano (Substitute Corporate Auditor )
     3. The name of Account Auditor upon Incorporation of the Joint Holding Company shall be as follows:
     Ernst & Young ShinNihon LLC

Article 4:	Shares to be Delivered to the Shareholders of Snow Brand Milk Products and Nippon Milk Community by the Joint Holding Company upon the Share Transfer and the Allocation thereof
     1. The Joint Holding Company shall, upon the Share Transfer, deliver to the shareholders of Snow Brand Milk Products and Nippon Milk Community respectively entered or recorded in the final registers of shareholders of Snow Brand Milk Products and Nippon Milk Community as of the day immediately preceding the date of incorporation of the Joint Holding Company (as defined in Article 7 hereof; the same applies hereinafter) the number of shares of common stock of the Joint Holding Company which shall be equivalent to the aggregate of (1) the number of shares of common stock of Snow Brand Milk Products issued as of the day immediately preceding the date of incorporation of the Joint Holding Company multiplied by 0.2, (2) (i) the number of shares of common stock of Nippon Milk Community issued as of the day immediately preceding the date of incorporation of the Joint Holding Company multiplied by 0.48 and (ii) the number of Class-A class shares of Nippon Milk Community issued as of the day immediately preceding the date of incorporation of the Joint Holding Company multiplied by 0.96 (with any fraction of one share discarded), in place of the shares of Snow Brand Milk Products and Nippon Milk Community.
     2. Upon the Share Transfer, the shareholders of Snow Brand Milk Products and Nippon Milk Community respectively entered or recorded in the final registers of shareholders of Snow Brand Milk Products and Nippon Milk Community as of the day immediately preceding the date of incorporation of the Joint Holding Company shall, in respect of their shares, be entitled to the allocation of shares to be delivered by the Joint Holding Company at the following ratios. The shares issued by Nippon Milk Community shall be treated differently by class according to the substance of the classes of shares issued, as follows:

One share of common stock of Snow Brand Milk Products:	0.2 shares of common stock of the Joint Holding Company
One share of common stock of Nippon Milk Community:	0.48 shares of common stock of the Joint Holding Company
One Class-A class share of Nippon Milk Community:	0.96 shares of common stock of the Joint Holding Company
     3. The number of shares constituting one unit of shares of the Joint Holding Company shall be 100 shares.

Article 5:	Cancellation of Own Shares
     Snow Brand Milk Products and Nippon Milk Community shall exert their efforts to cancel their respective own shares at an appropriate time no later than the day immediately preceding the date of incorporation of the Joint Holding Company pursuant to the provisions of the Corporation Law of Japan.

Article 6:	Stated Capital, Capital Reserve, Etc. of the Joint Holding Company
     The amounts of the stated capital, capital reserve, etc. of the Joint Holding Company shall be as below:

(1)	Stated capital:	¥20,000,000,000

(2)	Capital reserve:	¥5,000,000,000

(3)	Earned reserve:	¥0

(4)	Capital surplus:	An amount obtained by deducting the aggregate of the amounts listed in (1) and (2) above from the amount of a change in shareholders’ equity as provided for in the items of Article 52, paragraph 1 of the Corporate Accounting Regulations

Article 7:	Date of Incorporation of the Joint Holding Company
     The date on which the incorporation of the Joint Holding Company must be registered (the “date of incorporation of the Joint Holding Company”) shall be October 1, 2009; provided, however, that such date may be altered upon mutual consultation between Snow Brand Milk Products and Nippon Milk Community if so required for the purpose of the procedure for the Share Transfer.

Article 8:	General Meetings of Shareholders for Approval of Share Transfer
     1. Snow Brand Milk Products shall, at its Ordinary General Meeting of Shareholders scheduled to be held on June 24, 2009, seek resolutions for the approval of the Plan and other matters necessary for the Share Transfer.
     2. Nippon Milk Community shall, at its Ordinary General Meeting of Shareholders scheduled to be held on June 24, 2009 and its General Meeting of Holders of Class Shares scheduled to be held on the same day (or the general meeting of holders of shares of common stock and the general meeting of holders of Class-A class shares), seek resolutions for the approval of the Plan and other matters necessary for the Share Transfer.
     3. Snow Brand Milk Products and Nippon Milk Community may alter the dates for holding the General Meetings of Shareholders set forth in the forgoing two paragraphs upon mutual consultation if so required in the course of the procedure for the Share Transfer.

Article 9:	Stock Listing
     The Joint Holding Company plans to list its shares of common stock on Tokyo Stock Exchange and Sapporo Securities Exchange as of the date of incorporation of the Joint Holding Company.

Article 10:	Share Registrar
     The share registrar of the Joint Holding Company shall be Mizuho Trust & Banking Co., Ltd.

Article 11:	Management of Corporate Property, Etc.
     Until the date of incorporation of the Joint Holding Company after the Plan is drawn up, Snow Brand Milk Products and Nippon Milk Community shall execute their respective business and manage their respective property with the diligence of a good manager and make any of their respective subsidiaries execute its business and manage its property with the diligence of a good manager. In conducting any act that may have a material effect on their respective property or rights or obligations or making any of their respective subsidiaries conduct any act that may have a material effect on its property or rights or obligations, Snow Brand Milk Products and Nippon Milk Community shall mutually consult and agree in advance.

Article 12:	Effect of the Plan
     The Plan shall lose effect if the Share Transfer is not approved at either of the General Meetings of Shareholders of Snow Brand Milk Products and Nippon Milk Community set forth in Article 8 hereof or all authorizations are not obtained from any competent authority as provided for in laws or ordinances.

Article 13:	Change of Circumstances
     In the event that until the date of incorporation of the Joint Holding Company after the Plan is drawn up, there will have occurred any material change in the financial condition or operating status of either Snow Brand Milk Products or Nippon Milk Community or there will have occurred or emerged any thing that may materially impede the implementation of the Share Transfer or it will otherwise become difficult to accomplish the purpose of the Plan, Snow Brand Milk Products and Nippon Milk Community may, upon mutual consultation, alter the terms and conditions of the Share Transfer or the substance of the Plan or terminate the Share Transfer.

Article 14:	Consultation
     If any doubt arises over the matters provided for in the Plan or the interpretation of the Plan, Snow Brand Milk Products and Nippon Milk Community shall consult in good faith and try to settle the same amicably.

IN WITNESS WHEREOF, the parties hereto have caused this Share Transfer Plan to be duly executed in duplicate and Snow Brand Milk Products and Nippon Milk Community shall, after affixing their names and seals hereto by their respective representatives, retain one (1) original each.
April 9, 2009
Snow Brand Milk Products:          Snow Brand Milk Products Co., Ltd.
                                                                                     (Seal)
Tadaaki Kohnose, Representative Director
1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City, Hokkaido
Nippon Milk Community:           Nippon Milk Community Co., Ltd.
                                                                                     (Seal)
Minoru Obara, Representative Director
10-5, Tomihisa-cho, Shinjuku-ku, Tokyo

(Attachment)
ARTICLES OF INCORPORATION
OF
MEGMILK SNOW BRAND CO., LTD.
Chapter I. General Provisions
(Trade name)
     Article 1. The Company shall be called Yukijirushi Megmilk Kabushiki Kaisha, which shall be written MEGMILK SNOW BRAND Co., Ltd., in English.
(Location of head office)
     Article 2. The head office of the Company shall be located in Sapporo City.
(Objectives)
     Article 3. The objectives of the Company shall be to engage in the following businesses, as well as to control and manage the business activities of any company engaging in the following businesses and any foreign company engaging in businesses equivalent thereto by holding, directly or indirectly, the shares or ownership interests in such any company and foreign company:
(1)	Processing of milk and manufacture and sale of milk and milk products;

(2)	Manufacture and sale of fruit juices, soft drinks and carbonated drinks;

(3)	Manufacture and sale of confectionery, edible fats and oils, condiments and agricultural processed goods utilizing grains as ingredients;

(4)	Manufacture and sale of agricultural, livestock and marine products and processed food products thereof;

(5)	Manufacture and sale of ice creams and frozen foods;

(6)	Manufacture and sale of nursery items;

(7)	Manufacture and sale of pharmaceuticals, quasi-pharmaceuticals and cosmetics;

(8)	Manufacture and sale of liquors and alcohols;

(9)	Manufacture and sale of feedstuffs and seeds and seedlings;

(10)	Sale of daily necessaries and health appliances;

(11)	Operation of stock farms and agricultural farms;

(12)	Operation of eating and drinking establishments;

(13)	Operation of cultural, welfare and educational facilities;

(14)	Trucking business and warehousing business;

(15)	Lease, rent, sale, purchase, management, brokerage and appraisal of real estate;

(16)	Acquisition, planning, development, design, maintenance, lease and sale of industrial property rights and know-how, and acquisition, planning, development, design, maintenance, lease and sale of software with regard to information processing systems;

(17)	Design, execution, supervision of and contract for architectural works and equipment works;

(18)	Manufacture and sale of machines to manufacture foods and pharmaceuticals, wastewater treatment machines, general waste treatment machines, industrial waste treatment machines, industrial transportation machines, weighing machines, measuring instruments and analytical instruments, and business of training in respect thereof;

(19)	Product planning, development, quality testing and analytical testing of foods, pharmaceuticals, quasi-pharmaceuticals and cosmetics;

(20)	Receipt of orders for products, physical distribution management and inventory management of, foods, pharmaceuticals, quasi-pharmaceuticals and cosmetics;

(21)	Business of training in hygiene management at food product manufacturing plants and other facilities;

(22)	Administration of affairs concerning payroll accounting, bookkeeping, cash payments and receipts and account settlements and business of training in respect thereof;

(23)	Cash loans, fund-raising, foreign exchange transactions, fund management with regard to the businesses of related companies, and agency business therefor;

(24)	Administration of affairs concerning welfare services and insurance services;

(25)	Planning and implementation of public relations and planning and production concerning publicity and advertisements;

(26)	Operation, management and maintenance of hardware and networks of information processing systems;

(27)	Treatment of industrial waste;

(28)	Businesses under items 1 through 27 above upon entrustment by corporations and organizations;

(29)	Operation, management and management consulting services concerning business activities of related companies; and

(30)	Any and all businesses incidental or relating to any of the foregoing items.
(Organs)
     Article 4. The Company shall have the following organs in addition to the General Meeting of Shareholders and Directors:
(1)	The Board of Directors;

(2)	Corporate Auditors;

(3)	The Board of Corporate Auditors; and

(4)	Account Auditors.
(Method of public notice)
     Article 5. The method of public notice of the Company shall be electronic public notification; provided, however, that in case an accident or any other unavoidable cause renders public notice by such electronic public notification unavailable, such public notice shall be given by publication in the Nihon Keizai Shimbun.
Chapter II. Shares
(Total number of issuable shares)
     Article 6. The total number of shares issuable by the Company shall be 280,000,000 shares.
(Acquisition by the Company of its own shares)
     Article 7. The Company may, by resolution of the Board of Directors, purchase its own shares through market trade or otherwise pursuant to the provision of Article 165, paragraph 2 of the Corporation Law of Japan.

(Number of shares constituting one unit)
     Article 8. The number of shares constituting one (1) unit of shares of the Company shall be 100 shares.
(Rights in respect of less-than-one-unit shares)
     Article 9. Any shareholder (including beneficial shareholder; the same applies hereinafter) of the Company cannot exercise any right other than those listed below, in respect of his/her less-than-one-unit shares:
(1)	The rights as provided for in the items of Article 189, paragraph 2 of the Corporation Law of Japan;

(2)	The rights to request the acquisition of shares with rights to request a subscription for new shares pursuant to Article 166, paragraph 1 of the Corporation Law of Japan;

(3)	The rights to the allocation of shares and stock acquisition rights offered to shareholders, in proportion to the numbers of their respective shares; and

(4)	The rights to request an additional purchase of less-than-one-unit shares as provided for in Article 10 hereof.
(Additional purchase of less-than-one-unit shares)
     Article 10. Any shareholder of the Company shall have the right to request the Company to sell the number of shares that will, together with his/her less-than-one-unit shares, constitute a full unit of shares, in accordance as provided for in the Share Handling Regulations.
(Share registrar)
     Article 11.1. The Company shall have a share registrar.
     2. The share registrar and its place of business shall be selected by resolution of the Board of Directors and public notice shall be given thereof.
     3. The preparation and keeping of the register of shareholders and the register of stock acquisition rights of the Company and other affairs relating thereto shall be delegated to the share registrar and shall not be handled by the Company.
(Share Handling Regulations)
     Article 12. The procedures for the exercise of rights of shareholders of the Company and other handling and the fees therefor shall be governed by the Share Handling Regulations to be established by the Board of Directors as well as laws or ordinances or these Articles of Incorporation.
Chapter III. General Meetings of Shareholders

(Convocation)
     Article 13.1. The Ordinary General Meeting of Shareholders of the Company shall be convened in June of each year and an extraordinary General Meeting of Shareholders shall be convened as the necessity arises.
     2. Except as otherwise provided for in laws or ordinances, a General Meeting of Shareholders shall be convened by the Representative Directors in accordance with a resolution of the Board of Directors.
(Record date of the Ordinary General Meeting of Shareholders)
     Article 14. The record date for voting rights at the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year.
(Chairmanship)
     Article 15. A General Meeting of Shareholders shall be presided over by the President. When the President is unable to act, one of the other Directors shall act in his place in the order previously determined by the Board of Directors.
(Disclosure of reference documents for General Meeting of Shareholders, etc. via the Internet and deemed provision thereof)
     Article 16. If the Company discloses information relating to all matters that shall be described or stated in any reference document for the General Meeting of Shareholders, business report, financial statement and consolidated financial statement upon convening a General Meeting of Shareholders by a method utilizing the Internet in accordance with the Ordinance of the Ministry of Justice, the Company may be deemed to have provided its shareholders with such information.
(Method of resolution)
     Article 17.1. Unless otherwise provided for in laws or ordinances or in these Articles of Incorporation, a resolution at a General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present who are entitled to vote.
     2. Resolutions as provided for in Article 309, paragraph 2 of the Corporation Law of Japan shall be adopted at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by two-thirds (2/3) or more of the voting rights of the shareholders so present.

(Exercise of voting rights by proxy)
     Article 18.1. A shareholder may exercise his/her voting rights by proxy, who shall be a shareholder of the Company having voting rights.
     2. The shareholder who will exercise his/her voting rights by proxy or the proxy shall submit a document evidencing a power of representation to the Company for each General Meeting of Shareholders.
(Minutes)
     Article 19. The substance of the proceedings of each General Meeting of Shareholders and the resultant actions taken thereat, as well as other matters as provided for in laws or ordinances, shall be entered or recorded in minutes.
Chapter IV. Directors and the Board of Directors
(Number)
     Article 20. The Company shall have not more than 20 Directors.
(Election)
     Article 21.1. A resolution for the election of Directors shall be adopted at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders so present.
     2. No resolution for the election of Directors shall be made by cumulative voting.
(Dismissal)
     Article 22. A resolution for the dismissal of Directors shall be adopted at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by two-thirds (2/3) or more of the voting rights of the shareholders so present.
(Term of office)
     Article 23.1. The term of office of Directors shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last fiscal year to end within two (2) years after their assumption of office.
     2. The term of office of a Director elected to fill a vacancy created by the retirement of a Director prior to the expiration of his/her term of office shall expire at such time as the term of office of the Director would expire.

(Representative Directors)
     Article 24. The Board of Directors shall, by its resolution, appoint a Representative Director or Directors.
(Directors with specific titles)
     Article 25. The Board of Directors may, by its resolution, elect one (1) Chairman of the Board, one (1) Deputy Chairman of the Board, one (1) President and one (1) or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.
(Board of Directors)
     Article 26.1. The Board of Directors shall make decisions on the execution of important business of the Company as well as all matters provided for in laws or ordinances or in these Articles of Incorporation.
     2. The convocation and chairmanship of meetings of the Board of Directors shall be as provided for by the Board of Directors.
     3. A notice for the convocation of a meeting of the Board of Directors under the foregoing paragraph shall be dispatched to each Director and each Corporate Auditor no later than three (3) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of urgency.
     4. A meeting of the Board of Directors may be held without following the above convocation procedures, with the consent of all the Directors and Corporate Auditors.
     5. Resolutions of the Board of Directors shall be adopted at its meeting at which a majority of the Directors entitled to participate in the voting shall be present, by a majority of the Directors so present.
     6. The substance of the proceedings of each meeting of the Board of Directors and the resultant actions taken thereat, as well as other matters provided for in laws or ordinances, shall be entered or recorded in minutes, to which the Directors and Corporate Auditors present thereat shall affix their names and seals or their electronic signatures and which shall be kept on file by the Company at its head office for ten (10) years.
(Omission of resolution at meeting of the Board of Directors)
     Article 27. If the requirements under Article 370 of the Corporation Law of Japan are fulfilled, the Company shall deem that a resolution was adopted by the Board of Directors.
(Advisors, Counselors and Senior Counselors)
     Article 28. The Company may, by resolution of the Board of Directors, have Advisors, Counselors and Senior Counselors.

(Remuneration, etc.)
     Article 29. Remuneration, bonuses and other proprietary benefits (“Remuneration, etc.”) Directors may receive from the Company in consideration of the execution of their duties shall be determined by resolution of the General Meeting of Shareholders.
(Indemnification of Directors)
     Article 30.1. The Company may, by resolution of the Board of Directors, exempt any Director (including any former Director) from liabilities for any damage arising from a default in his/her duties to the extent allowed by laws or ordinances, pursuant to the provision of Article 426, paragraph 1 of the Corporation Law of Japan.
     2. The Company may enter into an agreement with any outside Director to limit liabilities for any damage arising from a default in his/her duties, pursuant to the provision of Article 427, paragraph 1 of the Corporation Law of Japan; provided, however, that the limit on his/her liability under such agreement shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.
Chapter V. Corporate Auditors and the Board of Corporate Auditors
(Number of Corporate Auditors)
     Article 31. The Company shall have not more than four (4) Corporate Auditors.
(Election)
     Article 32. A resolution for the election of Corporate Auditors shall be adopted at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders so present.
(Term of office)
     Article 33.1. The term of office of Corporate Auditors shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last fiscal year to end within four (4) years after their assumption of office.
     2. The term of office of a Corporate Auditor elected to fill a vacancy created by the retirement of a Corporate Auditor prior to the expiration of his/her term of office shall expire at such time as the term of office of the Corporate Auditor would expire.
(Full-time Corporate Auditors)
     Article 34. The Board of Corporate Auditors shall, by its resolution, appoint a full-time Corporate Auditor or Auditors.

(Board of Corporate Auditors)
     Article 35.1. A notice for the convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor no later than three (3) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of urgency.
     2. A meeting of the Board of Corporate Auditors may be held without following the above convocation procedures, with the consent of all the Corporate Auditors.
     3. Resolutions of the Board of Corporate Auditors shall be adopted by a majority of the Corporate Auditors unless otherwise provided for in laws or ordinances.
     4. The substance of the proceedings of each meeting of the Board of Corporate Auditors and the resultant actions taken thereat, as well as other matters provided for in laws or ordinances, shall be entered or recorded in minutes, to which the Corporate Auditors present thereat shall affix their names and seals or their electronic signatures and which shall be kept on file by the Company at its head office for ten (10) years.
(Remuneration, etc.)
     Article 36. Remuneration, etc. of Corporate Auditors shall be determined by resolution of the General Meeting of Shareholders.
(Indemnification of Corporate Auditors)
     Article 37.1. The Company may, by resolution of the Board of Directors, exempt any Corporate Auditor (including any former Corporate Auditor) from liabilities for any damage arising from a default in his/her duties to the extent allowed by laws or ordinances, pursuant to the provision of Article 426, paragraph 1 of the Corporation Law of Japan.
     2. The Company may enter into an agreement with any outside Corporate Auditor to limit liabilities for any damage arising from a default in his/her duties, pursuant to the provision of Article 427, paragraph 1 of the Corporation Law of Japan; provided, however, that the limit on his/her liability under such agreement shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.
Chapter VI. Accounts
(Fiscal year)
     Article 38. The fiscal year of the Company shall be annual, commencing on April 1 of each year and ending on March 31 of the following year.

(Distribution of retained earnings)
     Article 39.1. The record date for year-end dividends of the Company shall be March 31 of each year. Year-end dividends shall be paid to the shareholders or registered pledgees on shares entered or recorded in the final register of shareholders as of the record date.
     2. In the event that dividends are distributed in cash, the Company shall be relieved of the obligation of payment of such dividends remaining unreceived upon expiration of full five (5) years from the day on which such dividends became due and payable.
     3. Any cash mentioned in the foregoing paragraph shall bear no interest.
Chapter VII. Takeover Defense Plan
(Matters for resolution)
     Article 40.1. The General Meeting of Shareholders may adopt a resolution for the introduction of a takeover defense plan in addition to all matters provided for in the Corporation Law of Japan.
     2. Any takeover defense plan introduced by resolution of the General Meeting of Shareholders may be revised or abolished by resolution of the Board of Directors.
Supplementary Provisions
(First fiscal year)
     Article 1. Notwithstanding the provision of Article 38 hereof, the first fiscal year of the Company shall commence on the date of incorporation of the Company and end on March 31, 2010.
(Remuneration of first Directors and Corporate Auditors)
     Article 2. Notwithstanding the provisions of Article 29 and Article 36 hereof, the amount of Remuneration, etc. of the Directors for the period from the date of incorporation of the Company to the close of the first Ordinary General Meeting of Shareholders shall be not more than one billion (1,000,000,000) yen and that of the Corporate Auditors shall be not more than two hundred million (200,000,000) yen.
(Deletion of Supplementary Provisions)
     Article 3. Articles 1, 2 and 3 of these Supplementary Provisions shall be deleted as at the close of the first Ordinary General Meeting of Shareholders.

3. Matters concerning the appropriateness of the provisions for such matters as listed in Article 773, paragraph 1, items 5 and 6 of the Corporation Law of Japan:
(1)	Details of the allocation in the Share Transfer (Share Transfer Ratio):
     The Company and Nippon Milk Community have determined the ratios of allocation of shares of common stock (the “Share Transfer Ratio(s)”) of MEGMILK SNOW BRAND Co., Ltd. to the respective shareholders of the Company and Nippon Milk Community that will become 100 % subsidiaries of MEGMILK SNOW BRAND Co., Ltd. upon the incorporation of their 100% parent company MEGMILK SNOW BRAND Co., Ltd. by the Share Transfer, as listed below:

			Nippon Milk	Nippon Milk
	MEGMILK		Community	Community
	SNOW BRAND		Shares of	Class-A class
Company name	Co., Ltd.	The Company	common stock	shares
Share Transfer Ratio	1.0	0.2	0.48	0.96
(Notes)	1.	0.2 shares of common stock of MEGMILK SNOW BRAND Co., Ltd. will be allocated and delivered per share of common stock of the Company, and 0.48 shares of common stock of MEGMILK SNOW BRAND Co., Ltd. will be allocated and delivered per share of common stock of Nippon Milk Community. 0.96 shares of common stock of MEGMILK SNOW BRAND Co., Ltd. will be allocated and delivered per Class-A class share of Nippon Milk Community. If the number of shares of MEGMILK SNOW BRAND Co., Ltd. which must be delivered to a shareholder of the Company or Nippon Milk Community through the Share Transfer includes any fraction of one share, MEGMILK SNOW BRAND Co., Ltd. will, pursuant to Article 234 of the Corporation Law of Japan and other relevant laws or ordinances, pay the relevant shareholder a cash amount corresponding to the fractional shares attributed to such fraction.

		Should any material change occur in the conditions forming the basis of the calculation, the Company and Nippon Milk Community may change the above Share Transfer Ratio upon mutual consultation.

		As mentioned above, 0.2 shares of common stock of MEGMILK SNOW BRAND Co., Ltd. will be allocated and delivered per share of common stock of the Company. While the number of shares constituting one unit of shares of the Company is currently 500 shares, that of MEGMILK SNOW BRAND Co., Ltd. will be 100 shares. Hence, the number of voting rights of the shareholders of the Company will not change before or after the Share Transfer.

	2.	Number of new shares to be delivered by MEGMILK SNOW BRAND Co., Ltd. through the Share Transfer (expected):

		70,774,506 shares of common stock

		The above-listed number of shares of common stock has been calculated based on the total number of issued shares of the Company (303,802,153 shares) as of March 31, 2009, the total number of issued shares of common stock of Nippon

Milk Community (10,500,000 shares) as of March 31, 2009, and 5,600,000 Class-A class shares of Nippon Milk Community obtained by deducting from the total number of its issued Class-A class shares (10,000,000 shares) as of March 31, 2009, 4,400,000 Class-A class shares expected to be acquired and cancelled no later than the day immediately preceding the effective date of the Share Transfer (the “Effective Date of Share Transfer”).

However, the Company plans to cancel all shares of treasury stock, currently held or to be acquired hereafter, to the extent they can be cancelled practicably, as of the day immediately preceding the Effective Date of Share Transfer. Accordingly, 2,009,620 shares of treasury stock of the Company held as of March 31, 2009 have not been included in calculating the above number. As the number of shares of treasury stock to be actually cancelled remains undecided at present, the above number of new shares to be delivered by MEGMILK SNOW BRAND Co., Ltd. may change.
(2)	Basis of calculations of the details of the allocation in the Share Transfer:
1)	Basis of calculations:

In order to ensure the fairness of the calculations of the Share Transfer Ratio in the Share Transfer, the Company and Nippon Milk Community appointed Daiwa Securities SMBC Co., Ltd. (“Daiwa Securities SMBC”) and PwC Advisory Co., Ltd. (“PwC Advisory”), respectively, as their financial advisors for the Management Integration, requested them to conduct calculations of the share transfer ratio and obtained Share Transfer Ratio calculation reports from Daiwa Securities SMBC and PwC Advisory, respectively.

Daiwa Securities SMBC calculated the Share Transfer Ratio based on the discounted cash flow method (the “DCF method”) and market price method with regard to the Company, and based on the DCF method and comparable company method with regard to Nippon Milk Community. With regard to Nippon Milk Community, Daiwa Securities SMBC calculated the value of its shares based on the DCF method and comparable company method, distributed the value so calculated between the value of its shares of common stock and the value of its Class-A class shares by reference to the terms and conditions of the Class-A class shares (such as the ratio of conversion to shares of common stock and rights to request acquisition in cash) and determined the Share Transfer Ratios by taking into consideration the result of such analyses comprehensively.

DCF method:	To make multidimensional evaluations based on the financial forecasts of both companies, the DCF method was employed as one of the income-approach evaluation methods.

Market price method:	As the shares of common stock of the Company are listed on the Tokyo Stock Exchange and the Sapporo Securities Exchange and the stock prices thereof are available, the market price method was employed as one of the market-approach evaluation methods. In consideration of the trading conditions of the shares of common stock of the Company, the respective volume weighted average prices of the shares for the periods of one month from December 27, 2008 through January 26, 2009, three months from October 27, 2008 through January 26, 2009 and six months from July 27, 2008 through January 26, 2009 were used.

Comparable company method:	As the shares of Nippon Milk Community are not listed on any stock exchange and no stock price thereof is available, the comparable company method was employed as one of the market-approach evaluation methods in lieu of the market price method.
The results of the calculations under those methods are as listed below (the ranges of the Share Transfer Ratios are those calculated for the shares of common stock and Class-A class shares of Nippon Milk Community per 0.2 shares of common stock of the Company):

		Share transfer ratio	Share transfer ratio
		for shares of	for Class-A class
	Calculation method	common stock	shares
Share transfer ratio	DCF method	0.39 — 0.53	0.78 — 1.06
	Market price method: Comparable company method	0.43 — 0.63	0.86 — 1.27
For the purpose of the calculation of the Share Transfer Ratio, Daiwa Securities SMBC primarily relied upon information furnished by the Company and Nippon Milk Community and information that was publicly available in their original form. In using such information and materials, Daiwa Securities SMBC assumed the accuracy and completeness of all such information and materials and did not independently verify such accuracy and completeness. Daiwa Securities SMBC did not independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of both companies and their affiliated companies, and did not analyze or assess any individual asset or liability thereof, either. In addition, Daiwa Securities SMBC assumed that the information used to develop the financial forecasts of both companies was reasonably prepared based on the best estimates of and judgments by the management of both companies. The calculation of the Share Transfer Ratio by Daiwa Securities SMBC reflects information which was current as of January 26, 2009.

PwC Advisory calculated the share transfer ratio based on the market price analysis and DCF analysis with regard to the Company, a listed company, and based on the comparable companies analysis and DCF analysis with regard to Nippon Milk Community, an unlisted company. With regard to Nippon Milk Community, PwC Advisory determined the share transfer ratios of its shares of common stock and Class-A class shares by taking into consideration the aggregate value of its shares (a total of shares of common stock and Class-A class shares) calculated based on the comparable companies analysis and DCF analysis, the various terms and conditions of the Class-A class shares (such as the distribution of residual assets, requests for conversion to shares of common stock and compulsory conversion) provided for in its Articles of Incorporation and the particulars of the acquisition of Class-A class shares comprehensively.

Market price analysis:	As the shares of common stock of the Company are listed on the Tokyo Stock Exchange and the Sapporo Securities Exchange and the stock prices thereof are available, the market price analysis was employed as one of the market price-approach evaluation methods. In consideration of the trading conditions of the shares of common stock of the Company, the respective average closing prices and average transaction prices of the shares for the periods of one month from December 27, 2008 through January 26, 2009, three months from October 27, 2008 through January 26, 2009 and six months from July 27, 2008 through January 26, 2009 were used.

Comparable companies analysis:	As the shares of Nippon Milk Community are not listed on any stock exchange and no stock price thereof is available, the comparable companies analysis was employed as one of the market price-approach evaluation methods in lieu of the market price analysis.

DCF analysis:	To make multidimensional evaluations based on the financial forecasts of both companies, the DCF analysis was employed as one of the income-approach evaluation methods.
The results of the calculations under those methods are as listed below (the ranges of the Share Transfer Ratios are those calculated for the shares of common stock and Class-A class shares of Nippon Milk Community per 0.2 shares of common stock of the Company):

			Share transfer	Share transfer
			ratio for shares	ratio for
		Nippon Milk	of common	Class-A class
	The Company	Community	stock	shares
Market price approach	Market price analysis	Comparable companies analysis	0.45 — 0.56	0.91 — 1.12

Income approach	DCF analysis	DCF analysis	0.43 — 0.59	0.86 — 1.18
For the purpose of the calculation of the Share Transfer Ratio, PwC Advisory primarily relied upon information furnished by the Company and Nippon Milk Community and information that was publicly available in their original form. In using such information and materials, PwC Advisory assumed the accuracy and completeness of all such information and materials and did not independently verify such accuracy and completeness. PwC Advisory did not independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of both companies and their affiliated companies, and did not analyze or assess any individual asset or liability thereof, either. In addition, PwC Advisory assumed that the information used to develop the financial forecasts of both companies was reasonably prepared based on the best estimates of and judgments by the management of both companies. The calculation of the Share Transfer Ratio by PwC Advisory reflects information which was current as of January 26, 2009.

2)	Background of the calculations:

As described above, the Company and Nippon Milk Community requested Daiwa Securities SMBC and PwC Advisory, respectively, to conduct a calculation of the Share Transfer Ratio and with reference to the results of such third party appraisers’ calculations, comprehensively considered such factors as the financial and asset conditions of each company and their future forecasts. As a result of numerous and thorough discussions with respect to the Share Transfer Ratio between the two companies, on January 27, 2009, the Company and Nippon Milk Community reached the conclusion and agreed that the Share Transfer Ratio set forth above was appropriate .

3)	Relationship with the appraisers:

Neither Daiwa Securities SMBC nor PwC Advisory, the appraisers, is a related party of either the Company or Nippon Milk Community.
(3) The Company and Nippon Milk Community have determined the amounts of capital, reserves, etc. of MEGMILK SNOW BRAND Co., Ltd. upon the incorporation thereof by the Share Transfer, as listed below:
(i)	The amounts of capital, reserves, etc. of MEGMILK SNOW BRAND Co., Ltd. will be as follows:

(a)	Capital:	¥20,000,000,000

(b)	Capital reserve:	¥5,000,000,000

(c)	Earned reserve:	¥0

(d)	Other capital surplus:	An amount obtained by deducting the aggregate of the amounts listed in (a) and (b) above from the amount of a change in shareholders’ equity as provided for in Article 52, paragraph 1 of the Corporate Accounting Regulations
(ii)	The amounts of capital, reserves, etc. of MEGMILK SNOW BRAND Co., Ltd. have been determined within the scope as provided for in Article 52 of the Corporate Accounting Regulations, upon consultation between the Company and Nippon Milk Community by generally taking into consideration, and conducting investigations into, the capital policy of MEGMILK SNOW BRAND Co., Ltd. after the incorporation thereof and other factors.

4.	Matters concerning Nippon Milk Community:
(1) Content of the financial statements, etc. concerning its most recent fiscal year (the fiscal year ended March 31, 2009):
     The content of the financial statements, etc. of Nippon Milk Community concerning its fiscal year ended March 31, 2009 is as described in the “Attached Document to Proposition No. 2” attached herewith.
(2) Disposition of important assets, etc. that occurred after the close of its most recent fiscal year:
     Not applicable
5. Disposition of important assets, etc. by the Company that occurred after the close of its most recent fiscal year:
     Not applicable

6. Matters concerning the persons who will become Directors of MEGMILK SNOW BRAND Co., Ltd.:
The persons who will become Directors of MEGMILK SNOW BRAND Co., Ltd. are as listed below:

(1) Number of shares of the
Company held
(2) Number of shares of common
stock of Nippon Milk
Community Co., Ltd. held
(3) Number of Class-A class shares
of Nippon Milk Community
Co., Ltd. held
(4) Number of shares of
Name	Brief history, position, business in charge and representation of		MEGMILK SNOW BRAND
(Date of birth)	other companies		Co., Ltd. to be allocated
Minoru Obara (July 20, 1944)	April 1968	Joined The National Federation of Marketing Agricultural Cooperative Associations	(1) 0 share (2) 0 share (3) 0 share (4) 0 share

	February 1993	General Manager, Dairy Dept., Tokyo Branch, The National Federation of Agricultural Cooperative Associations (“Zen-Noh”)

	February 1995	Deputy General Manager, Dairy Dept., Head Office, Zen-Noh

	January 1996	General Manager, Dairy Dept., Head Office, Zen-Noh

	February 2001	Special Senior Counselor, Zenkoku Nokyo Chokuhan Kabushiki Kaisha

	March 2001	President and Representative Director, Zenkoku Nokyo Chokuhan Kabushiki Kaisha

	January 2003	Senior Managing Director, Nippon Milk Community Co., Ltd.

	November 2003	President and Representative Director, Nippon Milk Community Co., Ltd.

To date

Tadaaki Kohnose (July 26, 1946)	April 1970	Joined the Company	(1) 20,859 shares (2) 0 share (3) 0 share (4) 4,171 shares

	November 1996	General Manager, Frozen Foods Sales Dept., Kanto Controlling Branch of the Company

	April 1997	General Manager, Frozen Foods Sales Dept., Kanto Business Office of the Company

	June 1999	General Manager, Frozen Foods Business Dept. of the Company

	October 2000	General Manager, Baby Foods Sales Dept. of the Company

	June 2001	Executive Officer and General Manager, Baby Foods Business Dept. of the Company

	June 2002	President and Representative Director of the Company

To date

(Representation of other companies) President and Representative Director, Nihon Dairy Products Trading Co., Ltd.

(1) Number of shares of the
Company held
(2) Number of shares of common
stock of Nippon Milk
Community Co., Ltd. held
(3) Number of Class-A class shares
of Nippon Milk Community
Co., Ltd. held
(4) Number of shares of
Name	Brief history, position, business in charge and representation of		MEGMILK SNOW BRAND
(Date of birth)	other companies		Co., Ltd. to be allocated

Kokichi Sato (March 28, 1949)	April 1971	Joined The National Federation of Agricultural Cooperative Associations	(1) 13,751 shares (2) 0 share (3) 0 share (4) 2,750 shares

	February 1995	General Manager, Dairy Dept., Tokyo Branch, Zen-Noh

	January 2000	Deputy Manager, Dairy Dept., Head Office, Zen-Noh

	January 2001	General Manager, Dairy Dept., Head Office, Zen-Noh

	February 2003	Sent on loan to the Company (full-time on a short-term contract)

	June 2003	Director of the Company

	January 2004	Managing Director of the Company

	June 2006	Director and Managing Executive Officer of the Company

	July 2008	Director, Managing Executive Officer and General Manager, Audit Dept. of the Company

	April 2009	Director and Managing Executive Officer of the Company

To date

Toshihiko Tajima (October 12, 1955)	April 1978	Joined The Norinchukin Bank (“Norinchukin”)	(1) 0 share (2) 0 share (3) 0 share (4) 0 share

	October 1997	General Manager, Matsuyama Branch, Norinchukin

	January 2000	Deputy General Manager, General Risk Management Dept., Norinchukin

	July 2000	Deputy General Manager, General Risk Assessment Dept., Norinchukin

	July 2001	Deputy General Manager, General Affairs Dept., Norinchukin

	June 2003	General Manager, Development Investment Dept., Norinchukin

	June 2006	Managing Director, Norinchukin

To date

(1) Number of shares of the
Company held
(2) Number of shares of common
stock of Nippon Milk
Community Co., Ltd. held
(3) Number of Class-A class shares
of Nippon Milk Community
Co., Ltd. held
(4) Number of shares of
Name	Brief history, position, business in charge and representation of		MEGMILK SNOW BRAND
(Date of birth)	other companies		Co., Ltd. to be allocated

Yoshiharu Nakano (July 24, 1948)	April 1972	Joined the Company	(1) 14,899 shares (2) 0 share (3) 0 share (4) 2,979 shares

	January 2000	General Manager, Kita-Kyushu Branch of the Company

	March 2002	General Manager, Kyushu Controlling Branch and General Manager, Kita-Kyushu Branch of the Company

	April 2002	General Manager, Kyushu Controlling Branch of the Company

	June 2003	Executive Officer and General Manager, Industrial Products Sales Dept. of the Company

	January 2004	Executive Officer and General Manager, Industrial Products Business Dept. of the Company

	April 2005	Managing Executive Officer and General Manager, Household Business Dept. of the Company

	June 2005	Director and General Manager, Household Business Dept. of the Company

	June 2006	Director, Managing Executive Officer and General Manager, Household Business Dept. of the Company

	June 2007	Executive Managing Director of the Company

	February 2008	Executive Managing Director and General Manager of Customer Care Center for Osaka Plant Food Poisoning Case of the Company

	April 2009	Executive Managing Director of the Company

To date

Kiyoyuki Kubo (August 13, 1952)	April 1975	Joined The Norinchukin Bank (“Norinchukin”)	(1) 7,665 shares (2) 0 share (3) 0 share (4) 1,533 shares

	January 1995	General Manager, Hiroshima Branch, Norinchukin

	October 2000	Deputy General Manager, General Planning Dept. and General Manager, Group Strategy Office, Norinchukin

	June 2001	General Manager, Stock Investment Dept., Norinchukin

	June 2004	Managing Director and General Manager, Corporate Planning Office of the Company

	June 2005	Managing Director and General Manager, Secretary’s Office of the Company

	June 2006	Executive Managing Director, General Manager, Investment Planning Office and General Manager, Secretary’s Office of the Company

	October 2006	Executive Managing Director and General Manager, Secretary’s Office of the Company

	February 2008	Executive Managing Director and General Manager, Intellectual Property Strategy Office of the Company

	April 2008	Executive Managing Director of the Company

To date

(1) Number of shares of the
Company held
(2) Number of shares of common
stock of Nippon Milk
Community Co., Ltd. held
(3) Number of Class-A class shares
of Nippon Milk Community
Co., Ltd. held
(4) Number of shares of
Name	Brief history, position, business in charge and representation of		MEGMILK SNOW BRAND
(Date of birth)	other companies		Co., Ltd. to be allocated

Sumio Ogawa (November 13, 1949)	April 1974	Joined the Company	(1) 7,916 shares (2) 0 share (3) 0 share (4) 1,583 shares

	April 1999	General Manager, Noda Plant of the Company

	April 2002	General Manager, Kanto Retail Milk Business Dept. of the Company

	June 2002	Director and General Manager, Dairy Foods Business Dept. of the Company

	October 2003	Managing Director and General Manager, Hokkaido Dairy Production Div. of the Company

	June 2005	Managing Director of the Company

	April 2006	Managing Director and General Manager, Raw Milk Materials Business Dept. of the Company

	June 2006	Director, Managing Executive Officer and General Manager, Raw Milk Materials Business Dept. of the Company

	February 2007	Director, Managing Executive Officer and General Manger, Industrial Products Business Dept. of the Company

	February 2008	Director and Managing Executive Officer of the Company

To date

Masao Yamato (January 15, 1951)	April 1974	Joined the Company	(1) 500 shares (2) 0 share (3) 0 share (4) 100 shares

	October 2002	General Manager, Sapporo Plant of the Company

	January 2003	General Manager, Sapporo Plant, Nippon Milk Community Co., Ltd. (“Nippon Milk Community”)

	July 2005	Executive Officer and General Manager, Production Controlling Dept. of Nippon Milk Community

	March 2006	Director of Nippon Milk Community

	June 2008	Managing Director of Nippon Milk Community

To date

(1) Number of shares of the
Company held
(2) Number of shares of common
stock of Nippon Milk
Community Co., Ltd. held
(3) Number of Class-A class shares
of Nippon Milk Community
Co., Ltd. held
(4) Number of shares of
Name	Brief history, position, business in charge and representation of		MEGMILK SNOW BRAND
(Date of birth)	other companies		Co., Ltd. to be allocated

Hiroshi Naito (January 3, 1950)	April 1974	Joined The National Federation of Dairy Co-operative Associations (“ZENRAKUREN”)	(1) 0 share (2) 0 share (3) 0 share (4) 0 share

	November 2002	General Manager, Sapporo Branch, ZENRAKUREN

	February 2005	General Manager, Dairy Farming Dept., ZENRAKUREN

	February 2005	Director of Nippon Milk Community

	June 2007	Full-time Corporate Auditor of Nippon Milk Community

	June 2008	Managing Director of Nippon Milk Community

To date

Tadashi Idota (January 16, 1949)	April 1971	Joined the Company	(1) 6,741 shares (2) 0 share (3) 0 share (4) 1,348 shares

	April 1997	Manager, Institute of Food Hygiene Science of the Company

	June 1998	General Manager, Institute of Food Hygiene Science of the Company

	June 1999	General Manager, Technology and Research Institute of the Company

	October 2000	General Manager, Development Planning Office of the Company

	June 2001	Executive Officer and General Manager, Development Planning Office of the Company

	November 2001	Executive Officer and General Manager, Product Safety Audit Office of the Company

	October 2002	Sent on loan to Bean Stalk Snow Co., Ltd., Executive Managing Director and Representative Director

	June 2003	President and Representative Director, Bean Stalk Snow

	June 2007	Director, Executive Officer and General Manager. Customer Care Center for Osaka Plant Food Poisoning Case of the Company

	February 2008	Director and Managing Executive Officer of the Company

	April 2008	Director, Managing Executive Officer and General Manager, Household Products Dept.

To date

(1) Number of shares of the
Company held
(2) Number of shares of common
stock of Nippon Milk
Community Co., Ltd. held
(3) Number of Class-A class shares
of Nippon Milk Community
Co., Ltd. held
(4) Number of shares of
Name	Brief history, position, business in charge and representation of		MEGMILK SNOW BRAND
(Date of birth)	other companies		Co., Ltd. to be allocated

Takao Nanba (August 2, 1955)	April 1978	Joined the National Federation of Agricultural Cooperative Associations (“Zen-Noh”)	(1) 0 share (2) 0 share (3) 0 share (4) 0 share

	January 2002	General Manager, Corporate Planning Office, Zenkoku Nokyo Chokuhan Kabushiki Kaisha

	June 2002	Managing Director, Zenkoku Nokyo Chokuhan Kabushiki Kaisha

	January 2003	Deputy General Manager, Dairy Farming Dept., Head Office, Zen-Noh

	November 2003	Managing Director of Nippon Milk Community

To date

Nobuko Hiwasa (October 13, 1936)	May 1987	Director, Tokyo Metropolitan Consumers’ Co-operative Union	(1) 5,313 shares (2) 0 share (3) 0 share (4) 1,062 shares

	June 1989	Director, Japanese Consumers’ Co-operative Union

	May 1997	Secretary General, National Liaison Committee of Consumer Organizations

	May 2002	Retired as Secretary General, National Liaison Committee of Consumer Organizations

	June 2002	Director of the Company

To date

(Representation of other companies) President, Yokohama Consumers’ Association
(Notes) 1.	Mr. Tadaaki Kohnose concurrently serves as President and Representative Director of Nihon Dairy Products Trading Co., Ltd., which is competing with the Company in the real estate leasing business.

2.	Candidate for Director Ms. Nobuko Hiwasa is a candidate for outside Director.

3.	The term of office as outside Director of Ms. Nobuko Hiwasa, who is currently serving as outside Director of the Company, will be seven years upon the close of this Ordinary General Meeting of Shareholders.

4.	Reasons for the selection of the candidate for outside Director, independence as outside Director and liability limitation agreement with outside Director:
(1)	Reasons for the selection of the candidate for outside Director and her independence:
(i)	Management has judged that Ms. Nobuko Hiwasa will, from the perspective of an outsider on various occasions as a consumer, be able to give suggestions and advice, which may be helpful to management of MEGMILK SNOW BRAND CO., Ltd., and hereby requests the shareholders to elect her as outside Director.

(ii)	Ms. Nobuko Hiwasa is not expected to receive, and did not receive for the past two years, a large sum of money or property (excluding remuneration as director) from the Company, Nippon Milk Community Co., Ltd., MEGMILK SNOW BRAND Co., Ltd. or any business having special relationship therewith.

(iii)	Ms. Nobuko Hiwasa is not a spouse of, a relative within the third degree of relationship by blood or the like with any executive officer of the Company, Nippon Milk Community Co., Ltd., MEGMILK SNOW BRAND Co., Ltd. or any business having special relationship therewith.
(2)	Reason for the judgment that the candidate for outside Director will be able to execute her duties:

Management has judged that Ms. Nobuko Hiwasa, who has given suggestions and advice on corporate ethics, product qualities, etc. to the Board of Directors of the Company as chairperson of the Corporate Ethics Committee, as an advisory body to the Board of Directors of the Company, since her election as outside Director at the 52nd Ordinary General Meeting of Shareholders of the Company in 2002, will also be able to execute her duties properly from the standpoint of an outsider for MEGMILK SNOW BRAND Co., Ltd.

(3)	Ms. Nobuko Hiwasa is expected to enter into an agreement with MEGMILK SNOW BRAND Co., Ltd. to limit the liability for damages provided for in Article 30, paragraph 2 of its Articles of Incorporation when she is elected as Director.

Such agreement will provide that the limit on her liability for damages that she may have to MEGMILK SNOW BRAND Co., Ltd. shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.

7. Matters concerning the persons who will become Corporate Auditors of MEGMILK SNOW BRAND Co., Ltd.:
The persons who will become Corporate Auditors of MEGMILK SNOW BRAND Co., Ltd. are as listed below:

(1) Number of shares of the Company held
(2) Number of shares of common stock of
Nippon Milk Community Co., Ltd. held
(3) Number of Class-A class shares of
Nippon Milk Community Co., Ltd.
held
(4) Number of shares of MEGMILK
Name	Brief history, position, business in charge and representation of		SNOW BRAND Co., Ltd. to be
(Date of birth)	other companies		allocated
Yoshiaki Tada (January 14, 1950)	April 1972	Joined the Company	(1) 9,322 shares (2) 0 share (3) 0 share (4) 1,864 shares

	June 2000	Deputy General Manager, Finance Dept. of the Company

	June 2001	General Manager, Finance Dept. of the Company

	June 2002	Executive Officer and General Manager, Finance Dept. of the Company

	June 2005	Corporate Auditor of the Company

To date

Minoru Ooka (October 18, 1949)	April 1972	Joined the Company	(1) 4,831 shares (2) 0 share (3) 0 share (4) 966 shares

	April 1999	General Manager, Aichi Plant of the Company

	January 2003	General Manager, Product Development Dept., Nippon Milk Community, Co., Ltd.

	January 2004	Group Manager, Production Technology Group, Production Controlling Dept., Nippon Milk Community

	March 2006	Executive Officer and General Manager, Production Controlling Dept., Nippon Milk Community

	June 2008	Corporate Auditor, Nippon Milk Community

To date

(1) Number of shares of the Company held
(2) Number of shares of common stock of
Nippon Milk Community Co., Ltd. held
(3) Number of Class-A class shares of
Nippon Milk Community Co., Ltd.
held
(4) Number of shares of MEGMILK
Name	Brief history, position, business in charge and representation of		SNOW BRAND Co., Ltd. to be
(Date of birth)	other companies		allocated

Takeshi Odagi (September 14, 1942)	April 1967	Joined Asahi Chemical Industry Co., Ltd.	(1) 18,735 shares (2) 0 share (3) 0 share (4) 3,747 shares

	March 1968	Left Asahi Chemical Industry Co., Ltd.

	April 1970	Completed the Supreme Court’s Legal Research and Training Institute and registered as attorney at law Joined Ishii Law Office

	May 1974	LLM, Law School, Columbia Univ.

	April 1980	Partner, Ishii Law Office

	September 1986	Corporate Auditor, Invesco MIM Asset Management Limited

	November 1990	Corporate Auditor, Invesco MIM Asset Limited

	June 1995	Retired Corporate Auditor, Invesco Asset Management Limited and Invesco Asset Limited

	June 2002	Corporate Auditor of the Company

To date

Tadao Shinjo (July 13, 1947)	April 1972	Joined Ministry of Agriculture and Forestry (currently Ministry of Agriculture, Forestry and Fisheries)	(1) 2,523 shares (2) 0 share (3) 0 share (4) 504 shares

	April 2000	Deputy Director-General, Food Agency

	January 2001	Left Ministry of Agriculture, Forestry and Fisheries

	February 2001	Director, Japan Green Resources Corporation

	October 2003	Director, Forestry and Forest Products Research Institute

	August 2004	Special Counselor, KPMG AZSA & Co.

	June 2007	Corporate Auditor of the Company

To date
(Notes) 1.	Ishii Law Office, to which Candidate for Corporate Auditor Takeshi Odagi belongs, has entered into an advisory agreement with the Company.

2.	Messrs. Takeshi Odagi and Tadao Shinjo are candidates for outside Corporate Auditors.

3.	The term of office as outside Corporate Auditors of Messrs. Takeshi Odagi and Tadao Shinjo, who are currently serving as outside Corporate Auditors of the Company, will be seven years and two years, respectively, upon the close of this Ordinary General Meeting of Shareholders.

4.	Reasons for the selection of the candidates for outside Corporate Auditors, independence as outside Corporate Auditors and liability limitation agreements with outside Corporate Auditors:
(1)	Reasons for the selection of the candidates for outside Corporate Auditors:

(i)	Management has judged that Mr. Takeshi Odagi will be able to reflect his expertise as an attorney at law in the auditing system of MEGMILK SNOW BRAND Co., Ltd. and hereby requests the shareholders to elect him as outside Corporate Auditor.

(ii)	Management has judged that Mr. Tadao Shinjo will be able to reflect his wide knowledge and considerable experiences in the agriculture, forestry and fisheries industry in the auditing system of MEGMILK SNOW BRAND Co., Ltd. and hereby requests the shareholders to elect him as outside Corporate Auditor.
(2)	Independence of the candidates for outside Corporate Auditors:
(i)	Mr. Takeshi Odagi or Mr. Tadao Shinjo is not expected to receive, and did not receive for the past two years, a large sum of money or property (excluding remuneration as corporate auditor) from the Company, Nippon Milk Community Co., Ltd., MEGMILK SNOW BRAND Co., Ltd. or any business having special relationship therewith.

(ii)	Mr. Takeshi Odagi or Mr. Tadao Shinjo is not a spouse of, a relative within the third degree of relationship by blood or the like with any executive officer of the Company, Nippon Milk Community Co., Ltd., MEGMILK SNOW BRAND Co., Ltd. or any business having special relationship therewith.
(3)	Reason for the judgment that the candidates for outside Corporate Auditors will be able to execute their duties:
(i)	Management has judged that Mr. Takeshi Odagi will be able to execute his duties properly as outside Corporate Auditor as he is familiar with corporate law as an attorney at law and has wide knowledge of management.

(ii)	Management has judged that Mr. Takeshi Odagi will be able to execute his duties properly as outside Corporate Auditor as he has wide knowledge of management due to his real field experience at independent administrative institutions and an audit corporation.
(4)	Messrs. Takeshi Odagi and Tadao Shinjo are expected to enter into agreements with MEGMILK SNOW BRAND Co., Ltd. to limit the liability for damages provided for in Article 37, paragraph 2 of its Articles of Incorporation when they are elected as outside Corporate Auditors.

Such agreements will provide that the limit on their liability for damages that they may have to MEGMILK SNOW BRAND Co., Ltd. shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.

8. Matters concerning the person who will become a Substitute Corporate Auditor of MEGMILK SNOW BRAND Co., Ltd.:
     The person who will become a Substitute Corporate Auditor of MEGMILK SNOW BRAND Co., Ltd. is as listed below:

(1) Number of shares of the
Company held
(2) Number of shares of common
stock of Nippon Milk
Community Co., Ltd. held
(3) Number of Class-A class shares
of Nippon Milk Community
Co., Ltd. held
(4) Number of shares of MEGMILK
Name	Brief history, position and business in charge and representation of		SNOW BRAND Co., Ltd. to be
(Date of birth)	other companies		allocated
Kakuji Takano (April 7, 1940)	April 1963	Joined Kokoku Chemical Co., Ltd. (currently ACHILLES Corporation)	(1) 0 share (2) 0 share (3) 0 share (4) 0 share

	May 1968	Joined Eiko Audit Corporation (currently Ernst & Young ShinNihon LLC)

	May 1973	Representative, Takano Audit Corporation

	December 1996	Representative Partner, Century & Co. (currently Ernst & Young ShinNihon LLC)

	June 2001	Left Century Ota Showa & Co. (currently Ernst & Young ShinNihon LLC)

To date
(Notes) 1.	The candidate for Substitute Corporate Auditor, the Company, Nippon Milk Community Co., Ltd. and MEGMILK SNOW BRAND Co., Ltd. are not special interested parties to each other.

2.	Mr. Kakuji Takano is a candidate for substitute outside Corporate Auditor.

3.	Reasons for the selection of the candidate for substitute outside Corporate Auditor, independence as outside Corporate Auditor and liability limitation agreement with outside Corporate Auditor:
(1)	Reason for the selection of the candidate for substitute outside Corporate Auditor and his independence:
(i)	Management has judged that Mr. Kakuji Takano, who is a certified public accountant and certified tax accountant, will be able to reflect his wide knowledge of and considerable experience in accounting and taxation in the auditing system of MEGMILK SNOW BRAND Co., Ltd. and hereby requests the shareholders to elect him as substitute outside Corporate Auditor.

(ii)	Mr. Kakuji Takano is not expected to receive, and did not receive for the past two years, a large sum of money or property (excluding remuneration as corporate auditor) from the Company, Nippon Milk Community Co., Ltd., MEGMILK SNOW BRAND Co., Ltd. or any business having special relationship therewith.

(iii)	Mr. Kakuji Takano is not a spouse of, a relative within the third degree of relationship by blood or the like with management of the Company, Nippon Milk Community Co., Ltd., MEGMILK SNOW BRAND Co., Ltd. or any business having special relationship therewith.
(2)	Reason for the judgment that the candidate for outside Corporate Auditor will be able to perform his duties:
Management has judged that Mr. Kakuji Takano will be able to perform his duties properly as outside Corporate Auditor as he has experience in management of general accounting firms, as well as practical experience at audit corporations, and has knowledge of management.

(3)	Liability limitation agreements with outside Corporate Auditors:
Mr. Kakuji Takano is expected to enter into an agreement with Snow Brand Milk Products to limit the liability for damages provided for in Article 37, paragraph 2 of the Articles of Incorporation when he is elected as outside Corporate Auditor.

Such agreement will provide that the limit on his liability for damages that he may have to MEGMILK SNOW BRAND Co., Ltd. shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.
9. Matters concerning the person who will become an Accounting Auditor of MEGMILK SNOW BRAND Co., Ltd.:
     The person who will become an Accounting Auditor of MEGMILK SNOW BRAND Co., Ltd. is as listed below:

Name	Ernst & Young ShinNihon LLC
Location of main office	Hibiya Kokusai Bldg., 2-3, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo
Outline (as of March 31, 2009)	Partners:	CPAs: 719
Other partners: 12
	Staff:	CPAs: 1,814
Others who have passed CPA exams: 2,161
Other staff: 1,613
	Office:	35 places in Japan
Overseas representative office: 31 places
History	April 2000	Showa Ota & Co. (established in October 1985) and Century Audit Corporation (established in January 1986) merged into Century Ota Showa & Co.
	July 2001	Corporate name changed to ShinNihon & Co.
	July 2008	Corporate name changed to Ernst & Young ShinNihon LLC
10. Matters concerning a so-called takeover defense plan of MEGMILK SNOW BRAND Co., Ltd. (for reference):
     In the event that the proposed continuation of the takeover defense plan of the Company submitted to this General Meeting of Shareholders as Proposition No. 7 is approved by the shareholders, MEGMILK SNOW BRAND Co., Ltd. will, as of the date of incorporation, or October 1, 2009, also adopt a takeover defense plan substantially similar to that of the Company so approved. The particulars of the takeover defense plan will, subject to the resolution therefor to be adopted by the Board of Directors of MEGMILK SNOW BRAND Co., Ltd. after the incorporation thereof, promptly be publicized.
11. Matters concerning the resolution for this proposition:
     This proposition shall take effect subject to the approval thereof at the General Meetings of Shareholders of both the Company and Nippon Milk Community as provided for in Article 8 of the Share Transfer Plan (the “Plan”) set forth in Section 2 above.
     If the Plan loses effect or the Share Transfer is terminated due to any of the reasons provided for in Article 12 (Effect of the Plan) or Article 13 (Change of Circumstances) of the Plan, the resolution for this proposition shall become null and void.

Proposition No. 3: Amendment to the Articles of Incorporation
1. Reasons for the amendment:
(1) Upon the enforcement of the “Law to Amend Part of the Law Concerning Book-Entry Transfer of Bonds, Etc. to Streamline Settlements for Trading in Stocks, Etc.” (2004 Law No. 88; hereinafter the “Settlement Streamlining Law”) as of January 5, 2009, shares have generally been handled electronically through a book-entry transfer system for stocks, etc. Accordingly, it is hereby proposed that required amendment be made to the Articles of Incorporation of the Company, as described below:
(i)	Pursuant to the provisions of the first paragraph of Article 6 of the Supplementary Provisions to the Settlement Streamlining Law, the Company is deemed to have adopted a resolution to amend its Articles of Incorporation to abolish the provision for the issuance of share certificates of the Company. Hence, it is hereby proposed that the relevant provision, as well as the provisions for share certificates related to less-than-one-unit shares and the descriptions of the denominations of share certificates and the register of loss of share certificates, be deleted.

However, with regard to the register of loss of share certificates, affairs relating to lost share certificates must be handled by the share registrar for one year from the day next following the date of the enforcement of the Settlement Streamlining Law. Accordingly, it is hereby proposed that required provisions be established in the Supplementary Provisions as a transitional measure.
(ii)	As a result of the abolition of the “Law Concerning Depository and Book-Entry Transfer of Share Certificates, Etc.” (1984 Law No.30) pursuant to the provisions of Article 2 of the Supplementary Provisions to the Settlement Streamlining Law, it is hereby proposed that the descriptions of “beneficial shareholders” and “the register of beneficial shareholders” be deleted.
(iii)	In addition, in accordance with the above mentioned amendment, it is hereby proposed that the relevant numbers of articles be changed.
(2) As a result of the cancellation of the entire Class-C preferred shares, it is hereby proposed that the provisions for and descriptions of Class-C preferred shares and general meetings of a particular class of shareholders be deleted.

2. The particulars of the proposed amendment:
     The particulars of the proposed amendment are as follows:
(Underlines show the amendment.)

Reason for
Existing Articles of Incorporation	Proposed amendment	amendment

Chapter II. Shares	Chapter II. Shares

(Total number of issuable shares)	(Total number of issuable shares)	As a result of the cancellation of the entire Class-C preferred shares, the descriptions of Class-C preferred shares should be deleted.

Article 6. The total number of shares issuable by the Company shall be 1,000,000,000 shares, which shall consist of 990, 500,000 shares of common stock and 9,500,000 Class-C preferred shares.	Article 6. The total number of shares issuable by the Company shall be 1,000,000,000 shares.

(Issuance of share certificates)	(To be deleted)	As a result of the enforcement of the Settlement Streamlining Law as of January 5, 2009, the provision for the issuance of share certificates should be deleted.
Article 7. The Company shall issue certificates in respect of its shares.

(Acquisition by the Company of its own shares)	(Acquisition by the Company of its own shares)	As a result of the deletion of the existing Article 7, the numbering of this Article should be changed.
Article 7-2. (Descriptions omitted)	Article 7. (Same as existing)

(Number of shares constituting one unit and non-issuance of certificates for less-than-one-unit shares)	(Number of shares constituting one unit)	As a result of the cancellation of the entire Class-C preferred shares, the descriptions of Class-C preferred shares should be deleted.

Article 8. (i) The number of shares constituting one (1) unit of shares of common stocks and Class-C preferred shares of the Company shall be 500 shares.	Article 8. The number of shares constituting one (1) unit of shares of the Company shall be 500 shares.

(ii) Notwithstanding the provision of the foregoing Article hereof, the Company shall not issue any certificate representing less-than-one-unit shares, unless otherwise provided for in the Share Handling Regulations.
	(To be deleted)	As a result of the enforcement of the Settlement Streamlining Law as of January 5, 2009, the provision for share

Reason for
Existing Articles of Incorporation	Proposed amendment	amendment
Certificates concerning less-than-one-unit shares should be deleted.

(Rights in respect of less-than-one-unit shares)	(Rights in respect of less-than-one-unit shares)	As a result of the enforcement of the Settlement Streamlining Law as of January 5, 2009, the descriptions of beneficial shareholders should be deleted.

Article 9. Any shareholder (including any beneficial shareholder; the same applies hereinafter) of the Company cannot exercise any right other than those listed below, in respect of his/her less-than-one-unit shares:
Article 9. Any shareholder of the Company cannot exercise any right other than those listed below, in respect of his/her less-than-one-unit shares:

1. (Descriptions omitted)	1. (Same as existing)

2. (Descriptions omitted)	2. (Same as existing)

3. (Descriptions omitted)	3. (Same as existing)

4. (Descriptions omitted)	4. (Same as existing)

(Share registrar)	(Share registrar)	As a result of the enforcement of the Settlement Streamlining Law as of January 5, 2009, the descriptions of the register of loss of share certificates and the register of beneficial shareholders should be deleted.

Article 11.	Article 11.
(i) (Descriptions omitted)	(i) (Same as existing)

(ii) (Descriptions omitted)	(ii) (Same as existing)

(iii) The preparation and keeping of the register of shareholders (including the register of beneficial shareholders; the same applies hereinafter) and the register of loss of share certificates of the Company and other affairs relating thereto shall be delegated to the share registrar and shall not be handled by the Company.
(iii) The preparation and keeping of the register of shareholders of the Company and other affairs relating thereto shall be delegated to the share registrar and shall not be handled by the Company.

Reason for
Existing Articles of Incorporation	Proposed amendment	amendment

(Share Handling Regulations)	(Share Handling Regulations)	As a result of the enforcement of the Settlement Streamlining Law as of January 5, 2009, the descriptions of the denominations of share certificates and the register of loss of share certificates should be deleted.

Article 12. The class of stocks of the Company, entries and recordation in the register of shareholders and the register of loss of share certificates, repurchases and additional purchases of less-than-one-unit shares, methods of propositions by the shareholders and other business relating to its shares shall be governed by the Share Handling Regulations to be established by the Board of Directors.
Article 12. The entries and recordation in the register of shareholders, repurchases and additional purchases of less-than-one-unit shares, methods of propositions by the shareholders and other business relating to its shares shall be governed by the Share Handling Regulations to be established by the Board of Directors.

Chapter II-2. Preferred shares	(To be deleted)	As a result of the cancellation of the entire Class-C preferred shares, the provisions for Class-C preferred shares should be deleted.

(Class-C preferred shares)	(To be deleted)

Article 12-2. The content of Class-C preferred shares to be issued by the Company shall be as follows:

1. Class-C preferred dividends

(a) In the case of payment of dividends of surplus as provided for in Article 39 hereof, the Company shall pay to holders of Class-C preferred shares (hereinafter referred to as “Class-C preferred shareholders”) or registered pledgees on Class-C preferred shares (hereinafter referred to as “Class-C preferred registered pledgees”), in preference to holders of shares of common stock (hereinafter referred to as “ordinary shareholders”) or registered pledgees on shares of common stock (hereinafter referred to as ordinary registered pledgees”), dividends in cash, not exceeding ¥100 annually per Class-C preferred share, as determined by resolution of the Board of Directors upon the issuance of such Class-C preferred shares (hereinafter referred to as “Class-C preferred dividends”).

Reason for
Existing Articles of Incorporation	Proposed amendment	amendment
(b) If the amount of dividends of surplus payable to Class-C preferred shareholders or Class-C preferred registered pledges for any fiscal year falls short of the amount of the Class-C preferred dividends, the difference (“accumulated unpaid dividends”) shall accumulate only to the next following fiscal year and in the amount not exceeding ¥100 for the total of the accumulated unpaid dividends and the Class-C preferred dividends for the relevant fiscal year per share. The accumulated unpaid dividends shall be paid to Class-C preferred shareholders in preference to the Class-C preferred dividends and dividends of surplus payable to ordinary shareholders. However, for the period up to the fiscal year ending March 31, 2011, no such accumulated unpaid dividend shall accumulate to any subsequent fiscal year.

(c) No dividends of surplus exceeding the amount of the Class-C preferred dividends shall be paid to Class-C preferred shareholders or Class-C preferred registered pledgees.

2. Distribution of residual assets to Class-C preferred shareholder

(a) In the case of distribution of residual assets, the Company shall pay ¥1,000 per Class-C preferred share to Class-C preferred shareholders or Class-C preferred registered pledgees, in preference to ordinary shareholders or ordinary registered pledgees.

(b) Except as provided for in the preceding item, no residual assets shall be distributed to Class-C preferred shareholders or Class-C preferred registered pledgees.

Reason for
Existing Articles of Incorporation	Proposed amendment	amendment
3. Acquisition of Class-C preferred shares, etc.

The Company may, at any time, acquire Class-C preferred shares upon delivery of cash and cancel the same.

4. Voting rights of Class-C preferred shares

Class-C preferred shareholders shall not be entitled to vote at general meetings of shareholders.

5. Consolidation or division of shares, rights to allocation of shares offered for subscription, etc.

     Except as otherwise provided for in laws and ordinances, the Company shall make no consolidation or division of shares, free allocation of shares or free allocation of stock acquisition rights in respect of Class-C preferred shares.

     The Company shall not grant to Class-C preferred shareholders rights to allocation of shares offered for subscription, rights to allocation of stock acquisition rights offered for subscription or rights to allocation of bonds with stock acquisition rights offered for subscription.

6. Rights to request the acquisition of Class-C preferred shares

Class-C preferred shareholders may request the Company to deliver shares of common stock upon the acquisition of their Class-C preferred shares by the Company under such terms of acquisition during such period for making requests for the acquisition, as determined by resolution of the Board of Directors upon the issuance of Class-C preferred shares.

7. Terms of acquisition of Class-C preferred shares

Reason for
Existing Articles of Incorporation	Proposed amendment	amendment

The Company shall acquire from Class-C preferred shareholders all Class-C preferred shares with respect to which no request for acquisition is made during the period for making requests for the acquisition, as of such day as specified by the Board of Directors (including) after the day immediately following the last day of such period for making requests for the acquisition (the “mandatory conversion date”) and in consideration thereof, deliver to the Class-C preferred shareholders shares of common stock in the number obtained by dividing the amount equivalent to the paid-in amount of each such Class-C preferred share by the average of closing prices (regular way) (including the closing bid or offered price if no closing price is reported) of the shares of common stock of the Company on the Tokyo Stock Exchange on each of the 30 trading days (disregarding any trading days on which no such closing price or closing bid or offered price is reported) commencing on the 45th trading day prior to the mandatory conversion date; provided, however, that such average shall be obtained by calculating down to the hundredth of ¥1 and thereafter rounding upward or downward, as the case may be, to the nearest tenth of ¥1.

In that case, if such average (i) exceeds the maximum acquisition price of each Class-C preferred share as determined by resolution of the Board of Directors upon the issuance of such Class-C preferred shares or (ii) falls below the minimum acquisition price of each Class-C preferred share as determined by resolution of the Board of Directors upon the issuance of such Class-C preferred shares, shares of common stock in the number obtained by dividing the amount equivalent to the

Reason for
Existing Articles of Incorporation	Proposed amendment	amendment
paid-in amount of each such Class-C preferred share by the maximum acquisition price in case (i) or the minimum acquisition price in case (ii), as the case may be, shall be delivered.

Fractions of one share obtained as a result of calculating the number of shares of common stock as set forth above, if any, shall be treated correspondingly to the treatment of fractions of one share in case of the consolidation of shares as provided for in the Corporation Law of Japan.

8. Period of exclusion of Class-C preferred shares

The provision of Article 39, paragraph 2 hereof shall apply, mutatis mutandis, to payments of Class-C preferred dividends.

Chapter III. General Meetings of Shareholders	Chapter III. General Meetings of Shareholders

(General meetings of a particular class of shareholders)	(To be deleted)	As a result of the cancellation of the entire Class-C preferred shares, the provisions for Class-C preferred shares should be deleted.

Article 18-2.

(i) The provisions of Article 15 and 18 hereof shall apply, mutatis mutandis, to general meetings of a particular class of shareholders.

The provision of Article 14 hereof shall apply, mutatis mutandis, to a general meeting of a particular class of shareholders to be held on the same day as the ordinary general meeting of shareholders.

Reason for
Existing Articles of Incorporation	Proposed amendment	amendment
(ii) Any resolution at a general meeting of a particular class of shareholders as provided for in Article 324, paragraph 2 of the Corporation Law of Japan shall be adopted at such meeting at which shareholders representing one-third (1/3) or more of the voting rights of all the shareholders entitled to exercise their voting rights thereat shall be present, by two-thirds (2/3) or more of the voting rights of the shareholders so present.

(To be newly established)	Supplementary Provisions	With regard to the register of loss of share certificates, affairs relating to lost share certificates must be handled by the share registrar for one year from the day next following the date of the enforcement of the Settlement Streamlining Law. Accordingly, required provisions should be established in the Supplementary Provisions as a transitional measure.

(To be newly established)	(Treatment of the register of loss of share certificates)
Article 1. The preparation and keeping of the register of loss of share certificates of the Company and other affairs relating thereto shall be delegated to the share registrar and shall not be handled by the Company.

(To be newly established)	(Deletion of the Supplementary Provisions)

Article 2. Article 1 and this Article shall be deleted as of January 6, 2010.
Proposition No. 4: Election of four (4) Directors
     Director Kenichi Takahara will resign from office and the term of office of Directors Kokichi Sato, Tadashi Idota and Mitsuro Ushizaki will expire at the close of this Ordinary General Meeting of Shareholders. Hence, it is hereby proposed that four Directors be elected.
     Candidate for Director Toshihiko Tajima is proposed to be elected to fill the vacancy created by the resignation of Mr. Kenichi Takahara. If he is elected as Director in this Ordinary General Meeting of Shareholders, his term of office will expire at the close of the 60th Ordinary General Meeting of Shareholders (in June 2010) when the term of office of Mr.

Kenich Takahara would expire, pursuant to the provisions of the Articles of Incorporation of the Company.
     The candidates for Directors are as follows:

Number of
Candi-	Name	Brief history, position and business in charge and		shares of the
date No.	(Date of birth)	representation of other companies		Company held

1.	Toshihiko Tajima (October 12, 1955)	April 1978	Joined The Norinchukin Bank (“Norinchukin”)	0 share of common stock
		October 1997	General Manager, Matsuyama Branch, Norinchukin

		January 2000	Deputy General Manager, General Risk Management Dept., Norinchukin

		July 2000	Deputy General Manager, General Risk Assessment Dept., Norinchukin

		July 2001	Deputy General Manager, General Affairs Dept., Norinchukin

		June 2003	General Manager, Development Investment Dept., Norinchukin

		June 2006	Managing Director, Norinchukin

To date

2.	Kokichi Sato (March 28, 1949)	April 1971	Joined The National Federation of Agricultural Cooperative Associations	13,751 shares of common stock
		February 1995	General Manager, Dairy Dept., Tokyo Branch of The National Federation of Agricultural Cooperative Associations (“Zen-Noh”)

		January 2000	Deputy Manager, Dairy Dept., Head Office, Zen-Noh

		January 2001	General Manager, Dairy Dept., Head Office, Zen-Noh

		February 2003	Sent on loan to the Company (full-time on a short-term contract)

		June 2003	Director of the Company

		January 2004	Managing Director of the Company

		June 2006	Director of the Company

		July 2008	Director and General Manager, Audit Dept. of the Company

		April 2009	Director of the Company

To date

Number of
Candi-	Name	Brief history, position and business in charge and		shares of the
date No.	(Date of birth)	representation of other companies		Company held

3.	Tadashi Idota (January 16, 1949)	April 1971	Joined the Company	6,741 shares of common stock

		April 1997	Manager, Institute of Food Hygiene of the Company

		June 1998	General Manager, Institute of Food Hygiene of the Company

		June 1999	General Manager, Technology and Research Institute of the Company

		October 2000	General Manager, Development Planning Office of the Company

		June 2001	Executive Officer and General Manager, Development Planning Office of the Company

		November 2001	Executive Officer and General Manager, Product Safety Audit Office of the Company

		October 2002	Sent on loan to Bean Stalk Snow Co., Ltd., Executive Managing Director and Representative Director

		June 2003	President and Representative Director, Bean Stalk Snow

		June 2007	Director of the Company and General Manager of Customer Care Center for Osaka Plant Food Poisoning Case of the Company

		February 2008	Director and Managing Executive Officer of the Company

		April 2008	Director, Managing Executive Officer and General Manager, Household Products Dept. of the Company

To date

4.	Kengo Sawada (December 1, 1949)	April 1973	Joined the Company	6,487 shares of common stock

		June 2002	Executive Officer and General Manager, Baby Products Business Dept. of the Company

		October 2002	Sent on loan to Bean Stalk Snow Co., Ltd., Managing Director

		June 2007	Representative Director and Executive Managing Director, Bean Stalk Snow

		February 2008	Executive Officer and General Manager, Household Business Dept. of the Company

		April 2008	Executive Officer and General Manager, Household Products Sales Dept. of the Company

To date
(Note)	Any candidate for Director and the Company are not special interested parties to each other.

Proposition No. 5:	Election of two (2) Corporate Auditors
     Corporate Auditor Makoto Wakita will resign from office and the term of office of Corporate Auditor Takeshi Odagi will expire at the close of this Ordinary General Meeting of Shareholders. Hence, it is hereby proposed that two (2) Corporate Auditors be elected.
     Candidate for Corporate Auditor Yoshio Okada is proposed to be elected to fill the vacancy created by the resignation of Mr. Makoto Wakita. If he is elected as Corporate Auditor in this Ordinary General Meeting of Shareholders, his term of office will expire at the close of the 62nd Ordinary General Meeting of Shareholders (in June 2012) when the term of office of Mr. Makoto Wakita would expire, pursuant to the provisions of the Articles of Incorporation of the Company.
     The Board of Corporate Auditors has consented to this proposition.
The candidates for Corporate Auditors are as follows:

Number of
Candidate	Name	Brief history, position and business in charge and		shares of the
No.	(Date of birth)	representation of other companies		Company held

1.	Yoshio Okada (January 17, 1950)	April 1968	Joined the Company	4,562 shares of common stock

		June 2002	General Manager, Corporate Ethics Office of the Company

		January 2004	General Manager, Compliance Dept. of the Company

		April 2006	General Manager, Production Dept. of the Company

		July 2007	General Manager, Yokohama Cheese Plant of the Company

To date

2.	Takeshi Odagi (September 14, 1942)	April 1967	Joined Asahi Chemical Industry Co., Ltd.	18,735 shares of common stock

		March 1968	Left Asahi Chemical Industry Co., Ltd.

		April 1970	Completed the Supreme Court’s Legal Research and Training Institute and registered as attorney at law Joined Ishii Law Office

		May 1974	LLM, Law School, Columbia Univ.

		April 1980	Partner, Ishii Law Office

		September 1986	Corporate Auditor, Invesco MIM Asset Management Limited

		November 1990	Corporate Auditor, Invesco MIM Asset Limited

		June 1995	Retired Corporate Auditor, Invesco Asset Management Limited and Invesco Asset Limited

		June 2002	Corporate Auditor of the Company

To date
(Notes) 1.	Ishii Law Office, to which Candidate for Corporate Auditor Takeshi Odagi belongs, has entered into an advisory agreement with the Company.

2.	Mr. Takeshi Odagi is a candidate for outside Corporate Auditor.

3.	The term of office as outside Corporate Auditor of Mr. Takeshi Odagi, who is currently serving as outside Corporate Auditor of the Company, will be seven years upon the close of this Ordinary General Meeting of Shareholders.

4.	Reasons for the selection of the candidate for outside Corporate Auditor, independence as outside Corporate Auditor and liability limitation agreement with outside Corporate Auditor:
(1)	Reasons for the selection of the candidate for outside Corporate Auditor and his independence:
(i) Management has judged that Mr. Takeshi Odagi will be able to reflect his expertise as an attorney at law in the auditing system of the Company and hereby requests the shareholders to elect him as outside Corporate Auditor.
(ii) Mr. Takeshi Odagi is not expected to receive, and did not receive for the past two years, a large sum of money or property (excluding remuneration as corporate auditor) from the Company or any business having special relationship with the Company.
(iii) Mr. Takeshi Odagi is not a spouse of, a relative within the third degree of relationship by blood or the like with any executive officer of the Company or any business having special relationship with the Company.
(2)	Reason for the judgment that the candidate for outside Corporate Auditor will be able to execute his duties:

Management has judged that Mr. Takeshi Odagi will be able to execute his duties properly as outside Corporate Auditor as he is familiar with corporate law as an attorney at law and has wide knowledge of management.

(3)	Mr. Takeshi Odagi is expected to enter into an agreement with the Company to limit the liability for damages provided for in Article 37, paragraph 2 of the Articles of Incorporation when he is elected as outside Corporate Auditor.

Such agreement will provide that the limit on his liability for damages that he may have to the Company shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.
Proposition No. 6:	Election of one (1) Substitute Corporate Auditor
     To prepare for any vacancy in the statutory number of Corporate Auditors, it is hereby proposed that one Substitute Corporate Auditor be elected.
     The Substitute Corporate Auditor will assume office on condition that the number of outside Corporate Auditors should fall below the statutory number and the term of office when he assumes office and the effect of this proposition will expire at the time the next Ordinary General Meeting of Shareholders is held.
     The candidate for Substitute Corporate Auditor is as follows. Mr. Kakuji Takano will be a substitute for Mr. Tadao Shinjo and Mr. Takeshi Odagi subject to the approval of Proposition No. 5 as proposed.

     The Board of Corporate Auditors has consented to this proposition.

Number of
Name	Brief history, position and business in charge and		shares of the
(Date of birth)	representation of other companies		Company held

Kakuji Takano (April 7, 1940)	April 1963	Joined Kokoku Chemical Co., Ltd. (currently ACHILLES Corporation)	0 share of common stock

	May 1968	Joined Eiko Audit Corporation (currently Ernst & Young ShinNihon LLC)

	May 1973	Representative, Takano Audit Corporation

	December 1996	Representative Partner, Century & Co. (currently Ernst & Young ShinNihon LLC)

	June 2001	Left Century Ota Showa & Co. (currently Ernst & Young ShinNihon LLC)

To date
(Notes) 1.	The candidate for Substitute Corporate Auditor and the Company are not special interested parties to each other.
2.	Mr. Kakuji Takano is a candidate for substitute outside Corporate Auditor.

3.	Reasons for the selection of the candidate for substitute outside Corporate Auditor, independence as outside Corporate Auditor and liability limitation agreement with outside Corporate Auditor:
(1)	Reasons for the selection of the candidate for substitute outside Corporate Auditor and his independence:
(i)	Management has judged that Mr. Kakuji Takano, who is a certified public accountant and certified tax accountant, will be able to reflect his wide knowledge of and considerable experience in accounting and taxation in the auditing system of the Company and hereby requests the shareholders to elect him as substitute outside Corporate Auditor.

(ii)	Mr. Kakuji Takano is not expected to receive, and did not receive for the past two years, a large sum of money or property (excluding remuneration as corporate auditor) from the Company or any business having special relationship with the Company.

(iii)	Mr. Kakuji Takano is not a spouse of, a any executive office relative within the third degree of relationship by blood or the like with of the Company or any business having special relationship with the Company.
(2)	Reason for the judgment that the candidate for outside Corporate Auditor will be able to perform his duties:

Management has judged that Mr. Kakuji Takano will be able to perform his duties properly as outside Corporate Auditor as he has experience in management of general accounting firms, as well as practical experience at audit corporations, and has knowledge of management.

(3)	Mr. Kakuji Takano is expected to enter into an agreement with the Company to limit the liability for damages provided for in Article 37, paragraph 2 of the Articles of Incorporation when he is elected as outside Corporate Auditor.

Such agreement will provide that the limit on his liability for damages that he may have to the Company shall be the higher of the amount previously determined but not less than ¥10,000,000 and the amount as provided for in laws or ordinances.

Proposition No. 7:	Continuation of Takeover Defense Plan against Large Purchase Actions of the Shares, etc. of the Company (Takeover Defense Plan)
     At the 58th Ordinary General Meeting of Shareholders of the Company held on June 26, 2008, a “Defense Plan Against Large Purchase Actions of the Shares, Etc. of its Share Certificates, etc. (Takeover Defense Plan)” (the “2008 Takeover Defense Plan”) was approved by the shareholders. However, the effective period thereof is stipulated to expire at the close of this Ordinary General Meeting of the Company.
     Hence, the continuation of the 2008 Takeover Defense Plan is hereby proposed to the shareholders for approval.
     The 2008 Takeover Defense Plan proposed to be continued will be called a “Takeover Defense Plan against Large Purchase Actions of the Shares, etc. of the Company (Takeover Defense Plan)” hereafter. However, the details thereof are identical with those of the plan approved at the 58th Ordinary General Meeting of the Company except for the wording changed upon the implementation of a share certificate computerized management system and the effective period thereof changed (to expire at the close of the 60th Ordinary General Meeting of the Company).
     The summary of the Takeover Defense Plan is as described below:
1.	Fundamental policy on the introduction of a takeover defense plan
     The Company considers that as long as its shares are listed on financial instrument exchanges, its shares must be traded freely in principle and that even in the event of a large purchase action thereof with no approval of its Board of Directors, it should be left to final judgment of the shareholders whether or not such action is acceptable. Hence, to enable the shareholders to evaluate the large purchase action, the Company considers it essential to have sufficient information on the large purchase action provided by the large purchaser, provide information, including the opinion of the Board of Directors on the large purchase action after its evaluation of and deliberation on the action, to the shareholders and have reasonable time allowed to the Board of Directors for offering any alternative proposal to the shareholders if necessary. Accordingly, to enable the shareholders to make a good judgment of whether or not to accept the large purchase action, the Board of Directors has determined to institute rules for large purchase actions (the “Large Purchase Rules”), as described below. The Board of Directors shall request any large purchaser to comply with the Large Purchase Rules and if sufficient information is provided in accordance with the rules, evaluate and deliberate on the details of the large purchase action and disclose the action to the shareholders, together with its opinion thereon at an appropriate time.
     On the other hand, if a large purchaser fails to comply with the Large Purchase Rules or if a large purchaser complies with the Large Purchase Rules but its large purchase action may apparently injure the corporate value of the Company and the common interests of its shareholders, the Company may trigger defense measures, including the free allocation of stock acquisition rights. However, to prevent any Director from protecting his/her own interests, the requirements for defense measures that can be triggered even if any large purchaser complies with the Large Purchase Rules shall be limited to five categories listed in Section 3 (2) below and any defense measure shall be triggered upon recommendation from the Independent Committee set forth in Section 4 below.
2.	Large Purchase Rules
(1)	Basics of the Large Purchase Rules and the definition of a large purchase action:

The basics of the Large Purchase Rules shall be as follows:
(i)	Any Large Purchaser shall provide the Board of Directors of the Company with sufficient information on a large purchase action in advance; and

(ii)	Any such Large Purchaser shall commence the large purchase action only after a specified period of evaluation by the Board of Directors of the information so provided elapses.
     A “large purchase action” means any of the purchase actions listed below, which shall not include any purchase action approved by the Board of Directors in advance:
(i)	Purchase of shares, etc.[1] for the purpose of making the holding ratio[2] of shares, etc. held by a Specified Shareholder Group[3] 20% or more;

(ii)	Public takeover bid[4] for shares, etc.[5], which will result in making the holding ratio[6] of shares, etc. held by a Specified Shareholder Group[7] 20% or more.
(2)	Submission of declaration of intention of large purchase action:
     Any Large Purchaser must, prior to conducting a large purchase action, submit to the Board of Directors of the Company a declaration of intention of large purchase action (a “Declaration of Intention”) to the effect that it will observe the Large Purchase Rules. It shall state its name and address, the law under which it was organized, the name of its representative, its contact address in Japan, the summary of the proposed large purchase action, the number of shares, etc. of the Company held by the Large Purchaser and its joint holder(s) and a covenant to comply with the Large Purchase Rules.
     The Board of Directors shall promptly disclose information that it has received a Declaration of Intention from the Large Purchaser.

1.	Shares, etc. mean those as defined under Article 27-23, paragraph 1 of the Financial Instruments and Exchange Law (the “FIEL”).

2.	A holding ratio of shares, etc. means the ratio as defined under Article 27-23, paragraph 4 of the FIEL.

3.	A “Specified Shareholder Group” means a holder(s) of shares, etc. as defined under Article 27-23, paragraph 1 of the FIEL (and includes a person deemed to be a holder under paragraph 3 of the same Article thereof) and a joint holder(s) of shares, etc. as defined under Article 27-23, paragraph 5 of thereof (and includes a holder(s) deemed to be a joint holder(s) under paragraph 6 of the same Article thereof).

4.	A public take over bid means a bid as defined in Article 27-2, paragraph 6 of the FIEL.

5.	Shares, etc. mean those as defined under Article 27-2, paragraph 1 of the FIEL.

6.	A holding ratio of shares, etc. means the ratio as defined under Article 27-2, paragraph 8 of the FIEL.

7.	A “Specified Shareholder Group” means any party conducting a purchase action and a special affiliated person as defined in Article 27-2, paragraph 7 of the FIEL.

(3)	Provision of Large Purchase Information:
     Any Large Purchaser must provide the Board of Directors of the Company with sufficient information (“Large Purchase Information”) to allow the shareholders to make judgments and the Board of Directors to evaluate and deliberate on the large purchase action.
     Within five business days after receipt of a Declaration of Intention, the Board of Directors will deliver to the Large Purchaser a list of Large Purchase Information to initially be provided by the Large Purchaser with the deadline for the reply specified.
     The Board of Directors shall promptly provide the Independent Committee with the information so initially provided. The Independent Committee shall confirm the details of the information and whenever it is found to be insufficient as Large Purchase Information, recommend the Board of Directors to request the Large Purchaser to additionally provide such information as to make the Large Purchase Information sufficient enough, with the deadline for the reply specified.
     When necessary information is found to have been obtained, the Independent Committee shall recommend the Board of Directors to give notice to the Large Purchaser that the Large Purchase Information has been submitted completely and disclose information thereon. Additionally, the Independent Committee shall recommend the Board of Directors to disclose all or part of the Large Purchase Information to the shareholders at such time as considered adequate by the Board of Directors, in the event that it is considered necessary to do so to allow the shareholders to make judgments.
(4)	Content of information to be required by the Company:
     The major items of the Large Purchase Information to be provided by the Large Purchaser shall be as follows:
(i)	Details of the Large Purchaser and its group:

Specific names, capital compositions or major equity participants, backgrounds and histories, business lines, financial positions, experience in enterprises and businesses similar to those of the Company, segment information if the enterprises and businesses are similar to those of the Company, experience in large purchase actions and the subsequent situations of the acquired businesses, etc. of its joint holders and affiliated persons (including partners and other participants in case of a fund)

(ii)	Purpose, method and content of the large purchase action:

Purpose, the timing and method of the purchase, the price and kind of consideration for the purchase, the scheme of related transactions, the validity of the method of the purchase, etc.

(iii)	Basis of the calculation of the consideration for the purchase:

Calculated figures, facts forming the basis of the calculation, calculation method, calculating person or company, the effect in money forecast to arise from the large purchase action and the basis of the calculation thereof, the portion of such effect to be allocated among other shareholders and the basis of the calculation thereof, etc.
(iv)	Source of financing of the acquisition:

Method of financing, financier(s) (if any) and the specific name of the financier(s) (including substantial financier(s)), transactions related with the financing, etc.

(v)	Management policy and business plan of the Company after the large purchase action is completed:

Planned management policy, business plan, financing plan, capital policy and asset utilization measures of the Company and the Group and the feasibility of these plans and policies and anticipated risks thereof

(vi)	Synergistic effects of the Large Purchaser and the Company expected to be generated, such as increases in transactions, after the large purchase action is completed

(vii)	Policy of handling stakeholders of the Company (including employees, trading partners, clients of the Company and local communities) and the effect thereof

(viii)	Specific measures to avert conflicts of interests with other shareholders of the Company

(ix)	Other information reasonably considered necessary by the Board of Directors or the Independent Committee
(5)	Evaluation period:
     The Board of Directors of the Company shall fix a period for the evaluation, consideration, negotiation, formulation of an opinion, preparation of an alternative proposal, etc. of or on the large purchase action as set forth in item (i) or item (ii) below, in accordance with the content thereof. Any large purchase action may be conducted only after the lapse of either of the following evaluation periods:
(i)	60 days, in case of a purchase of all of the shares, etc. of the Company by a takeover bid the consideration for which is cash; and

(ii)	90 days, in cases of other large purchase actions.
     The aforementioned periods shall include those required by the Independent Committee to deliberate on the large purchase action and to recommend to the Board of Directors whether or not to trigger any defense measure.
     However, the Independent Committee may recommend the Board of Directors to extend the evaluation period to the extent necessary to deliberate on the details of the large purchase action, negotiate with the Large Purchaser, prepare an alternative proposal or otherwise. In the event that the Board of Directors determines to extend the evaluation period, it shall then promptly give notice to the Large Purchase of, and disclose information on, the reason for the extension thereof, the extension period and other matters required to be publicized.
(6)	Presentation by the Board of Directors of its opinions and alternative proposals:
     During the evaluation period, the Board of Directors of the Company shall, in cooperation with the Independent Committee, evaluate and deliberate on the Large Purchase Information provided by the Large Purchaser from the perspective of whether or not the large purchase action will be beneficial to the corporate value of the Company and the common interests of its shareholders. The Board of Directors may discuss and negotiate with the Large Purchaser and request the Large Purchaser to revise the content of the proposal for the large purchase action or present its alternative proposal to the shareholders as the necessity arises.
3.	Measures when a large purchase action is taken
     In the event that the Board of Directors of the Company, upon evaluating and deliberating on the details of the Large Purchase Information and discussing and negotiating with the Large Purchaser, determines that the large purchase action falls under any of the following cases and it is appropriate to take any proper defense measure, the Company may take any defense measure as set forth in the Takeover Defense Plan whether or not the evaluation period has expired:
(1)	In case the Large Purchase Rules are not observed:
     In case the Large Purchaser does not observe the Large Purchase Rules, the Board of Directors of the Company may, upon giving the highest regard to the recommendation of the Independent Committee set forth in Section 4 below, trigger such defense measures, including the free allocation of stock acquisition rights, as the Board of Directors are authorized by the Corporation Law and other laws or ordinances and the Articles of Incorporation of the Company.
     Such defense measures will not be prejudicial to any shareholder in general. However, as any Large Purchaser who does not observe the Large Purchase Rules may incur an economic loss, it is hereby advised in advance that any large purchase action should not be commenced without observing the Large Purchase Rules.
(2)	In case the Large Purchase Rules are observed:
     In case the Large Purchaser observes the Large Purchase Rules, the Board of Directors of the Company will not trigger any defense measure even if it stands in opposition to the large purchase action, in principle, though it may publicize its dissenting opinion, present an alternative proposal to the shareholders, persuade each shareholder not to agree to the large purchase action or otherwise. Hence, whether or not to agree to the purchase proposal by the Large Purchaser will be left to the judgment of the respective shareholders, who will compare the purchase proposal by the Large Purchaser, the alternative proposal by the Board of Directors, the medium- and long-term business plans to enhance the corporate value of the Company, etc. However, even if the Large Purchase Rules are observed, the Board of Directors may, upon giving the highest regard to the recommendation of the Independent Committee set forth in Section 4 below, trigger appropriate defense measures when the Board of Directors determines that the large purchase proposal may materially injure the enhancement of the corporate value of the Company and the common interests of its shareholders.
     Specifically, in the event that the large purchase action falls under any of the following cases and is judged to materially injure the enhancement of the corporate value of the Company and the common interests of its shareholders, any defense measure may be triggered:
(i)	Green mailer: A purchase action with no intention to participate in the management of the Group but for the purpose of raising the price of the shares and selling them at higher prices to the Company;

(ii)	Scorched earth policy: A purchase action for the purpose of enabling the Large Purchaser to transfer intellectual proprietary rights, know-how, principal trading partners and customers, etc. of the Group to the Large Purchaser and/or its group companies after it gains control of its temporary management;

(iii)	Asset diversion: A purchase action for the purpose of diverting assets of the Group to mortgages and/or repayments of liabilities incurred by the Large Purchaser, etc. after it gains control of management of the Group;

(iv)	Temporary payment of high returns: A purchase action for the purpose of enabling the Large Purchaser to cause the Group under its temporary management to temporarily pay high returns to the shareholders with proceeds from sales of the Group’s real estate, securities and other assets or to sell out the Company’s shares at such higher prices arising from the sharp rise of its shares due to temporary high returns; and

(v)	Two-tier coercive purchase: A purchase action under which at the first stage, the purchase of the Company’s entire shares are not solicited but at the second stage, the purchase, coercive in effect, will be consummated at less favorable or unspecified conditions to the shareholders.
(3)	Methods of determining whether or not to trigger defense measures:
     The Board of Directors of the Company shall, based on the Large Purchase Information provided by the Large Purchaser and other information obtained through investigations and by receiving advice from financial advisers, attorneys and other professionals, deliberate on whether or not the Large Purchaser is willing to participate in management of the Company in all seriousness or the large purchase action or proposal will be beneficial to the enhancement of the corporate value of the Company and the common interests of its shareholders, and shall decide whether or not to trigger any defense measure, upon giving the highest regard to the recommendation of the Independent Committee set forth in Section 4 below.
     In the event that the Board of Directors decides to trigger any defense measure against the Large Purchaser or not to do so, it shall disclose information thereon, by indicating the reason therefor, to the shareholders in a timely and appropriate manner.
(4)	Cessation of the triggering of a defense measure:
     Even after the determination to implement a free allocation of stock acquisition rights as a defense measure, in a case as set forth in item (i) or (ii) below, the Board of Directors of the Company may cease to issue such stock acquisition rights or after the issuance thereof, cause the Company to acquire and cancel the stock acquisition rights without consideration or otherwise consequently cease to trigger the defense measure. In such case, the Board of Directors shall promptly disclose information thereon.
(i)	After the determination by the Board of Directors to trigger a defense measure, the Large Purchaser revokes the purchase or otherwise the large purchase action ceases to exist; and

(ii)	Any change occurs in the facts forming the preconditions for the triggering of a defense measure and the large purchase action ceases to fall under any of the conditions for the triggering of a defense measure set forth in Section 3 (1) and (2) above or even if it falls under such conditions, the Board of Directors judges that it is not appropriate to authorize the issuance of stock acquisition rights or the exercise thereof.
4.	Independent Committee
(1)	Establishment of Independent Committee:
     In the event that the Board of Directors of the Company receives a declaration of intention with regard to a large purchase action or a large purchase action is likely to be taken, to prevent any defense measure from being triggered based on arbitrary judgments by the Board of Directors, it shall request any member of the Independent Committee, an organ independent of the Directors of the Company and the Large Purchaser, to convene a session thereof and judge whether or not the large purchase action falls under any of the conditions for the triggering of a defense measure set forth in Section 3 (1) and (2) above.
     Three members of the Independent Committee, which shall judge whether or not any large purchase action will be beneficial to the enhancement of the corporate value of the Company and the common interests of its shareholders, shall be appointed from among outside experts, outside Directors of the Company and outside Corporate Auditors of the Company.
     The Independent Committee may request the Directors, Corporate Auditors, employees, etc. of the Company to attend any session thereof and provide and explain information and shall deliberate on and determine any matter requested to do so and provide recommendations with regard thereto to the Board of Directors.

(2)	Methods of judgments by the Independent Committee:
     In the event that a session of the Independent Committee is convened, it shall adopt a resolution as to recommendations in accordance with the following procedures and promptly disclose information on the content of the recommendations:
(i)	Recommendation by the Independent Committee on triggering a defense measure:

In the event that the Independent Committee determines that the purchase by the Large Purchaser falls under any of the conditions set forth in Section 3 (1) and (2) above and it is appropriate to trigger a defense measure, it shall provide a recommendation on triggering a defense measure.

(ii)	Recommendation by the Independent Committee on not triggering a defense measure:

In the event that the Independent Committee determines that the purchase by the Large Purchaser does not fall under any of the conditions set forth in Section 3 (1) and (2) above and it is not appropriate to trigger a defense measure even if it falls under any of the conditions as a result of deliberations on the Large Purchase Information provided by the Large Purchaser and the details of the process of negotiations between the Board of Directors and the Large Purchaser, it shall provide a recommendation on not triggering a defense measure; provided, however, that if any change occurs in the facts forming the judgment on the recommendation and it falls under any of the conditions set forth in Section 3 (1) and (2) above, the Independent Committee may provide a new recommendation.

(iii)	Recommendation by the Independent Committee on postponing triggering a defense measure:

In the event that the Independent Committee fails to determine to recommend whether or not to trigger a defense measure until the evaluation period set forth in Section 2 (5) above expires, it may determine to extend the evaluation period to the reasonably required extent and provide a recommendation to that effect to the Board of Directors.

The Board of Directors shall, upon giving the highest regard to the recommendation of the Independent Committee, determine its own opinion and disclose information on the content thereof.
5.	Content of defense measures
(1)	Issuance of stock acquisition rights:
     In the event that the Board of Directors of the Company desires to make a free allocation of stock acquisition rights as a specific defense measure against a large purchase action, it shall, as stated in the Schedule attached herewith, issue stock acquisition rights attached with the term that the Large Purchaser, etc. cannot exercise such rights (the “Stock Acquisition Rights”) and allocate the rights without consideration to the shareholders as of the date specified and separately publicized by the Board of Directors (the “Allocation Date”). Upon the issuance of the Stock Acquisition Rights, the Board of Directors shall designate the exercise period and exercise terms and conditions by taking into account the effect of the defense measure.
(2)	Restriction on transfers of stock acquisition rights:
     Any transfer of the Stock Acquisition Rights shall be subject to approval of the Board of Directors of the Company.
(3)	Procedures for the issuance and exercise of stock acquisition rights:
     In the event that the Stock Acquisition Rights are to be issued, the shareholders shall have been recorded in the register of shareholders of the Company no later than the Allocation Date to have the Stock Acquisition Rights allocated. Additionally, to exercise the Stock Acquisition Rights, a specified amount shall be required to be paid in during the designated exercise period to acquire new shares.
     The particulars of the above procedures will be notified to the shareholders pursuant to laws and ordinances when a resolution for the issuance of the Stock Acquisition Rights is actually adopted.
6.	Impacts on the shareholders and investors, etc.
(1)	Impacts of the Takeover Defense Plan on the shareholders and investors:
     The Takeover Defense Plan only declares that such defense measures, including the free allocation of stock acquisition rights, as the Board of Directors are authorized by the Corporation Law and other laws or ordinances and the Articles of Incorporation of the Company and no defense measure itself will be triggered by the plan. Hence, it has no immediate impact on the shareholders and investors.
     The continuation of the Takeover Defense Plan will rather afford sufficient information and a sufficient period for the shareholders and investors to make an adequate judgment as to whether or not to accept a large purchase action, such as the provision of the Large Purchase Information from the Large Purchaser and the presentation of an alternative proposal by the Board of Directors.
(2)	Impacts on the shareholders and investors when a defense measure is triggered:
     In the event that the Board of Directors determines to trigger a specific defense measure, it will make timely and proper disclosure pursuant to laws or ordinances and the rules of financial instrument exchanges.
     In the event that a defense measure is triggered, it is not assumed that the shareholders and investors other than the Specified Shareholder Group (including the Large Purchaser) will incur any specific loss on their legal rights or economic interests in cases other than those in items (iii) and (iv).
     In the event that the Board of Directors makes a free allocation of stock acquisition rights as a defense measure, the impacts thereof on the shareholders and investors other than the Specified Shareholder Group (including the Large Purchaser) will be as follows:
(i)	To the shareholders appearing in the register of shareholders as of the Allocation Date separately specified by the Board of Directors, one Stock Acquisition Right shall be allocated for each of their shares of common stock of the Company (excluding those held by the Company) without consideration.

(ii)	To exercise their rights and acquire new shares, the shareholders to whom the Stock Acquisition Rights have been allocated without consideration shall pay the paid-in amount in which shall be no less than one yen per Stock Acquisition Right, as shall be determined by the Board of Directors in its resolution for the free allocation of stock acquisition rights, during the period specified by the Board of Directors.

(iii)	If any shareholder does not pay in cash equivalent to the exercise price during the exercise period and take any procedure for the exercise of the Stock Acquisition Rights, the shares of the Company held by such any shareholder and the Large Purchaser solely will be diluted as a result of the acquisition of new shares by other shareholders upon exercise thereof.

(vi)	In the event that the Board of Directors ceases to issue Stock Acquisition Rights without consideration after the shareholders entitled to the free allocation thereof are determined or the Company acquires without consideration the Stock Acquisition Rights so allocated without consideration, the stock value per share will not be diluted. Hence, any investor who trades in the shares, assuming that the stock value of the Company will be diluted may incur a loss due to stock price movements.

(v)	Upon the free allocation of the Stock Acquisition Rights and upon the delivery of new shares upon exercise thereof, the shareholders will be subject to no taxation. However, any shareholder (including the Large Purchaser) who transfers the Stock Acquisition Rights to any third party upon approval of the Board of Directors or who exercises the Stock Acquisition Rights and transfers the new shares so delivered to any third party will be subject to taxation on capital gains.
(3)	Impacts on the Large Purchaser:
     The Takeover Defense Plan may cause any economic loss to the Large Purchaser who does not observe the Large Purchase Rules or threatens to injure the corporate value of the Company or the common interests of its shareholders.
     The Takeover Defense Plan is contemplated to alert not to conduct a purchase action in disregard for the Large Purchase Rules by notifying the disadvantages of not observing the Large Purchase Rules in advance.

7.	Effective period, abolition and alteration of the Takeover Defense Plan
     The effective period of the Takeover Defense Plan shall be one year, from the end of this Ordinary General Meeting of Shareholders to the close of the 60th Ordinary General Meeting of Shareholders to be held in June 2010 and thereafter, if the Board of Directors consider it necessary to continue the Takeover Defense Plan, the proposition therefor shall be submitted to the Ordinary General Meeting of Shareholders to be held each year; provided, however, that even before the expiration of the effective period, if the Board of Directors adopts a resolution for the abolition of the Takeover Defense Plan, it shall be abolished then.
     Even during the effective period of the Takeover Defense Plan, in the event that:
(i)	With regard to the Takeover Defense Plan, laws or ordinances or the rules of financial instrument exchanges are instituted, abolished or altered and it is appropriate to reflect such fact on the Takeover Defense Plan,

(ii)	A new method of the Large Purchaser becomes clear and it is appropriate to alter the content of the Takeover Defense Plan, or

(iii)	It is appropriate to amend the content of the Takeover Defense Plan to supplement explanations thereof or due to typographical errors and omissions, the Board of Directors may alter the Takeover Defense Plan upon recommendations from the Independent Committee.
     In the event of the abolition and alteration of the Takeover Defense Plan, the Board of Directors will promptly disclose information on the content thereof.
8.	Reasonableness of the Takeover Defense Plan
     The Takeover Defense Plan satisfies all of the three principles provided in the “Guidelines Regarding Takeover Defense Plans for the Purposes of Protection and Enhancement of Corporate Value and Shareholders’ Common Interests” released by the Ministry of Economy, Trade and Industry and the Ministry of Justice on May 27, 2005 (namely, (i) securing and enhancing the corporate value and shareholders’ common interests, (ii) prior disclosure and the principle of upholding the shareholders’ intent, and (iii) necessity and suitability principle). Furthermore, it conforms to the content of “How Takeover Defense Plans should be under recent changes of the circumstances” announced by the Study Group on Corporate Values organized by the Ministry of Economy, Trade and Industry on June 30, 2008
(1)	Securing and enhancing the corporate value and shareholders’ common interests:
     As stated in Section 1 above, the Takeover Defense Plan shall be introduced so that the Company may have sufficient information on a large purchase action provided by the Large Purchaser to enable the shareholders to evaluate the large purchase action, provide information, including the opinion of the Board of Directors on the large purchase action after its evaluation of and deliberation on the action, to the shareholders and have reasonable time allowed to the Board of Directors for offering any alternative proposal to the shareholders if necessary.

(2)	Prior disclosure and the upholding of the shareholders’ intent:
     The Takeover Defense Plan discloses its content in advance to enhance predictability for the shareholders and investors and the Large Purchaser and provide opportunity for the shareholders to make a correct choice.
     The Board of Directors believes that the final judgment as to whether or not to agree to a large purchase action must be left to the shareholders and the Takeover Defense Plan has a scheme under which no defense measure shall be triggered as long as the corporate value of the Company and the common interests of its shareholders are not manifestly injured and a takeover proceeding shall be followed to confirm the intent of the shareholders.
     The effective period of the Takeover Defense Plan shall be one year, expiring at the close of the 60th Ordinary General Meeting of Shareholders to be held in June 2010 and thereafter, even if the Board of Directors consider it necessary to continue the Takeover Defense Plan, the proposition therefor may be disapproved by the shareholders at the Ordinary General Meeting of Shareholders and the Takeover Defense Plan may be abolished.
     At present, no proposal for a large purchase action has been made with regard to the shares, etc. of the Company.
(3)	Necessity and suitability principle:
     To ensure its necessity and suitability, the Takeover Defense Plan is designed as follows:
(i)	To eliminate arbitrary judgments by the Board of Directors of the Company, an Independent Committee shall be established and the Board of Directors shall give the highest regard to its recommendation. The Independent Committee shall have the right to seek advice from independent exerts at the expense of the Company. Accordingly, the Takeover Defense Plan shall be schemed to strongly ensure the fairness and objectivity of the judgments by the Independent Committee.

(ii)	As long as the Large Purchase Rules are observed, the Takeover Defense Plan shall be schemed to rely on the judgment of the shareholders through a takeover proceeding, in principle.

(iii)	The Takeover Defense Plan limits the exceptional cases of triggering defense measures even if the Large Purchase Rules are observed to four categories established by the Tokyo High Court (Nippon Broadcasting System Case Decision dated March 23, 2005) and two-tier coercive purchases, as set forth in Section 3 (2) above.

(iv)	The Takeover Defense Plan shall be schemed to allow the shareholders other than the Large Purchaser to acquire new shares equally in proportion to the numbers of their respective shares of common stock upon exercise of stock acquisition rights.

(v)	The Takeover Defense Plan has no dead-hand-type measure (a measure that can not be prevented from being triggered even if a majority of members of the board of directors are changed) or slow-hand-type measure (a measure that does not allow the members of the board of directors to be replaced at a time so that much time is required to prevent the triggering of a takeover defense measure).
- END -

Attachment
Summary of Stock Acquisition Rights
1.	Shareholders qualified for stock acquisition rights and the condition for the issuance thereof:
     To the shareholders recorded in the final register of shareholders as of the date specified by the Board of Directors (the “allocation date”), the Company will allocate one stock acquisition right for each of their respective shares of the Company (excluding those held by the Company).
2.	Class and number of shares to be issued or transferred upon exercise of stock acquisition rights:
     The shares to be issued or transferred upon exercise of stock acquisition rights shall be shares of common stock of the Company. The number of shares to be issued or transferred upon exercise of one stock acquisition right shall be one share.
3.	Total number of stock acquisition rights to be issued:
     The total number of stock acquisition rights to be allocated shall be the same as the total number of issued shares of the Company (excluding those held by the Company) as at the end of the allocation date.
4.	Issue price of each stock acquisition right:
     Free of charge.
5.	Amount required to be paid in upon exercise of each stock acquisition right (exercise price):
     No less than one yen per stock acquisition right.
6.	Restriction on transfer of stock acquisition rights:
     Any transfer of stock acquisition rights shall be subject to approval of the Board of Directors of the Company.
7.	Exercise period of stock acquisition rights:
     The exercise period, conditions for the exercise, conditions for the cancellation of stock acquisition rights and other necessary matters shall be determined separately by the Board of Directors of the Company.

8.	Conditions for exercise of stock acquisition rights:
     Any shareholder falling under the following conditions cannot exercise stock acquisition rights:
(1)	Specified Shareholder Group including a Large Purchaser;

(2)	Any party who has acquired by assignment or succession the stock acquisition rights from a Specified Shareholder Group without obtaining approval of the Board of Directors of the Company; and

(3)	Any foreign resident required to take any specified procedure upon exercise of the stock acquisition rights under applicable foreign law.
9.	Acquisition by the Company of stock acquisition rights:
     The Board of Directors of the Company shall be entitled to acquire all of the stock acquisition rights held by the parties other than those listed in paragraph 8, items (1) and (2) above which remain unexercised until the day immediately preceding the day specified by the Board of Directors and in exchange, deliver one share of common stock of the Company per stock acquisition right.
10.	Other measures concerning stock acquisition rights:
     In the event that requires the cessation of the triggering of a defense measure, the Board of Directors may cease to issue stock acquisition rights prior to the allocation date thereof and after the allocation thereof, cancel the stock acquisition rights by the method of acquisition without consideration.
- END -

Notice on Exercise of Voting Rights via the Internet
In exercising your voting rights via the Internet, please confirm the items described below in advance:
Description
1.	Matters to be understood to exercise voting rights via the Internet:

(1)	Any exercise of voting rights via the Internet will be possible only on the website for the exercise of voting rights specified by the Company. To exercise voting rights via the Internet, the “code for the exercise of voting rights” and the “password” printed in the enclosed voting form are necessary.

(2)	The website for the exercise of voting rights is not accessible via the mobile-phone Internet.

(3)	The code for the exercise of voting rights and the password printed in the enclosed voting form are good only for this Ordinary General Meeting of Shareholders. A new code and password will be issued for any subsequent General Meeting of Shareholders.

(4)	If voting rights are exercised both in writing and via the Internet, the voting rights exercised via the internet shall be treated as effective.

(5)	If voting rights are exercised via the Internet twice or more, the latest exercise thereof shall be treated as effective.

(6)	All expenses for using the Internet (such as fees payable to Internet service providers and telecommunication carriers) must be borne by the shareholders.
2.	Concrete procedures for exercising voting rights via the Internet:

(1)	Please access the following website for the exercise of voting rights by using a PC that can have access to the Internet; however, the website is not accessible from 3 a.m. to 5 a.m. on each day during the exercise period:
http://www.it-soukai.com./ or https://daiko.mizuho-tb.co.jp/
(2)	Please enter the code for the exercise of voting rights and the password printed on the lower right in the enclosed voting form and click the “login” button.

(3)	In accordance with the guidance on the screen, please exercise your voting rights.

3.	Usage environment:

(1)	PC:	Windows®-based (Not accessible via mobile phones, PDAs or gaming machines)

(2)	Browser:	Microsoft® Internet Explorer ver.5.5 or above

(3)	Internet environment:	Internet-capable environment through contracts with Internet providers

(4)	Display resolution:	1024 x 768 or above recommended

*	“Microsoft” and “Windows” are the registered trademarks or trademarks of Microsoft Corporation in the United States and/or other nations.
4.	Security:
     To ensure security, the website employs encryption technology (128 bit SSL) to block the tampering and sniffing of information on the exercise of voting rights.
     As the code for the exercise of voting rights and the password printed in the enclosed voting form are important information that authenticate each shareholder, please keep them confidential. We never inquire of any shareholder about his/her password.
Contact for Inquiries
1.	Inquiries about PC operations, etc. with regard to the exercise of voting rights by electronic methods:
Internet Help Dial, Stock Transfer Agency Department
Mizuho Trust & Banking Co., Ltd.
Tel (0120) 768-524 (toll-free)
Office hours: 9:00 — 21:00 (not on Saturdays, Sundays and national holidays)
2.	Inquiries about other questions:
Stock Transfer Agency Department
Mizuho Trust & Banking Co., Ltd.
Tel (0120) 288-324 (toll-free)
Office hours: 9:00 — 17:00 (not on Saturdays, Sundays and national holidays)

(Translation)
[59TH ORDINARY GENERAL MEETING OF SHAREHOLDERS
REFERENCE DOCUMENT (Attachment)]
Financial Statements, Etc. of Nippon Milk Community Co., Ltd.
for the Fiscal Year Ended in March, 2009

Business Report	1
Balance Sheet	16
Statement of Income	18
Statement of Changes in Shareholders’ Equity, Etc.	19
Notes to Non-Consolidated Financial Statements	20
Copy of Account Auditors’ Audit Report	27
Copy of the Board of Corporate Auditors’ Audit Report	29
Snow Brand Milk Products Co., Ltd.

Business Report
(April 1, 2008 to March 31, 2009)
1. Matters Concerning the Current Status of the Company
1-1 Business Progress and Achievements
[Business Environment]
(1)	As symbolized in the economic slowdown in the United States and in Japan, No. 1 and 2, in the GDP measure respectively, the world’s economy is rapidly worsening. Not only the export and capital expenditure, but the decline in consumer spending has a major impact on the real GDP decrease in Japan.

(2)	The total population of Japan started to decline in 2005, and there is some possibility that Japan will become the world’s unprecedented aging society in the future.

(3)	The international market for overseas milk products, which had continued to soar, has now turned to fall, and the price of materials and raw materials shows a drop in some part reflecting the international market for crude oil and grain. However, currency exchange and international markets remain to shift unstably, and fluctuation in acquisition costs is anticipated.

(4)	In response to the decline in consumer spending, major volume retailer chains are placing an emphasis on low price PB (Private Brand) products to respond to low-end consumers.
[Management Overview of 2008]
In 2008, as a result of the aggravating environment for the dairy management arising from the steep rise in feed prices due to the impact of the world economy, the milk price for drinking was lowered twice within the same fiscal year, once by 3 yen/kg effective April, 2008, and once by 10 yen/kg effective March, 2009. In addition, although most recently a downward trend may be observed in part, we were hit directly by the steep rise in, among others, materials and raw materials prices, fuel cost and distribution cost, and also were affected by the decline in consumer spending resulting from the rapid worsening of the Japanese economy.
     Under these difficult business circumstances, we have tackled, as the final year of the 3-year medium term management plan (MEG RISING PLAN), (1) to take measures to absorb such matters as the price revision in response to the steep rise in raw materials, materials and fuel cost, (2) to make thorough, and continue, the low cost operation, and (3) to expand the market share of the emphasized categories such as MEGMILK milk, vegetable based drinks, cultured milk and dessert.
     As a result of the foregoing, with regard to the performance of this period, we achieved 219,869 million yen in sales (100.2% of the previous period); 1,310 million yen in business profit (56.1% of the previous period); 1,443 million yen in recurring profit (56.3% of the previous period); and 1,895 million yen in current net income (94.2% of the previous period).
[Segment-by-Segment Overview]
White Drinks
With regard to the “White Drinks” segment, milk in total reached approximately 59 billion yen in sales (101.4% of the previous year), and of this total, “MEGMILK milk” contributed approximately 21 billion yen (101.0% of the previous year) surpassing the last year’s results in sum; however, it fell short of the last year’s results in quantity.
     Moreover, while the white milk drinks in the “White Drinks” segment fell short of the last year’s performance, the home-delivery only product “Glucosamine Power” showed a double-digit growth, and the “Mainichi Honebuto Mittsu no Chikara (daily 3 powers for the big-boned)” also moved steadily as a result of successful effects from, among others, the enhanced product line-up, and the consumer campaign.
Colored Drinks
With regard to the “Colored Drinks, etc.” segment, on one hand, resulting from the double-digit growth of, among others, the Nature Megumi”, the “Ikite Todokeru Bifidus Yogurt” and the “Makiba no Asa” series, the cultured milk segment moved strongly reaching approximately 30 billion yen in sales (107.0% of the previous year ), on the other hand, the categories such as colored milk drinks, vegetable based drinks and natural juices fell short of the last year’s results as in the case of the overall market.
Details of Sales by Category

	Performance for	Comparison to
	Current Period	Previous Period (%)
White Drinks	82,996	100.4
(milk only)	(59,337)	(101.4)
Colored Drinks, etc.	136,873	100.0
(cultured milk only)	(30,371)	(107.0)
Total	219,869	100.2
1-2 Status on Financing, etc.
     (1) Financing
     Upon securing the liquidity of the funds, we endeavored to reduce the interest-bearing liabilities and repaid the loan in the amount of 6,326 million yen.

(2) Capital Investment
     The capital investment amount for this period is 4.2 billion yen.
     The status on the main capital investments during this period is as follows.

i	Production equipment

	a.	Kawagoe Plant	Chilled dessert production system equipment

	b.	Toyohashi Plant	Cream production renewal equipment

	c.	Kobe Plant	Vegetable based drink production system equipment

ii	Other equipment

	a.	Head Office	“Meg” integrated system development and improvement, etc.

	b.	Nationally	Installation of new milk vending machines
1-3 Status on Assets, Profit and Loss of 3 Preceding Fiscal Years

	(Period 4)	(Period 5)	(Period 6)	(Period 7)
By Period	2006, March	2007, March	2008, March	2009, March
Item	Period	Period	Period	Period
Sales	million yen	million yen	million yen	million yen
	221,533	219,552	219,489	219,869
Recurring Profit	million yen	million yen	million yen	million yen
	4,147	3,069	2,561	1,443
Current Net Income	million yen	million yen	million yen	million yen
	6,759	3,839	2,012	1,895
Current Net Income
Per Share
Common Share	498.19 yen	125.90 yen	65.98 yen	62.14 yen
Class A Share	996.37 yen	251.79 yen	131.96 yen	124.28 yen
Total Assets	million yen	million yen	million yen	million yen
	107,815	113,047	109,445	107,317
Net Assets	million yen	million yen	million yen	million yen
	21,160	24,554	26,101	27,729

(Note 1)	Current net income per share has been calculated based on the average number of shares outstanding for the period.

(Note 2)	The status for the current period is as described in the aforementioned “1-1 Business Progress and Achievements”.

(Note 3)	Since Period 5, the “Accounting Standard for Presentation of Net Assets in the Balance Sheet” (ASBJ Statement No.5, issued by the Accounting Standards Board of Japan on December 9, 2005) and the “Guidance on Accounting Standard for Presentation of Net Assets in the Balance Sheet” (ASBJ Guidance No.8, issued by the Accounting Standards Board of Japan on December 9, 2005) have been applied.

1-4 Issues to be Addressed
     We aspire to become a corporation possessing both the profitability and the cost competitiveness that will continue to exist under the difficult market environment. In 2009, on the basis that the continued worsening of the economy and the associated significant decrease in consumer spending are anticipated, we will carry out the approach towards the formation of a business structure which is capable of responding to any sudden environmental changes by such means as cost reduction through improving the service process.
     Moreover, with the incorporation of “Megmilk Snow Brand Co., Ltd.” in October, 2009, we will promote to realign the business and the organization, and aim to maximize the synergy effect arising from the management integration. We will attempt, not only to reinforce the coordinated relationships among such matters as research and development, procurement of raw materials, product development, production and sales, but also to improve the corporate value and to reinforce the business foundation by integrally utilizing the management resources.
1-5 Main Lines of Business (as of March 31, 2009)
Main lines of business are as follows.
1)	Production and sales of milk and milk products

2)	Production and sales of fruit juices, cold drinks, and carbonated drinks

3)	Production and sales of sweets, seasonings, and agricultural processed foods using grain and the like as ingredients

4)	Sales of agricultural and livestock products and their processed foods

1-6 Main Offices and Plants, and the Status of Employees (as of March 31, 2009)
(1)	Main Offices and Plants
•	Main Office and the Product Planning and Development Group

Main Office	10-5, Tomihisacho, Shinjuku-ku, Tokyo

Product Planning and Development Group

1-1-2, Minamidai, Kawagoe City, Saitama
•	Operation Divisions, Branches, Service Offices
(6 Operation Divisions, 13 Branches, 7 Service Offices)

Hokkaido Operation Division (Hokkaido)	Sapporo Branch (Sapporo City)

Tohoku Operation Division (Sendai City)	Sendai Branch (Sendai City), Kita Tohoku Branch (Morioka City)

Kanto Operation Division (Shinjuku-ku)	Tokyo Metropolitan Area (shutoken) Chuo Branch (Shinjuku-ku), Tokyo Metropolitan Area (shutoken) Nishi Branch (Chofu City), Tokyo Metropolitan Area (shutoken) Nishi Branch Kanagawa Service Office (Ebina City), Tokyo Metropolitan Area (shutoken) Kita Branch (Kita-adachi County), Tokyo Metropolitan Area (shutoken) Higashi Branch (Noda City), Joshinetsu Branch (Takasaki City), Joshinetsu Branch Niigata Service Office (Niigata City)

Chubu Operation Division (Nagoya City)	Chubu Branch (Nagoya City), Chubu Branch Shizuoka Service Office (Shizuoka City), Chubu Branch Hokuriku Service Office (Hakusan City)

Kansai Operation Division (Osaka City)	Kinki Branch (Osaka City), Kobe Branch (Kobe City), Kinki Branch Kyoto Service Office (Kyoto City), Chushikoku Branch (Okayama City)

Kyushu Operation Division (Fukuoka City)	Kyushu Branch (Fukuoka City), Kyushu Branch Nagasaki Service Office (Nishisonogi County), Kyushu Branch Minami Kyushu Service Office (Kagoshima City)
•	Plants (13 plants)
     Sapporo Plant (Sapporo City), Tomisato Plant (Tomisato City), Kodama Plant (Honjo City), Kawagoe Plant (Kawagoe City), Noda Plant (Noda City), Hino Plant (Hino City), Ebina Plant (Ebina City), Nagoya Plant (Nagoya City), Toyohashi Plant (Hoi County), Kyoto Plant (Nantan City), Kyoto Plant Ikegami Factory (Nantan City), Kobe Plant (Kobe City), Fukuoka Plant (Fukuoka City)

(2) Status of Employees

Number of	Comparison to		Average length
employees	previous period	Average age	of service
1,775	+70
(718)	(+56)	40.9 years old	5.5 years
     (Note 1) The number of employees does not include seconded employees or employees on leave (61 people).
     (Note 2) (   ) indicates the number of temporary, senior, contract and part-time employees (which is not included).
1-7 Status of Important Subsidiaries

		Company’s
	Capital	Capital
Company Name	(1,000 yen)	Contribution	Description of Main Business
1 Ibaraku Co., Ltd.	117,500	95.6%	Production and sales of milk, milk products, sweets, drinks, etc.
2 Michinoku Milk Co., Ltd.	466,500	100.0%	Production and sales of milk, milk products, sweets, drinks, etc.
3 Mitsuwa Distribution Industry Co., Ltd.	450,000	100.0%	Wholesale of milk and milk products, etc.; operation of cooperative delivery centers
4 Direct Sale and Delivery Co., Ltd.	30,000	70.0%	Transfer and delivery of the Company’s frozen products as well as operation (delivery, cargo handling), etc. of cooperative delivery centers
5 Green Service Co., Ltd.	30,000	70.0%	Operation of distribution centers, cargo distribution service, warehousing of the Company’s products, transfer service, etc.
6 MC Business Support Co., Ltd.	9,900	100.0%	Support service concerning the Company’s operation, management, product quality, etc.
1-8 Main Loan Providers and Loan Amounts (as of March 31, 2009)

Loan Amounts
Loan Provider	Short-term	Long-term	Total
The Norinchukin Bank	million yen 5,425	—	million yen 5,425
Japan Finance Corporation	—	million yen 19,832	million yen 19,832
1-9 Other Important Matters Concerning Current Status of the Company
     The Company and Snow Brand Milk Products Co., Ltd. have decided, based on the resolution of the directors’ meeting held on January 27, 2009 and subject to approval at the general meeting of the shareholders of both companies scheduled to be held during 2009, to incorporate a joint holding company, Megmilk Snow Brand Co., Ltd., by share transfer as of

October 1, 2009, and carry out management integration.
2. Matters Concerning Shares

(1) Number of issuable shares	Common Shares	32,000,000 shares

	Class A Shares	10,000,000 shares

(2) Number of issued shares	Common Shares	10,500,000 shares

	Class A Shares	10,000,000 shares

(3) Number of shareholders at end of current period

	Common Shares	4 shareholders

	Class A Shares	1 shareholder

(4) Shareholders
     Common Shares

Name of Shareholder	Number of Shares Held

The National Federation of Agricultural Cooperative Associations (“Zen-Noh”)	4,200,000 shares

Snow Brand Milk Products Co., Ltd.	3,150,000 shares

Zenrakuren	2,100,000 shares

The Norinchukin Bank	1,050,000 shares
(Note 1)	There is no capital contribution by the Company to any of the shareholders listed above.
     Class A Shares

Name of Shareholder	Number of Shares Held

The Norinchukin Bank	10,000,000 shares
(Note 1)	No voting right is attached to any Class A shares.

(Note 2)	There is no capital contribution by the Company to the shareholder listed above.
(5) Other important matters concerning shares
     Pursuant to the resolution of the extraordinary shareholders meeting and of the directors’ meeting held on January 23, 2009, the Company plans to acquire and cancel 4,400,000 Class A shares out of 10,000,000 shares held by the shareholder, The Norinchukin Bank, by around the end of July, 2009.
3. Matters Concerning Officers
3-1 Status on Directors and Auditors
     As of March 31, 2009

Responsible for, or status on major concurrent posts in
Name	Position	other corporations, etc.

Minoru Obara	Representative Director & President	Overall management

Hiroto Kono	Representative Director & Senior Managing Director	President’s advisor, Compliance Division, Quality Assurance Division, Communications Division, Management Control Division

Takao Nanba	Executive Director	Operation Planning Division, System Planning Division, Area Business Division

Makoto Watanabe	Executive Director	Operation Control Division, Logistics Division

Masao Yamato	Executive Director	Production Control Division

Hiroshi Naito	Executive Director	Dairy Material Division

Koji Saito	Director	Operation Control Division Manager
Director of Sanwa Distribution Industry Co., Ltd.
Director of Direct Sale and Delivery Co., Ltd.
Director of SI System Corporation

Responsible for, or status on major concurrent posts in
Name	Position	other corporations, etc.

Joji Hayashi	Outside Director	Dairy Division Manager of Zen-Noh
Outside Director of Yotsuba Co., Ltd.
Outside Director of Hokuren Unyu K.K.

Sumio Ogawa	Outside Director	Director and Executive Operating Officer of Snow Brand Milk Products Co., Ltd.
Director of K.K. Milk no Furusato

Yoshihumi Kondo	Outside Director	Dairy Division Manager of Zenrakuren Outside Director of Okunakayama Kogen Nokyo Nyugyo K.K.

Yasuhisa Kitazawa	Director	Business Revitalization Division Manager of The Norinchukin Bank

Ikuko Ezawa	Outside Director	Head of Toita Women’s College Honorary Professor and Director of Japan Women’s University

Kozo Ueda	Full-time Auditor	Auditor of Mitsuwa Distribution Industry Co., Ltd.
Auditor of Green Service K.K.
Auditor of MC Business Support K.K.
Auditor of SI System Corporation

Minoru Ooka	Full-time Auditor	Auditor of Ibaraku Co., Ltd.
Auditor of Michinoku Milk Co., Ltd.
Auditor of Direct Sale and Delivery Co., Ltd.

Kiyoshi Sakamoto	Outside Auditor	Attorney (Representative of Shitara, Sakamoto Law Office)
Outside Auditor of Zen-Noh Business Support K.K.

Suguru Yamamoto	Outside Auditor	Certified Public Accountant (Representative of Suguru Yamamoto Office)
Outside Auditor of Japan Drilling Co., Ltd.
Outside Auditor of Tully’s Coffee Japan Co., Ltd.
Outside Auditor of JGC Corporation
(Note 1)	As of June 27, 2008, Mr. Shigeru Tadakara resigned and stepped aside from the directorship and the representative directorship, and Mr. Hiroto Kono has assumed the director position and the representative director position as of the same date.

(Note 2)	As of June 26, 2008, Director Mr. Kenji Iwagaya resigned and stepped aside, Mr. Hiroshi Naito assumed the directorship as of June 27, 2008, and Mr. Yasuhisa Kitazawa assumed the directorship as of July 1, 2008.

(Note 3)	As of June 27, 2008, Auditor Mr. Hiroshi Naito resigned and stepped aside, and Mr. Minoru Ooka has assumed the position as Auditor as of the same date.

(Note 4)	As of September 30, 2008, Director Mr. Tsugio Ono resigned and stepped aside, and Mr. Hiroshi Kondo has assumed the position as of October 1, 2008. Moreover, Mr. Tsugio Ono was concurrently holding the positions of the Dairy Division Manager of Zenrakuren, and of the Outside Director of Okunakayama Kogen Nokyo Nyugyo K.K. during the term of his directorship.

(Note 5)	As of December 10, 2008, Mr. Koji Saito has assumed the Director position.

(Note 6)	Directors, Mr. Joji Hayashi, Mr. Tsugio Ono, Mr. Hiroshi Kondo and Ms. Ikuko Ezawa are the Outside Directors provided under Article 2, Item 15 of the Companies Act.

(Note 7)	Auditors Mr. Kiyoshi Sakamoto and Mr. Suguru Yamamoto are the Outside Auditors provided under Article 2, Item 16 of the Companies Act.

(Note 8)	Director Mr. Takao Nanba is on secondment from Zen-Noh.

(Note 9)	The relationships between the Company and the entities, in which the external officers concurrently hold posts, are as follows.
a.	Zen-Noh is the Company’s shareholder and major client.

b.	Yotsuba Co., Ltd. is the Company’s customer from whom we receive production orders.

c.	Snow Brand Milk Products Co., Ltd. is the Company’s shareholder and major client.

d.	K.K. Milk no Furusato is the Company’s contractor for production. e. Zenrakuren is the Company’s shareholder and major client.

f.	Okunakayama Kogen Nokyo Nyugyo K.K. is the Company’s contractor for production.

g.	Shiraku, Sakamoto Law Office is the Company’s contractor for operating the corporate ethics consultation service (external attorney hotline).

h.	K.K. Zen-Noh Business Support is the Company’s contractor for services and insurance contract agent.
(Note 10)	Auditor Mr. Suguru Yamamoto is certified public accountant and holds a considerable degree of knowledge concerning financial affairs and accounting.
3-2	The Amount of Remuneration, etc. for Directors and Auditors in relation to Current Fiscal Year

	Number of	Amount of
Classification	Persons	Remuneration, etc.
Directors	9	103 million yen
Auditors	5	40 million yen
Total	14	143 million yen
(Note 1)	Above table includes one director and one auditor who stepped aside as of June 27, 2008.

(Note 2)	In addition to above, there were six unpaid directors during the current fiscal year.

(Note 3)	As of the current fiscal year end, there are 12 directors and 4 auditors.

(Note 4)	The amount of remuneration, etc. includes the recorded amount of retirement bonus allowance for the current fiscal year. Moreover, we plan to separately go through a resolution of the general meeting of the shareholders at the time of paying out the retirement bonus.
3-3	The Amount of Remuneration, etc. for Directors and Auditors that was Received, or Such Amount to be Received has Become Certain, During the Current Fiscal Year

	Number	Amounts of
Classification	of Persons	Retirement Bonus
Directors	1	14 million yen
Auditors	1	2 million yen
Total	2	16 million yen
(Note 1)	Based on the resolution of the 6th annual general meeting held on June 27, 2008, the retirement bonuses listed above were paid out to one director and one auditor who stepped aside as of the same date.

(Note 2)	Above includes the amounts of remuneration, etc. disclosed in the business reports of the previous years.

(Note 3)	Above includes the sum of one million yen (0 million yen for directors, 0 million yen for auditors) under 3-2 Amount of Remuneration, etc. for Directors and Auditors in relation to Current Fiscal Year.

3-4	The Amount of Remuneration, etc. for External Officers

	Number	Amount of
	of Persons	Remuneration, etc.
External Officers	3	14 million yen
(Note 1)	In addition to above, there were 5 unpaid external officers during the current fiscal year.

(Note 2)	The amount of remuneration, etc. for the external officers listed above, is included in the amount listed under aforementioned 3-2 Amount of Remuneration, etc. for Directors and Auditors in relation to Current Fiscal Year.

(Note 3)	The amount of remuneration, etc. includes the recorded amount of the retirement bonus allowance for the current fiscal year. Moreover, we plan to separately go through a resolution of the general meeting of the shareholders at the time of paying out the retirement bonus.

3-5	Status on Main Activities by External Officers

Classification	Name	Status on Main Activities
Director	Joji Hayashi	Attended 9 out of 15 directors’ meetings held during the current fiscal year, and has made statements concerning, among others, the volume of raw milk usage under the medium term 5-year management plan.

Director	Sumio Ogawa	Attended 9 out of 15 directors’ meetings held during the current fiscal year, and has made statements concerning, among others, investment under the medium term 5-year management plan.

Director	Tsugio Ono	Attended 5 out of 7 directors’ meetings held during the current fiscal year while in office. Made no particular statements.

Director	Hiroshi Kondo	Attended 6 out of 8 directors’ meetings held during the current fiscal year after assuming the office, and has made statements concerning, among others, accomplishing the medium term 5-year management plan.

Director	Ikuko Ezawa	Attended 14 out of 15 directors’ meetings held during the current fiscal year. Made no particular statements.

Moreover, she has conducted activities concerning the Company business, such as a web seminar relating to milk nutrients, from the professional perspective as a medical doctor.

Auditor	Kiyoshi Sakamoto	Attended 13 out of 15 directors’ meetings held during the current fiscal year. Made no particular statements.

In addition, attended 10 out of 10 auditors’ meetings held during the current fiscal year, and has made statements, as needed, mainly from the professional perspective as an attorney.

Auditor	Suguru Yamamoto	Attended 12 out of 15 directors’ meetings held during the current fiscal year, and has made statements, mainly from the professional perspective as a certified public accountant, concerning, among others, financial forecast in relation to the medium term 5-year management plan.

In addition, attended 9 out of 10 auditors’ meetings held during the current fiscal year, and has made statements, likewise, from the professional perspective as a certified public accountant.
4. Matters concerning the Accounting Auditor
(1)	Name of the Accounting Auditor KPMG Azusa & Co.

(2)	Summary of the content of the limitation of liability agreement

The Company entered into an agreement to limit the liability to indemnify under Article 423, Paragraph 1 of the Companies Act, and the maximum amount of liability under the Agreement is the sum obtained from multiplying by two, the largest sum out of the total sum for each fiscal year of the amount of profits on assets received or receivable from the audit assignor as remuneration or compensation for other services during the term of office as the accounting auditor of the audit assignor, except where there was any bad faith or material negligence attributable to the audit assignee.

(3)	Amount of remuneration, etc. concerning the services under the Certified Public Accountants Act 30,000,000 yen

(4)	Policy on determining to dismiss or not to reappoint

In the event that said accounting auditor breached, or was in conflict with, the laws and regulations such as the Companies Act or the Certified Public Accountants Act, and was determined to have offended public order and morals, the Board of Auditors will review to dismiss or reject to reappoint said accounting auditor based on the facts thereof, and if the Board has determined it appropriate to dismiss or reject to reappoint, then the Board will request the Board of Directors to submit the matter, “Dismissal of or rejection to reappoint the accounting auditor”, to the general meeting of the shareholders in accordance with the Board of Auditors Regulations, and the Board of Directors will then deliberate such matter.
5. Company’s Structure and Policy
(1)	Details of the resolution concerning the arrangement of the structure, etc. for securing the appropriateness of the operation
i	Structure for ensuring that the performance of duties of the directors and employees conform to the laws and regulations as well as the articles of incorporation.

The Company will specify the company’s goal and social mission as our “Corporate Philosophy”, establish the “Code of Corporate Conduct” comprised of the “Milk Community Conduct Declaration” and the “Milk Community Conduct Guideline”, and clarify the basis of conduct for the Company as well as for the officers and employees.

With regard to compliance, we will establish a full-time unit under direct control of the representative director, and in addition, will set up the MEG Hotline and the External Attorney Hotline as a consultation and reporting contact for employees and the like. Moreover, we will strive for penetration and establishment of compliance awareness through such means as tackling by the Compliance Committee and the periodical implementation of compliance training. Furthermore, through the internal audit system in accordance with the “Internal Audit Regulations”, we will cooperate with the auditors and the accounting auditor to verify the appropriateness and efficiency of the services.

With respect to the quality assurance of the Company products, we will implement the quality assurance activity based on the “Quality Assurance Regulations” and other related regulations based thereon, as well as the “Milk Community Quality System (MCQS)”, and validate such activity through the quality assurance promotion meeting, etc.

ii	Structure concerning the preservation and management of the information pertaining to the performance of the duties of the directors

In relation to the management of information and documents, they are to be stored, managed and used in accordance with, among others, the “Documents Management Rules”, the “Information Security Policy Regulations” and the “Information Security Standard Rules”. In addition, particularly with respect to any personal information, the information management will be fully implemented pursuant to the “Personal Information Protection Rules” and the “Employee Information Protection Rules”.
iii	Structures concerning regulations pertaining to the management of the risk of loss, etc.

With regard to the response to any crisis or urgent situation, we will establish a main unit for each hypothetical crisis factor pursuant to the “Crisis Management Regulations”, and strive to proactively prevent any occurrence of crisis. Moreover, we will prepare a communication system under which the information may be immediately communicated, and respond to an urgent situation based on the conduct standards for crisis response.

Furthermore, if any quality problem arises, we will convene the “Urgent Quality Committee”, and in the event of any significant accident or other significant crises, we will establish the “Crisis Measure Headquarters” to respond to such situation.

iv	Structure for ensuring that the directors’ duties are performed efficiently

We will have the structure under which any important matter is deliberated by the management meeting pursuant to the “Management Meeting Rules” and the “Board of Directors Rules”, and is then determined and reported by the Board of Directors’ meeting. In addition, we will carry out efficient execution of the service by appropriately delegating the authority pursuant to the “Organization Regulations”, the “Segregation of Duties Regulations” and the “Job Authority Regulations”.

Moreover, we will formulate a medium term management plan, establish a management policy for each fiscal year based thereon, and strive for ensuring appropriate profits upon setting the annual budget and service goals. With respect to the progress management, we will periodically convene, and verify the progress through, the “Operation Income and Expenditure Review Meeting”, the “Medium Term Strategy Meeting”, and the “Business Division Meeting”, in addition to the “Management Meeting” and the “Directors’ Meeting”.

v	Structure for ensuring the appropriateness of the services of the corporate group consisting of the Company as well as of the subsidiaries

With regard to the management of the group companies, in addition to sending in officers thereto, we will designate the Management Planning Division as the management unit pursuant to the “Related Companies Management Regulations”, and set the structure so that important matters are discussed in advance or reported to such unit.

Moreover, the group companies will be required to attend the Compliance Committee meeting, and the MEG Hotline and the External Attorney Hotline will be applicable to the employees of the group companies.

vi	Matters concerning the employees where the auditor requested to have such employees for assisting in the auditor’s duties, as well as matters concerning the independence of such employees from the directors

In addition to placing the Board of Auditors Office within the unit dedicated to compliance, we will streamline the auditing environment by the auditors pursuant to the “Auditors Audit Regulations”, and provide the environment for the employees assisting the auditors to consult with the auditors.
vii	Structure for the directors and employees to report to the auditors, structure concerning otherwise reporting to the auditors, and other structures for ensuring that the auditors’ audits are effectively conducted

In addition to deciding and reporting important matters at the directors’ meeting pursuant to the “Board of Directors Regulations”, the directors will immediately report to the auditors any fact that is likely to cause any significant loss to the Company.

Moreover, we will arrange a structure which allows the auditors to collect information on their own through, among others, attendance in the management meetings and other important meetings pursuant to the “Auditors Audit Regulations”, forwarded main approval documents, and inspection of other important documents.

Furthermore, the board of directors will be fully informed of the auditing policy and audit plan by the auditors for each year, and employ a system to collaborate for smooth auditing activity by the auditors.
(2)	Policy concerning the Decision on Allotment of Reserves, etc.
Policy concerning the exercise of authority where any provision in the articles of incorporation stipulates that the board of directors will determine the allotment, etc. of the reserves
i	Article 11 of the Articles of Incorporation provides that the Company may, after April 1, 2011, acquire Class A shares on the date as may be determined by a resolution of the board of directors; however, the Company is yet to determine any specific policy concerning the exercise of such authority.

ii	Pursuant to the resolution of the extraordinary shareholders meeting and of the directors’ meeting held on January 23, 2009, the Company plans to acquire and cancel 4,400,000 Class A shares out of 10,000,000 shares held by the shareholder, The Norinchukin Bank, by around the end of July, 2009.

(Translation)
BALANCE SHEET
(As of March 31, 2009)

(million yen)
ASSETS
Current assets:	34,705
Cash and deposits	197
Trade notes receivable	20
Accounts receivable — trade	23,780
Merchandise and finished goods	1,376
Goods in process	232
Raw materials and supplies	4,914
Accounts receivable — other	1,397
Short-term loans receivable	321
Advances	122
Prepaid expenses	378
Deferred tax assets	2,026
Other current assets	1
Less allowance for doubtful accounts	(65)

Fixed assets:	72,612
Tangible fixed assets:	62,787
Buildings	8,684
Structures	1,723
Machinery and equipment	12,484
Transportation equipment	24
Tools, furniture and fixtures	980
Lands	38,270
Lease assets	619

Intangible fixed assets:	3,141
Software	3,102
Software in process	0
Other intangible fixed assets	37

Investments and other assets:	6,683
Investment securities	1,780
Investment in associated companies’ stock	4,070
Long-term loans receivable	19
Leasehold deposits	744
Other investments and other assets	646
Less allowance for doubtful accounts	(579)

TOTAL ASSETS	107,317

(Note) Figures are indicated by discarding fractions of one million yen.

(million yen)
LIABILITIES
Current liabilities:	44,036
Trade notes payable	2,544
Accounts payable — trade	26,621
Short-term loans payable	6,446
Current portion of long-term debt	1,472
Lease obligations	1,053
Accounts payable — other	2,740
Accrued corporate taxes	111
Accrued consumption taxes	71
Accrued expenses	2,077
Deposits received	74
Allowance for bonuses	736
Other current liabilities	85

Long-term liabilities:	35,550
Long-term debt	18,360
Lease obligations	2,331
Deferred tax liabilities	7,342
Long-term deposits received	3,280
Retirement allowances for employees	4,165
Retirement allowances for officers	70

TOTAL LIABILITIES	79,587

NET ASSETS

Shareholders’ equity:	27,967
Common stock	14,188
Capital surplus	4,252
Capital reserve	4,252
Retained earnings	9,526
Other retained earnings	9,526
Retained earnings carried forward	9,526

Evaluation and exchange differences, etc.:	(238)
Evaluation difference on other securities	(238)

TOTAL NET ASSETS	27,729

TOTAL LIABILITIES AND NET ASSETS	107,317

(Note) Figures are indicated by discarding fractions of one million yen.

STATEMENT OF INCOME
(April 1, 2008 through March 31, 2009)

		(million yen)

Net sales		219,869
Cost of sales		156,853

Gross profit on sales		63,015
Selling, general and administrative expenses		61,704

Operating income		1,310

Non-operating income
1. Interest and dividend income	139
2. Rent income	282
3. Other income	304	726

Non-operating expenses
1. Interest expenses	452
2. Other expenses	140	593

Ordinary income		1,443

Extraordinary income
1. Gain on sale of fixed assets	6
2. Gain on sale of investment securities	0
3. Free receipt of facilities	28
4. Construction compensation	23	58

Extraordinary losses
1. Loss on disposition and sale of fixed assets	360
2. Valuation loss of investment securities	3
3. Impairment loss on fixed assets	16
4. Expenses related to business integration	66
5. Loss on transfer of investments in shares of associated companies	19	466

Income before income taxes		1,035

Corporate, inhabitant and enterprise taxes		66
Income taxes — deferred		(926)

Net income		1,895
(Note) Figures are indicated by discarding fractions of one million yen.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY, ETC.
(April 1, 2008 through March 31, 2009)
(million yen)

	Shareholders’ equity
				Retained earnings
				Other
				retained
				earnings
		Capital surplus		Retained
			Total	earnings	Total	Total
	Common	Capital	capital	carried	retained	shareholders’
	stock	reserve	surplus	forward	earnings	equity
Balance at March 31, 2008	14,188	4,252	4,252	7,631	7,631	26,072
Changes during the year
Net income				1,895	1,895	1,895
Changes in items other than shareholders’ equity during the year (net)
Net increase/decrease during the year	—	—	—	1,895	1,895	1,895
Balance at March 31, 2009	14,188	4,252	4,252	9,526	9,526	27,967

	Evaluation and exchange differences,
	etc.
	Evaluation	Total evaluation
	difference on	and exchange	Total net
	other securities	differences, etc.	assets
Balance at March 31, 2008	28	28	26,101
Changes during the year
Net income			1,895
Changes in items other than shareholders’ equity during the year (net)	(267)	(267)	(267)
Net increase/decrease during the year	(267)	(267)	1,628
Balance at March 31, 2009	(238)	(238)	27,729

(Note)	Figures are indicated by discarding fractions of one million yen.

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
(Notes to the matters concerning significant accounting policies)
1.	Basis and method of valuation of assets

(1)	Securities:

• Investment in subsidiaries’ stock and affiliated companies’ stock:	At cost, determined by the moving average method

• Other securities:

Those with market value:	At market value, determined by market prices, etc. as of the close of the fiscal year (Revaluation differences are all transferred directly to net assets. Selling costs are determined by the moving average method.)

Those without market value:	At cost, determined by the moving average method
(2)	Inventories:

• Merchandise and finished goods and goods in process:	At cost, determined by the periodic average method (the balance sheet values are calculated by the write-down method based on declined margins).

• Raw materials and supplies:	At cost, determined by the moving average method (the balance sheet values are calculated by the write-down method based on declined margins).
2.	Method of depreciation of fixed assets:

(1)	Tangible fixed assets (excluding lease assets):

Buildings are depreciated by the straight-line method and other tangible fixed assets are depreciated by the declining balance method.

The useful life of assets is estimated by the same method as stipulated in the Corporate Tax Law of Japan.

(2)	Intangible fixed assets:

By the straight-line method.

Software for use by the Company is depreciated by the straight-line method based on the usable period for the Company (5 years).

(3)	Lease assets:

Leased assets related to finance lease transactions that do not transfer ownership:

Leased assets are depreciated by the straight-line method, based on the assumption that the useful life equals to the lease term and the residual value equals to zero.

Any finance lease transaction other than those in which ownership of a leased asset is deemed to pass to its lessee, which became effective prior to the fiscal year during which the Accounting Standards Board of Japan (“ASBJ”) Corporate Accounting Standard No. 13 “Accounting Standard for Lease Transactions” first became applicable, is treated similarly in the manner in which ordinary lease transactions are treated.

3.	Basis for providing for allowances:

(1)	Allowance for doubtful accounts:
•	General credits:

Based on the actual loss rate

•	Specific claims, such as probable non-performing credits:

The Company sets aside an estimated uncollectible amount, by taking into consideration the individual possibilities of collection.
(2)	Allowance for bonuses:

To meet the payment of bonuses to employees, the Company sets aside an estimated amount of bonuses to be paid for each current fiscal year.

(3)	Retirement allowances for employees:

To meet the payment of retirement benefits to employees, the Company provides an amount to accrue as of the close of each current fiscal year, based on estimated retirement benefit obligations as of the close of each current fiscal year.

Actuarial differences are allocated proportionately based on a specific period of years (10 years) not exceeding the average remaining years of service of employees and is treated as an expense in the following fiscal year at the time such differences occur.

(4)	Retirement allowances for officers:

To meet the payment of retirement allowances to officers, the Company provides a 100% amount required to be paid as of the close of each current fiscal year pursuant to its internal rules.

4.	Other important matters forming the basis of preparation of financial statements:

(1)	Accounting treatment of consumption taxes, etc.:

Consumption taxes and local consumption taxes are treated for accounting purpose on a tax-excluded basis.
[Changes in accounting policies]
(Application of Accounting Standard for Evaluation of Inventories)

As from the fiscal year under review, the “Accounting Standard for Evaluation of Inventories” is applicable. As a result, in comparison with the previous method, operating income, ordinary income and income before income taxes decreased by ¥14 million, respectively.

(Reclassification of losses from disposition of inventories)

Losses from disposition of inventories, which used to be included in selling, general and administrative expenses, are reclassified to be included in cost of sales as from the fiscal year under review. As a result of the application of the “Accounting Standard for Evaluation of Inventories” as from the fiscal year under review, the Company has judged that it is appropriate to treat evaluation losses calculated by the write-down method based on declined margins and losses from disposition of inventories in the same classification for the purpose of periodic accounting for profit and loss. As a result, in comparison with the previous method, gross profit on sales decreased by ¥393 million, while the reclassification has no effect on operating income, ordinary income and income before income taxes.

(Application of Accounting Standard for Lease Transactions)

As from the fiscal year under review, the “Accounting Standard for Lease Transactions” is applicable. It has no effect on operating income, ordinary income and income before income taxes.
[Additional information]
(Change in the useful life of tangible fixed assets)

Upon reviewing the useful life of machinery and equipment in accordance with the amendment to the Corporate Tax Law, the useful life thereof is changed as from the fiscal year under review. As a result, in comparison with the previous method, operating income, ordinary income and income before income taxes increased by ¥227 million, respectively.
(Notes to balance sheet)
1.	Assets pledged and obligations secured by pledged assets:

(million yen)
Assets pledged
Accounts receivable — trade	0
Buildings	8,552
Structures	1,591
Machinery and equipment	11,217
Transportation equipment	22
Tools, furniture and fixtures	338
Lands	38,230
Investment securities	1,760
Investments in associated companies’ stock	4,060

Total	65,775

Obligations secured by pledged assets
Short-term loans payable	5,425
Long-term debt (including the current portion thereof)	19,832

Total	25,257
2.	Accumulated depreciation of tangible fixed assets	¥34,630 million

3.	Guarantee obligations:

The Company has provided a guarantee for loans from financial institutions to the following party:

	Michinoku Milk Co., Ltd.	¥1,311 million

4.	Money debts due from and payable to associated companies:

	Short-term money debts due from associated companies:	¥2,965 million

	Short-term money debts payable to associated companies:	¥7,994 million

(Notes to statement of income)
1.	Transactions with associated companies:

Transactions by ordinary business:
Sales:	¥30,399 million
Purchases:	¥73,442 million
Transactions other than ordinary business:	¥ 316 million
2.	Impairment loss on fixed assets:
     In the fiscal year under the review, the Company reported impairment losses with regard to the following assets:

Location	Use	Item
Tomisato City, Chiba, etc.	Idle equipment	Machinery and equipment
Takatsuki City, Osaka	Leased assets	Buildings, machinery, etc.
     The book value of the idle assets was reduced to their potential recovery value. The reduced amount is booked as an impairment loss on fixed assets (¥7 million) under extraordinary losses.
     The potential recovery value of the assets shall be the net sales value, which shall be calculated to equal 5% of the purchase price thereof.
     The book value of the leased assets, which had been planned to be sold, was reduced to the planned sales value. The reduced amount is booked as an impairment loss on fixed assets (¥8 million) under extraordinary losses, comprising ¥7 million for buildings, ¥1 million for machinery and equipment and ¥0 million for structures.
(Notes to statement of changes in shareholders’ equity, etc.)
     Matters concerning the number of issued shares as of the end of the fiscal year under review:

Shares of common stock:	10,500,000 shares
Class A Shares:	10,000,000 shares

(Notes on tax effect accounting)
     The principal items that caused the accrual of deferred tax assets were an excess depreciation amount, a tax loss carry forward and an excess transfer to retirement allowances for employees. The principal items that caused the accrual of deferred tax liabilities included the valuation difference of transferred assets upon a corporate split.
     The valuation allowance was ¥5,164 million.
(Notes on the fixed assets used by lease)
     In addition to the fixed assets listed in the balance sheet, part of production facilities, various computers and part of transportation equipment are used pursuant to finance lease agreements that do not transfer ownership.
(Notes on transactions with related parties)
1. Parent company, leading corporate shareholders, etc.:
(million yen)

		Ratio of	Relationship
		voting rights	Number of			Trans-		Year-
		owned in the	interlocking	Business		action		end
Attribute	Corporate name	Company	officers	relationship	Transaction	amount	Account	balance
Main shareholders	The National Federation of Agricultural Cooperative Associations	Direct 40.0%	None	Sales of products	Sales of products	11,542	Accounts receivable- trade	1,557
							Accounts receivable- other	54
				Purchases of raw materials	Purchase transaction	35,176	Accounts payable- trade	3,390
	Snow Brand Milk Products Co., Ltd.	Direct 30.0%	1	Purchases of raw materials	Purchase transaction	13,512	Accounts payable- trade	1,174
	The National Federation of Dairy Co-operative Associations	Direct 20.0%	None	Purchases of raw materials	Purchase transaction	12,153	Accounts payable- trade	1,308
	The Norinchukin Bank	Direct 10.0%	None	Loans	Borrowing transaction	4,078	Short-term loans payable	5,425
					Interest payment	73
(Notes)
1. The above-listed transaction amounts do not include consumption taxes and the year-end balance includes consumption taxes.
2. Terms of transactions and the policy on determination thereof:
(1)	With regard to sales of products, prices and other terms of transactions are determined by negotiations after the Company suggests prices by reference to market prices.

(2)	With regard to purchases of raw materials, prices and other terms of transactions are determined by negotiations on prices for each period by taking into consideration market prices.

(3)	The transaction amount of a loan is shown in the average balance thereof.

(4)	With regard to the terms of a loan, the interest rate is determined rationally by taking into consideration prevailing market rates.
2. Subsidiaries and affiliates, etc.:
(millions of yen)

Ratio of
voting
rights
		owned by	Relationship
	Trade	the	Interlocking	Operating		Transaction	Year-end
Attribute	name	Company	directors	transactions	Transaction	amount	Account	balance
Subsidiary	Michinoku Milk Co., Ltd.	Direct 100.0%	Concurrent 1 persons	Guarantee of obligations	Guarantee of obligations	1,311	—	—
(Notes)
1.	The above-listed transaction amount does not include consumption taxes.

2.	Terms of transactions and the policy on determination thereof:
     The Company has provided a guarantee for loans from financial institutions. No collateral has been offered to the Company.
(Notes on information per share)

Net assets per share:	Shares of common stock	¥909.17
	Class A Shares	¥1,818.34
Net income per share:	Shares of common stock	¥62.14
	Class A Shares	¥124.28
*	To Class A Shares, the distribution of residual assets and the payment of dividends shall be made per share in the amounts for two shares of common stock, respectively.

*	Net income per share is calculated based on the average number of issued shares during the relevant fiscal year.
(Notes on significant subsequent events)
     None

INDEPENDENT AUDITORS’ AUDIT REPORT
May 26, 2009

To:	The Board of Directors
Nippon Milk Community Co., Ltd.
KPMG AZSA & Co.

Kiyotaka Suzuki (seal)

Specified and Executive Partner
Certified Public Accountant

Koichi Konagaya (seal)

Specified and Executive Partner
Certified Public Accountant
     In accordance with the provision of Article 436, paragraph 2, item 1 of the Corporation Law of Japan, we, the oversigned auditing firm, audited the financial statements, or balance sheet, statement of income, statement of changes in shareholders’ equity, etc. and non-consolidated notes of Nippon Milk Community Co., Ltd. (the “Company”), as well as their accompanying detailed statements, for the 7th fiscal year, covering the period from April 1, 2008 to March 31, 2009. Management of the Company is responsible for preparing such non-consolidated financial statements and their accompanying detailed statements and our responsibility is to express our opinions thereon from an independent standpoint.
     We made such audit in compliance with generally accepted fair and reasonable auditing standards in Japan. The auditing standards require us to have a reasonable assurance whether any material misrepresentation exists in the financial statements and their accompanying detailed statements or not. Our audit was made on a test basis and included the examination of the presentations in their entirety in the financial statements and their accompanying detailed statements, including the evaluation of the accounting policies and methods of application thereof employed by management and estimates made by management. We consider that as a result of our audit, we have obtained a reasonable basis for expressing our opinions.
     We are of the opinion that such financial statements and their accompanying detailed statements properly present the state of the property and profit and loss for the period related to the financial statements and their accompanying detailed statements in all material respects in compliance with generally accepted fair and reasonable corporate accounting standards in Japan.

Additional information
     As stated in “Changes in accounting policies” in “4. NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS”, losses from disposition of inventories, which used to be included in selling, general and administrative expenses, are reclassified to be included in cost of sales as from the fiscal year under review.
     There is no such relation of interests between the Company and the oversigned auditing firm or any executive partner thereof as is required to be stated under the Certified Public Accountant Law of Japan.
- END -

AUDIT REPORT
     We, the Board of Corporate Auditors of the Company, upon deliberation based on the audit report prepared by each Corporate Auditor on the performance by the Directors of their duties during the 7th fiscal year covering the period from April 1, 2008 to March 31, 2009, have prepared this audit report as an unanimous opinion of the Corporate Auditors and hereby report as follows:
1.	Methods of Audits by Corporate Auditors and the Board of Corporate Auditors and the Particulars thereof:
     The Board of Corporate Auditors determined the audit policy, assignment of duties, etc. for the fiscal year under review, received from each Corporate Auditor reports on the state of his performance of audits and the results thereof, received from the Directors, etc. and Account Auditors reports on the state of performance of their duties and demanded explanations whenever necessary.
     Each Corporate Auditor, pursuant to the rules of audits by Corporate Auditors determined by the Board of Corporate Auditors and in accordance with the audit policy, assignment of duties, etc. for the fiscal year under review, maintained constant communications with the Directors, the Compliance Department, which is an internal audit division, and other employees, etc. in an effort to collect information and improve the environment for auditing, attended meetings of the Board of Directors and other important meetings, received from the Directors and employees, etc., reports on the state of performance of their duties, demanded explanations whenever necessary, inspected important decision documents, etc. and made investigation into the state of activities and property at the head office and principal business offices of the Company. We also monitored and verified the details of the resolutions of the Board of Directors for establishing systems to secure that the performance by the Directors of their duties will comply with laws or ordinances and the Articles of Incorporation and such systems as provided for in Article 100, paragraphs 1 and 3 of the Regulations to Enforce the Corporation Law of Japan as necessary to secure the adequacy of business of joint-stock corporations, and the status of the systems (internal control systems) established pursuant to such resolutions. With regard to its subsidiaries, we maintained constant communications and exchanged information with the directors, corporate auditors, etc. thereof and visited the subsidiaries to investigate, and requested them to render reports on, the business operations whenever necessary. In accordance with such methods, we investigated the business report and its accompanying detailed statements for the fiscal year under review.
     We also monitored and verified whether the Account Auditors had maintained an independent position and conducted adequate audits and received from the Account Auditors reports on the state of performance of their duties and demanded explanations whenever necessary. In addition, we received from the Account Auditors a notice that the “systems to secure adequate performance of duties” (as listed in the items of Article 131 of the Corporate Accounting Regulations) had been established in accordance with the “Standard for Quality Control Concerning Audits” (the Accounting Standards Board of Japan, October 28, 2005) and demanded explanations whenever necessary. In accordance with such methods, we investigated the financial statements (balance sheet, statement of income, statement of changes in shareholders’ equity, etc. and non-consolidated notes) and their accompanying detailed statements for the fiscal year under review. In addition, with respect to competitive transactions by Directors, transactions involving conflicting interests between Directors and the Company, gratuitous offering of proprietary profits by the Company and transactions not customary in nature between the Company and its subsidiaries or shareholders, we required each Director to render reports thereon and obtained confirmation.
2. Results of Audit:
(1) Results of audit of the business report, etc.:
     We are of the opinion:
(i)	That the business report and the accompanying detailed statements fairly present the state of the Company in accordance with laws or ordinances and the Articles of Incorporation;

(ii)	That in connection with the performance by the Directors of their duties, no dishonest act or material fact of violation of laws or ordinances or the Articles of Incorporation exists; and

(iii)	That the details of the resolutions of the Board of Directors on internal control systems are proper and that the performance by the Directors of duties concerning such internal control systems contains nothing to be pointed out.
(2) Results of audit of the financial statements and their accompanying detailed statements:
     We are of the opinion that the method and results of the audit made by the Company’s Account Auditors, KPMG AZSA & Co., are proper.
     June 2, 2009

Board of Corporate Auditors
Nippon Milk Community Co., Ltd.	.

Kozo Ueda	(seal)
Full-time Corporate Auditor

Minoru Ooka	(seal)
Full-time Corporate Auditor

Kiyoshi Sakamoto	(seal)
Outside Corporate Auditor

Masaru Yamamoto	(seal)
Outside Corporate Auditor
- END -

(Translation)
[Document Attached to the Notice of the 59th Ordinary General Meeting of Shareholders]
The 59th
Business Report
(April 1, 2008 through March 31, 2009)

Business Report	1
Consolidated Balance Sheet	25
Consolidated Statement of Income	27
Consolidated Statement of Changes in Shareholders’ Equity, Etc.	28
Notes to Consolidated Financial Statements	29
Copy of Account Auditors’ Audit Report Relating to Consolidated Financial Statements	39
Copy of the Board of Corporate Auditors’ Audit Report	40
Non-Consolidated Balance Sheet	43
Non-Consolidated Statement of Income	45
Non-Consolidated Statement of Changes in Shareholders’ Equity, Etc.	46
Notes to Non-Consolidated Financial Statements	47
Copy of Account Auditors’ Audit Report	59
Snow Brand Milk Products Co., Ltd.

BUSINESS REPORT
(April 1, 2008 through March 31, 2009)
1.	Matters Concerning the situations of the Snow Brand Milk Group (the “Group”):

(1)	Developments and results of business activities:
     During the fiscal year under review, the Japanese economy was placed in an increasingly severe environment due to a global economic disorder triggered by the financial crisis and the subsequent substantial supply-demand imbalances that apparently caused a decline in corporate earnings and decreases in employment and income.
     Under this economic environment, in our business sector of dairy products, prices of imported raw materials fluctuated. In complete contrast to tight supplies and rising prices of raw materials since the previous fiscal year, supply-demand conditions became weaker and prices became lower in the second half of the fiscal year under review. On the other hand, domestic prices of raw milk were raised gradually as dairy production costs increased and the industry was placed in difficult business conditions where a decline in international prices of dairy products and a rise in domestic prices of raw milk were developing simultaneously. With regard to consumers’ lifestyle, consumers have become more concerned about food safety and security and the health and their preference for low-end products and reluctant buying have become more apparent since the second half of the fiscal year under review. Thus, in this aspect, the business conditions have been difficult.
     In response to these business conditions, the Company formulated a new Medium-Term Business Plan in May 2008 and has since exerted its efforts to implement business strategies to fulfill the plan.
     As measures to “maximize the values of milk resources” and “strengthen its core business”, which are the most important strategies under the Medium-Term Business Plan, the Company has launched in series products of the “Snow Brand Hokkaido 100” brand made of 100% Hokkaido raw milk and focused on expanding sales thereof. Specifically, the Company has exerted its efforts to increase production of its unique product “Sakeru Cheese” at its Taiki Plant, which was reinforced in 2007. The Company has also enhanced production of “Hojun Gouda” and Mozzarela cheese at its Nakashibetsu Plant, which commenced full-fledged operations in the fiscal year ended March 31, 2009 and taken steps to build additional plants to further increase production of “Sakeru Cheese”. With regard to butter, supplies of which had become tighter due to tight international supply conditions of dairy products and reduced domestic production of raw milk, the Company exerted its efforts to make optimal allocation of milk resources and increase production thereof.
     As measures to “strengthen its operating base”, to reduce increased costs arising from higher prices of imported raw materials and higher prices of raw milk, the Company has taken steps to improve the efficiency of its production systems, promote cooperation in physical distribution and dispose of idle assets, among others. However, to cope with increased costs that could not be absorbed by these steps, the Company was compelled to revise prices of dairy products and oils and fats in May and August 2008.

     Snow Brand Seed Co., Ltd., for the shares of which the Company made a takeover bid in December 2007, became a wholly owned subsidiary of the Company as of May 15, 2008 upon completion of the procedures related to the takeover bid. In the difficult business conditions where prices of grain, raw materials, are fluctuating, the subsidiary, in cooperation with the Company, has focused on reducing production cost of raw milk and increasing production of raw milk by dairy farmers and exerted its efforts to strengthen the basis of selling feeds and seeds.
     Bean Stalk Snow Co., Ltd., a consolidated subsidiary, has focused on marketing oral care products and other functional products appealing in new values, specifically “Life Navigate Foods” products launched as a new health product brand during the fiscal year ended March 31, 2008.
     With regard to financing, in June 2008, the Company completed the cancellation of Class-C preferred shares issued in March 2003.
     As a result, on a consolidated basis for the fiscal year under review, net sales, operating income, ordinary income and net income amounted to ¥294,657 million (102.7% in comparison with the previous fiscal year), ¥10,508 million (129.6% in comparison with the previous fiscal year), ¥12,638 million (131.6% in comparison with the previous fiscal year) and ¥7,850 million (112.6% in comparison with the previous fiscal year), respectively.
     As of March 31, 2009, the Company had 25 subsidiaries and 15 affiliates.
(2)	Procurement of raw milk materials:
     National raw milk production was 7,944,000 tons (99.0% in comparison with the previous fiscal year) while increased prices of production materials, including assorted feed, pressed dairy management, resulting in a rise in milk prices in the yen for the first time in 30 years. In Hokkaido, on the other hand, raw milk production was 3,909,000 tons (102.1% in comparison with the previous fiscal year) due to the promotion of planned production to boost output. In this situation, the Company purchased 672,000 tons (101.0% in comparison with the previous fiscal year) of raw milk, almost all of which was from Hokkaido.
(3)	Overall conditions by segment:
(Food products)
     Sales of dairy products increased favorably due to the launch of new “Snow Brand Hokkaido 100 Series” cheese products, six in spring and four in autumn. Sales of oils and fats also increased favorably due to substitute demand for margarine for household use, including “Margarine for Cake”, to replace butter.
     In addition, due to price revisions realized generally in the food products business, net sales increased from the previous fiscal year.
(Feed & seeds)
     Net sales of feed & seeds increased from the previous fiscal year principally due to increased selling prices of assorted feed following a sharp rise in prices of raw materials.
(Others)
     Net sales of other businesses decreased from the previous fiscal year.
•	Consolidated net sales by segment:

			Comparison with the
		Net sales	previous year
Segment	Category	(million yen)	(%)
Food products	Dairy products	130,631	99.8
	Oils and fats	16,535	108.4
	Milk for retail market	45,534	96.5
	Ice creams	11,276	97.0
	Other foods	18,243	117.5
	Sub-total	222,222	100.8
Feed & seeds		51,454	113.7
Others	Packaging materials	4,878	90.9
	Others	16,101	101.7
	Sub-total	20,980	99.0
Total		294,657	102.7

(Note)	In the above amounts, inter-segment sales were eliminated. Before such inter-segment elimination, by segment, net sales of food products, feed & seeds and others were ¥222,250 million, ¥52,765 million and ¥27,438 million, respectively.
•	Main businesses
     The main businesses of the Group consist of food products business, feed & seeds business and other businesses and the categories of products by business segment are as follows:

Segment	Category of products
Food products	Dairy products (butter, cheese, condensed milk, milk powder, etc.), oils and fats (margarine, etc.), milk for retail market, ice creams and others (dried foods, etc.)

Feed & seeds	Assorted feed for cattle farming, etc.; seeds of grasses and feed crops, vegetable seeds, seeds of flowers and ornamental plants, etc.

Others	Packaging materials (cardboards, paper vessels, soft packages, plastics, etc.), etc.; cooperative delivery centers; lease of real estate, etc.
(4)	Capital expenditures:
     The Group (the Company and its consolidated subsidiaries) made capital expenditures, totaling ¥6,939 million, which was used principally for production enhancement of domestically-produced natural cheese at the Company’s Nakashibetsu Plant, among others, development of new products, strengthening of quality assurance, replacement of old facilities and refurbishing of the annex building of the Tokyo Head Office for antiseismic reinforcement.
[Food products]
     Capital expenditures in the food product business were made principally by the Company for the introduction of new facilities and equipment for environmental and quality measures to its Nakashibetsu Plant and other plants of dairy products, to address the issues of capital expenditures, such as “production enhancement of domestically-produced natural cheese”, “launch of new products and improved products to speedily contribute to increasing profitability”, “improvement of quality assurance systems to ensure safety and security” and “replacement of old facilities”, as well as the refurbishing of the annex building of the Tokyo Head Office for antiseismic reinforcement.
     As a result, capital expenditures in the food product business totaled ¥5,459 million.
[Feed & seeds]
     Capital expenditures in the feed & seeds business were made principally for the reinforcement of the facilities for feed business, including the construction of a new plant of milk substitute by DOTO FEED CORPORATION (a consolidated subsidiary).
     As a result, capital expenditures in the feed & seeds business totaled ¥1,336 million.
[Others]
     Capital expenditures in other businesses totaled ¥143 million.
(5)	Fund-raising:
     The Company raised from financial institutions ¥12,529 million as long-term loans payable, which were used principally for the purchase and cancellation of its Class-C preferred shares (¥2,829 million), plant and equipment investment at its Nakashibetsu Plant and the repayment of a syndicated loan.
(6)	Issues to be addressed:
(i)	Medium-Term Business Plan:
     The Group has formulated a new “Medium-Term Business Plan” commencing on April 1, 2008 to enhance its corporate value. In the “Medium-Term Business Plan”, the Group has mapped out the following business strategies:
•	Business strategies in the “Medium-Term Business Plan”
A.	Strengthening of the operating base:
(a)	Mutual coexistence with dairy production;

(b)	Strengthening of research and development capabilities;

(c)	Strengthening of collaboration with overseas manufacturers; and

(d)	Strengthening of its cost structures.
B.	Strengthening of core business:
(a)	Strengthening of domestically-produced natural cheese; and

(b)	Strategic expansion of domestically-produced dairy products.
C.	Maximization of the value of milk resources:
(a)	Establishment of new production systems; and

(b)	Product development by new technological development.
D.	Creation of value:
(a)	Expansion of business to new business areas; and

(b)	Expansion of new businesses of the Group.
(ii)	Issues to be addressed:
     For the fiscal year ending March 31, 2010, consumers’ reluctant buying and preference for low-end products are anticipated to become more apparent as consumer spending is decelerating due to little growth in income caused by an economic downturn. On the other hand, while the international market for raw materials are expected to decline, domestic prices of raw milk will rise and the business environments are anticipated to be difficult.
     Under these business environments, the Company has determined its management policy for the fiscal year ending March 31, 2010 as described below to specifically implement the business strategies mapped out in the Medium-Term Business Plan:
A.	Strengthening of the capabilities in the field (proposal capabilities, negotiation capabilities and risk control capabilities);

B.	Strengthening of the bases for the business consolidation with Nippon Milk Community Co., Ltd.;

C.	Strengthening of the earning capacity of each group company;

D.	Improvement of the management quality by thorough promotion of CSR management and the strengthening of internal control; and

E.	Business development in response to changing environments:
(a)	Strengthening of differentiation from competitors;

(b)	Formulation of production and sales strategies to flexibly respond to changes in supply and demand of raw milk and behaviors of consumers and competitors; and

(c)	Reduction of production and physical distribution costs.
     The Company plans to consolidate business with Nippon Milk Community Co., Ltd. in October 2009. The Company will publicize a new business plan of the group of consolidated companies after the business consolidation.
(7)	Assets and incomes for the most recent fiscal years:

(i)	Assets and incomes of the Group:

				59th
	56th	57th	58th	(current year)
	April 1, 2005 -	April 1, 2006 -	April 1, 2007 -	April 1, 2008 -
Item	Mar. 31, 2006	Mar. 31, 2007	Mar. 31, 2008	Mar. 31, 2009
Net sales (million yen)	280,057	277,344	286,958	294,657
Ordinary income (million yen)	9,142	10,656	9,600	12,638
Net income (million yen)	7,124	7,383	6,972	7,850
Net income per share (yen)	30.79	27.57	23.70	26.02
Net income per share (diluted) (yen)	20.35	22.70	21.65	—
Total assets (million yen)	208,376	204,658	202,431	203,780
Net assets (million yen)	52,269	72,729	68,663	70,040

(Notes)	1.	The 56th fiscal year:

Net sales slightly decreased to 98.8% in comparison with the previous fiscal year, while ordinary income increased to 136.8% in comparison with the previous fiscal year as the Company reported an increased income, its consolidated subsidiaries registered good results and its equity-method companies put in a good performance. With regard to extraordinary income and losses, the Company reported a lump-sum refund of contributions upon the settlement of Snow Brand Employees’ Pension Fund as an extraordinary income, while the Company reported a loss on impairment of fixed assets as an extraordinary loss due to the adoption of the “Accounting Standard for Loss on Impairment of Fixed Assets”. As a result, net income increased slightly from the previous fiscal year to ¥7,100 million.

2.	The 57th fiscal year:

Net sales slightly decreased to 99.0% in comparison with the previous fiscal year due to adverse economic conditions for milk products for use as raw materials and decreased sales of milk powder for infants while sales in the feed & seeds business increased due to hikes of product prices. Ordinary income increased to 116.6% in comparison with the previous fiscal year as the Company reported an increased income and its equity-method companies put in a good performance. With regard to extraordinary income and losses, the Company reported a substantial decrease in a loss on impairment of fixed assets as an extraordinary loss, while returned adjustment to corporate taxes, etc. decreased. As a result, net income increased to 103.6% in comparison with the previous fiscal year.

3.	The 58th fiscal year:

Net sales posted 103.5% in comparison with the previous fiscal year due to the establishment of the “Snow Brand Hokkaido 100” brand and revisions of feed prices. Ordinary income posted 90.1% in comparison with the previous fiscal year as the impact of increased costs, including increased prices of materials and crude oil, could not be absorbed and investment profit on equity method fell below that for the previous fiscal year. Gain on sale of fixed assets increased, while the Company registered a valuation loss of inventories upon early adoption of the “Accounting Standard for Revaluation of Inventories”. As a result, net income decreased to 94.4% in comparison with the previous fiscal year.

4.	The 59th (current) fiscal year:

As described in “(1) Developments and results of business activities” above.

(ii)	Assets and incomes of the Company:

				59th
	56th	57th	58th	(current year)
	April 1, 2005 -	April 1, 2006 -	April 1, 2007 -	April 1, 2008 -
Item	Mar. 31, 2006	Mar. 31, 2007	Mar. 31, 2008	Mar. 31, 2009
Net sales (million yen)	132,837	131,670	141,840	145,511
Ordinary income (million yen)	5,223	6,161	6,147	8,868
Net income (million yen)	4,253	4,969	5,084	4,942
Net income per share (yen)	18.42	18.29	17.23	16.38
Net income per share (diluted) (yen)	12.17	15.28	15.79	—
Total assets (million yen)	152,261	148,906	152,797	152,678
Net assets (million yen)	42,422	47,144	51,430	51,668

(Notes)	1.	The 56th fiscal year:

The Company completed its “New Restructuring Plan” a half year earlier than initially planned and publicized a new “Medium-Term Business Plan” on September 28, 2005.

Net sales slightly decreased in comparison with the previous fiscal year. However, for the purpose of the improvement of its cost structures, the results from the thorough cost management of the whole divisions of the Company covering procurement, production and marketing contributed to business results and ordinary income posted 134.1% in comparison with the previous fiscal year. With regard to extraordinary income and losses, the Company reported an income of ¥2,800 million due to a lump-sum refund of contributions upon the settlement of Snow Brand Employees’ Pension Fund as an extraordinary income. On the other hand, the Company reported an extraordinary loss of ¥6,900 million due a loss of ¥3,900 million on impairment of fixed assets and a loss of ¥2,400 million on valuation of investment securities. As a result, net income amounted to ¥4,200 million.

As “financial and capital measures” included in the “Medium-Term Business Plan”, the Company conducted the “issuance of preferred shares (Class-D preferred shares) by allocation thereof to a third party” and the “capital reduction by mandatory cancellation of Class-A and Class-B preferred shares for value”. As a result of the issuance of Class-D preferred shares, common stock and capital surplus increased ¥7,500 million, respectively. As a result of the mandatory cancellation of Class-A and Class-B preferred shares for value, common stock decreased ¥14,800 million.

2.	The 57th fiscal year:

The Company exerted its efforts to increase demand for dairy products through building up its production facilities and announcing its new brand, as well as reduce cost in its whole divisions covering procurement, production, distribution and marketing. Consequently, though net sales decreased in comparison with the previous fiscal year, operating income successfully increased to 103.9% in comparison with the previous fiscal year. Ordinary income also increased to 117.9% in comparison with the previous fiscal year principally due to a decrease in a loss on disposal of inventories. With regard to extraordinary income and losses, the Company reported an extraordinary income of ¥1,000 million principally due to a gain of ¥500 million on sale of fixed assets, while the Company reported an extraordinary loss of ¥1,900 million principally due to a loss of ¥900 million on impairment of fixed assets and a lump-sum settlement amount of ¥400 million upon a change in its junior employee policy. As a result, net income amounted to ¥4,900 million, 116.8% in comparison with the previous fiscal year.

3.	The 58th fiscal year:

The Company focused its efforts on expanding demand for dairy products through marketing its new brand “Snow Brand Hokkaido 100”, while the Company was building up its production systems by commencing operations at its Nakashibetsu Plant. Consequently, sales of the new brand “Snow Brand Hokkaido 100” increased favorably and sales of dairy products as materials for industrial use also increased. Consequently, net sales posted 107.7% in comparison with the previous fiscal year.

However, due to higher prices of raw materials globally, increased promotional expenses arising from intensifying market competition and an exchange loss caused by the sharp appreciation of the yen, both operating income and ordinary income slightly decreased from the previous fiscal year.

With regard to extraordinary income and losses, a loss on impairment of fixed assets increased, while returned adjustment to corporate taxes, etc. increased substantially. As a result, net income increased to 102.3% in comparison with the previous fiscal year.

With regard to financing, the Company cancelled its Class-C preferred shares to (i) curb the possible dilution of its shares of common stock by conversion of the Class-C preferred shares to shares of common stock and (ii) reduce its burden of paying dividends on the Class-C preferred shares. The Company issued new shares through public offering to acquire the Class-C preferred shares and raise funds for the construction of its Nakashibetsu Plant.

4.	The 59th (current) fiscal year:

The Company has promoted the “six strengthening measures” and “four reforms” instituted in the Medium-Term Business Plan to materialize the business strategy. The Company has launched in series its main products of the “Snow Brand Hokkaido 100” brand made from 100% Hokkaido raw milk to enhance its brand recognition. In the sectors of raw materials and products for industrial use, the Company has focused on developing new products that may meet needs of customers and consumers.

The Company has also taken steps to improve the efficiency of its production systems and promote cooperation in physical distribution, among others to strengthen its cost structure. However, to cope with increased costs that could not be absorbed by these steps, the Company was compelled to revise prices.

With regard to its group companies, the Company made a take over bid for the shares in Snow Brand Seed Co., Ltd. and made it a wholly owned subsidiary of the Company.

With regard to financing, the Company acquired and cancelled its Class-C preferred shares issued in March 2003 to strengthen its operating base and enhance the value of its shares of common stock.

As a result, net sales increased to 102.6% in comparison with the previous fiscal year. Operating income (145.8% in comparison with the previous fiscal year) and ordinary income (144.3% in comparison with the previous fiscal year) also increased. However, due to an increase in extraordinary losses, including valuation loss of investment securities and an increase in income taxes — deferred upon reversal of deferred fax assets, net income decreased (97.2% in comparison with the previous fiscal year).
(8)	State of Group (as of March 31, 2009):
(i)	State of major subsidiaries, etc.:

		Capital (million
		yen, except	Ratio of voting
		otherwise	rights of the
	Name	indicated)	Company (%)	Main business
1	Snow Brand Seed Co., Ltd.	4,643	100.0	Production and sale of agricultural seeds, feeds, etc.
2	Bean Stalk Snow Co., Ltd.	500	80.0	Research, development, production and sale of milk powder for infants, follow-up milk, baby foods, healthcare, etc.
3	Yatsugatake Milk Products Co., Ltd.	60	100.0	Production and sale of milk, cheese, etc.
4	CRESCO Corporation	38	100.0	Sale of cardboards, paper vessels, etc.
5	Kohnan Oils and Fats Mfg. Co., Ltd.	100	51.0	Production and sale of edible oils and fats, etc.

		Capital (million
		yen, except	Ratio of voting
		otherwise	rights of the
	Name	indicated)	Company (%)	Main business
6	Snow Brand Parlor Co., Ltd.	30	93.3	Operation of restaurants and shops and sale of dairy products, etc.
7	CHESCO Ltd.	472	90.9	Import and sale of cheese and foodstuffs
8	YBS Co., Ltd.	30	100.0	General maintenance and management of buildings and non-life insurance agency
9	SI System Corporation	200	65.0	Sale of foodstuffs and acceptance of operations of cooperative delivery centers
10	Snow Brand Australia Pty., Ltd.	A$21,882 thousand	100.0	Production and sale of dairy products and milk powder for infants
11	Nichiraku Kikai Co., Ltd.	50	53.0	Design, execution, manufacture, etc. of plants for food and chemical machinery and equipment, etc.
12	Snow Brand Taiwan Co., Ltd.	NT$7,000 thousand	100.0	import and sale of dairy products and powder milk for infants
13	ROYAL FARM LTD.	10	—	Breeding and sale of beef cattle
14	DOTO FEED CORPORATION	300	—	Production and sale of assorted feeds

(Notes)	1.	The above amounts are presented by truncating any fractions of the indicated units.

	2.	The parent-subsidiary relationship is determined based on the ratio of voting rights to the total number thereof. Hence, in the above table, the ratios of voting rights are indicated in place of the equity ownership ratios. The ratios of voting rights are presented by truncating two decimal places.

	3.	ROYAL FARM LTD. is included in the major subsidiaries of the Company as it is placed under substantial control of the Company: 44.5% of its capital is owned by Snow Brand Seed Co., Ltd., of which 100% of the voting rights are held by the Company.

	4.	DOTO FEED CORPORATION is a subsidiary of Snow Brand Seed Co., Ltd.: 60.0% of its voting rights are held by Snow Brand Seed Co., Ltd., of which 100% of the voting rights are held by the Company.

	5.	Toyo Reinetsu Co. Ltd. ceased to be a consolidated subsidiary for the fiscal year under review as its liquidation procedure had been completed.

(ii)	State of major affiliated companies:

	Capital	Ratio of voting
	(million	rights of the
Name	yen)	Company (%)	Main business
1 Nippon Milk Community Co., Ltd.	14,188	30.0	Production and sale of milk, milk beverages, etc.

2 E N Otsuka Pharmaceutical Co., Ltd.	1,510	40.0	Production and sale of pharmaceuticals, quasi-pharmaceuticals, etc.
(Note) The above amounts are presented by truncating any fractions of the indicated units.
(iii)	Major business offices and plants:
A. The Company:

Head office	Head Office (Sapporo City), Tokyo Head Office (Shinjuku-ku, Tokyo)

Institute/laboratory (five places)	Technology and Research Institute (Kawagoe City, Saitama), Institute of Food Hygiene (Kawagoe City, Saitama), Sapporo Research Laboratory (Sapporo City), Cheese Research Laboratory (Hokuso City, Yamanashi), Research & Development Center for Dairy Farming (Sapporo City)

Plant (nine places)	Taiki Plant (Hiroo-gun, Hokkaido), Isobunai Plant (Kawakami-gun, Hokkaido), Okibe Plant (Monbetsu-gun, Hokkaido), Horonobe Plant (Tenshio-gun, Hokkaido), Nakashibetsu Plant (Shibetsu-gun, Hokkaido), Bekkai Plant (Nofu-gun, Hokkaido), Yokohama Cheese Plant (Yokohama City), Atsugi Margarine Plant (Ebina City, Kanagawa), Kansai Cheese Plant (Itami City, Hyogo)

Sales office (two places)	Head of Kanto Sales (Shinjuku-ku, Tokyo), Head of Kansai Sales (Osaka City)

Branch (14 places)	Hokkaido Branch (Sapporo City), Tohoku Branch (Sendai City), Kita-Tohoku Branch (Morioka City), Tokyo Branch (Shinjuku-ku, Tokyo), Kanto Branch (Saitama City), Kanagawa Branch (Yokohama City), Chubu Branch (Nagoya City), Shizuoka Branch (Shizuoka City), Hokuriku Branch (Hakusan City, Ishikawa), Kinki Branch (Osaka City), Chugoku Branch (Hiroshima City), Shikoku Branch (Takamatsu City), Kyushu Branch (Fukuoka City), Minami-Kyushu Branch (Kagoshima City)

Customer center	Customer Center (Shinjuku-ku, Tokyo)

B.	Subsidiaries:

Segment by business
category	Major subsidiaries (place of head office)
Food products	Bean Stalk Snow Co., Ltd. (Shinjuku-ku, Tokyo), Yatsugatake Milk Products Co., Ltd. (Chino City, Nagano), Kohnan Oils and Fats Mfg. Co., Ltd. (Kobe City), CHESCO Ltd. (Shinjuku-ku, Tokyo), SI System Corporation (Shibuya-ku, Tokyo), Snow Brand Australia Pty., Ltd. (Victoria State, Australia), Snow Brand Taiwan Co., Ltd. (Taiwan)

Feed & seeds	Snow Brand Seed Co., Ltd. (Sapporo City), DOTO FEED CORPORATION (Kushiro City, Hokkaido)

Others	CRESCO Corporation (Kita-ku, Tokyo), Snow Brand Parlor Co., Ltd. (Sapporo City), YBS Co., Ltd. (Shinjuku-ku, Tokyo), Nichiraku Kikai Co., Ltd. (Saitama City), ROYAL FARM LTD. (Towada City, Aomori)
(iv)	State of employees:
A. Number of employees of the Group:

		Increase/decrease from
Segment by business	Number of employees	the end of the previous
category	(persons)	fiscal year
Food products	1,889	+ 31
Feed & seeds	390	+ 11
Others	400	-7
Total	2,679	+ 35

(Note)	The number of employees represents the number of those actually at work and does not include temporary employees.
B.	Number of employees of the Company:

		Increase/decrease
		from the end of the
		previous fiscal	Average years of	Average years of
Number of employees (persons)		year	age (years)	service (years)
Male	1,206	+ 16	40.6	18.0
Female	191	+ 5	35.1	12.8
Total/average	1,397	+ 21	39.9	17.3

(Note)	The number of employees represents the number of those actually at work and does not include temporary employees.

(9)	Major lenders and amounts of debts payable (as of March 31, 2009):
(million yen)

	Debt payable
Lender	Short-term	Long-term	Total
The Norinchukin Bank	10,264	13,114	23,379
Mizuho Corporate Bank, Ltd.	3,090	4,431	7,521
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2,510	3,598	6,108
Mizuho Trust & Banking Co., Ltd.	1,290	1,861	3,151
Japan Finance Corporation	—	3,500	3,500

(Note)	The amounts in the column of long-term debts payable include the current portion of long-term debt.
(10)	Other important matters concerning the current state of the Group:
     The Company made a takeover bid for the shares of Snow Brand Seed Co., Ltd. in December 2007 and made it a wholly owned subsidiary as of May 15, 2008.
     Nippon Milk Community Co., Ltd. and the Company, subject to approval of their respective general meetings of shareholders to be held on June 24, 2009, have determined to consolidate business by the incorporation of their joint holding company “MEGMILK SNOW BRAND Co., Ltd.” through a share transfer as of October 1, 2009.
2. Matters concerning the shares of the Company (as of March 31, 2009):

(1)	Total number of issuable shares:

	Shares of common stock:	990,500,000 shares
	Class-C preferred shares:	9,500,000 shares

(2)	Total number of issued shares:

	Shares of common stock:	303,802,153 shares	(including 2,009,620 shares of treasury stock)
	Class-C preferred shares:	0 share

(3)	Number of shareholders:
	Shares of common stock:	79,603 persons	(a decrease of 6,783 persons from the end of the previous fiscal year)
	Class-C preferred shares:	0 share

(4)	Principal shareholders: (Shares of common stock)

	Number of shares	Equity ownership
Name	(thousand shares)	ratio (%)
The National Federation of Agricultural Cooperative Associations	31,470	10.43
Japan Trustee Services Bank, Ltd.	19,842	6.57
ITOCHU Corporation	18,518	6.14
The Norinchukin Bank	14,547	4.82
The Master Trust Bank of Japan, Ltd.	11,520	3.82
Mizuho Corporate Bank, Ltd.	7,773	2.58
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	7,720	2.56
Mizuho Trust & Banking Co., Ltd.	4,901	1.62
NIPPON ACCESS, INC.	4,172	1.38
Hokuren Federation of Agriculture Cooperative Association	3,953	1.31

(Note)	As of March 31, 2009, only one shareholder had shares in the number representing one-tenth or more of the total number of issued shares (excluding shares of treasury stock) of the Company. However, the largest ten shareholders are listed herein.
(5)	Other important matters concerning the shares of the Company:
     The Company acquired 1,900,000 Class-C preferred shares from The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 23, 2008 and cancelled them in accordance with the resolution adopted at the meeting of the Board of Directors of the Company held on June 26, 2008.
     As a result, the cancellation of the entire preferred shares was been completed.
3.	Matters concerning stock acquisition rights, etc. of the Company:
     Not applicable.

4.	Matters concerning the officers of the Company:
(1)	Names of Directors and Corporate Auditors, etc. (as of March 31, 2009):

Business in charge and representation of
Name	Position	other companies, etc.
Tadaaki Kohnose	President and Representative Director	Management in general; President and Representative Director, Nippon Milk Products Trading Co., Ltd.

Kenichi Takahara	Executive Vice President and Representative Director	Assistant to President; Responsible for General Affairs Dept., Personnel Dept. and Product Safety Assurance Office

Masami Kawanari	Executive Managing Director	General Manager of Hokkaido Headquarters; Responsible for Farming Dept. secondarily; General Manager of Research & Development Center for Dairy Farming; President and Representative Director, Snow Brand Parlor Co., Ltd.

Kiyoyuki Kubo	Executive Managing Director	Responsible for Corporate Planning Office, Finance Dept., Investment Planning Dept., Secretary’s Office, New Business Promotion Dept., International Nutritional Food Dept. and Industrial Product Business Dept.; responsible for Technology and Research Institute secondarily

Yoshiharu Nakano	Executive Managing Director	Responsible for Wide-Area Sales Dept., CSR Promotion Dept. and Public Relations Office; General Manager of Customer Care Center for Osaka Plant Food Poisoning Case; President and Representative Director, I.A.S. Co., Ltd.

Sumio Ogawa	Director	Responsible for Dairy Farming Dept.

Kokichi Sato	Director	Responsible for Information Systems Dept.; General Manager of Audit Dept.

Tadashi Idota	Director	Responsible for Household Business Dept., Technology and Research Institute, Procurement Dept., Physical Distribution Dept. and Production Dept.; General Manager of Household Products Dept.

Mitsuo Ushizaki	Director	General Manager of Wide-Area Sales Dept.

Nobuko Hiwasa	Director	President, Yokohama Consumers’ Association

Yoshiaki Tada	Full-time Corporate Auditor

Makoto Wakita	Full-time Corporate Auditor

Takeshi Odagi	Corporate Auditor	Attorney at law

Tadao Shinjo	Corporate Auditor

(Notes)	1.	Director Nobuko Hiwasa is an outside director as provided for in Article 2, item 15 of the Corporation Law of Japan.
	2.	Corporate Auditors Takeshi Odagi and Tadao Shinjo are outside auditors as provided for in Article 2, item 16 of the Corporation Law of Japan.
	3.	Director Tsuguaki Nishitani resigned from office as of May 27, 2008.

(2)	Total amount of remuneration, etc. of Directors and Corporate Auditors:

		Total amount of
Classification	Number	remuneration, etc.
Director	11	¥ 344 million
Corporate Auditor	4	¥ 51 million
Total	15	¥ 395 million

(Note) The above-listed total amount of remuneration, etc. includes ¥ 100 million of accrued profit-related pays (to nine Directors) for the fiscal year under review.
(3)	Matters concerning outside officers:
(i)	State of the outside officers’ concurrent holding of offices of executive directors for other companies, etc.:

Not applicable.

(ii)	State of the outside officers’ concurrent holding of offices of outside offices of other companies:

Not applicable.

(iii)	Relation with major business partners or other businesses having specific relationships with the Company:

Not applicable.

(iv)	Major activities during the fiscal year under review:

Classification	Name	Major activities
Director	Sawako Hiwasa	Ms Hiwasa attended 29 of the 32 meetings of the Board of Directors held during the fiscal year under review and supervised management and frankly expressed her opinions from the perspective of an outsider. She also acted as Chairperson of the Corporate Ethics Committee of the Company and with regard to corporate ethics, qualities, etc., provided proposals and recommendations to the Board of Directors and conducted verification.

Corporate Auditor	Takeshi Odagi	Mr. Odagi attended 31 of the 32 meetings of the Board of Directors and all of the 23 meetings of the Board of Corporate Auditors held during the fiscal year under review and expressed his opinions, principally from the professional perspective of an attorney at law.

Corporate Auditor	Tadao Shinjo	Mr. Shinjo attended all of the 32 meetings of the Board of Directors and all of the 23 meetings of the Board of Corporate Auditors held during the fiscal year under review and expressed his opinions based on his knowledge and experiences in the agriculture, forestry and fisheries industry and at an audit corporation.

(v)	Matters concerning liability limitation agreements:

The Company has entered into an agreement with each outside Director and each outside Corporate Auditor to limit his/her liability for any damage as provided for in Article 423, paragraph 1 of the Corporation Law of Japan. The maximum liability amount payable by each such outside Director or Corporate Auditor under such agreement shall be the higher of \10 million and the minimum amount as provided for in laws or ordinances.

(vi)	Total amount of remuneration, etc. payable to outside officers:

			Remuneration, etc.
			of officers payable
			from the parent
			company or the
		Amount of	subsidiaries
	Number	remuneration, etc.	thereof
Total amount of remuneration, etc. payable to outside officers	3	¥23 million	—
5.	Matters concerning account auditors:
(1)	Name of the account auditors:

Ernst & Young ShinNihon LLC

(Note)	Ernst & Young ShinNihon changed its structure to a limited liability corporation as of July 1, 2008 to be called Ernst & Young ShinNihon LLC.
(2)	Matters concerning liability limitation agreements:

Not applicable.

(3)	Amount of remuneration, etc. for the account auditors for the fiscal year under review:

(i)	Amount of remuneration, etc. for the account auditors for the fiscal year under review:	¥ 50 million
(ii)	Total amount of money and other proprietary benefits payable to the account auditors by the Company and its subsidiaries:	¥ 68 million

(Note)	The amount of remuneration payable to the account auditors for their audits under the Corporation Law of Japan and the amount of remuneration payable for their audits under the Financial Instruments and Exchange Law of Japan are not specifically separated in the audit contract between the Company and the account auditors and cannot be separated practically. Hence, such amounts are stated collectively.
(4)	Content of services other than those covered by Article 2, paragraph 1 of the Certified Public Accountant Law of Japan (non-auditing services):

Not applicable.

(5)	Matters concerning audit of subsidiaries

Among our major subsidiaries, Snow Brand Australia Pty., Ltd. and Snow Brand Taiwan Co., Ltd. are audited by certified accountants or audit corporations other than the Company’s accounting auditor.

(6)	Policy on determination of dismissal and non-reappointment:

The account auditors may be dismissed by the Board of Directors under Article 340 of the Corporation Law of Japan. In addition, in the event that the account auditors are considered to be inappropriate as such, a proposition for the “dismissal or non-reappointment of the account auditors” shall, upon consent of or request from the Board of Corporate Auditors, be submitted to the General Meeting of Shareholders.

6.	Systems to secure the properness of business activities:
     The Company has adopted a resolution by the Board of Directors for the “systems to secure the properness of business activities” as provided for in the Corporation Law and the Regulations to Enforce the Corporation Law. At the meeting of its Board of Directors held on April 8, 2008, the Company made amendment to the resolution.
     The content of the resolution as amended is described below:
(1)	Basic policy of internal control:
•	The Snow Brand Group believes that its internal control system provides an important platform to perform corporate governance. The Group will continually reinforce this system and check its effectiveness so that the Group keeps growing and raising its corporate value.

•	The Group will continually evaluate the status and performance of the internal control system from the viewpoints of standards, organization and education. The system will be updated as appropriate, and will be effectively maintained.

•	In order to realize its corporate philosophy, the group companies will thoroughly promote CSR management and further improve corporate ethics by establishing behavioral standards with which all officers and employees must comply in pursuing the Group’s business activities.

(2)	Systems to secure the execution by the Directors and employees of their duties to comply with laws or ordinances and the Articles of Incorporation:

•	The Company shall establish “Snow Brand Milk Products Behavioral Standards” as action standards for each and every officer and employee. Every year, all officers shall submit written oaths to the President and pledge to comply with the standards. The President shall in turn submit his written oath to an officer in charge of compliance.

•	The Board of Directors, based on the Regulations of the Board of Directors established to ensure its appropriate management, holds regular meetings every month in order to exchange views among Directors, mutually inspect business activities of each other and prevent any contravention by a Director of any law or ordinance or the Articles of Incorporation.

•	A Corporate Ethics Committee shall be established as an advisory body. Its members shall give suggestions and advice on management from the viewpoints of outsiders, and verify the status of corporate ethics and report, to the Board of Directors.

•	Corporate Auditors shall audit the execution by the Directors of their duties in accordance with the auditing policy set by the Board of Corporate Auditors. As well-informed persons from outside the Company, outside Directors and outside Corporate Auditors who have no conflict of interest with the Company shall strengthen supervisory and auditing functions related to the execution by the Directors of their duties.

(3)	Systems concerning storage and management of information on the execution by the Directors of their duties:

•	Pursuant to its Regulations of the Board of Directors, Document Management Regulations, Basic Information Security Policy and Information Security Regulations, the Company shall properly store and manage information on the duties of the Directors, including minutes of meetings of the Board of Directors and collective decision-making documents.

•	The information so stored and managed shall be made available for inspection at any time upon request from the Directors and Corporate Auditors.

(4)	Regulations concerning management of exposure to the risk of loss and other systems:

•	The Company shall promote the management of exposure of various risks that may be incurred in its business activities in general based on the following systems.

•	With regard to the effectiveness of measures based on the management strategies, divisions and departments in charge thereof shall recognize risks involved, investigate the countermeasures thereto and make decisions upon deliberations through the collective decision-making system and whenever necessary, by the Management Committee or the Board of Directors.

•	With regard to the management of the implementation of measures concerning the profit planning, each business division shall be responsible for the practical implementation thereof and the Management Committee shall, at its monthly sessions, exercise the company-wide management thereof. With regard to exchange, interest-rate and other market risks and credit risks related to business partners, divisions and departments in charge thereof shall manage such risks and the Management Committee shall, at its monthly sessions, also exercise the company-wide management thereof.

•	With regard to quality risks, which are peculiar to manufacturers, the Company shall exercise risk management on a daily basis pursuant to its Snow Brand Milk Products Quality Assurance System (SQS) Regulations.

•	Upon the occurrence of any unexpected accident, the Company shall, pursuant to its Risk Management Regulations, formulate an organization, such as a Countermeasures Headquarters, according to its seriousness, to quickly make a necessary first response and establish a system to minimize its damage, impact, etc.

(5)	Systems to secure efficient execution by the Directors of their duties:

•	Pursuant to its Regulations of the Board of Directors, Regulations of Executive Officers, Regulations of Segregation of Duties and Authorities and Collective Decision-Making Regulations, the Company shall adopt a system of executive officers and a collective decision-making system under decision-making rules to delegate business execution authorities to Executive Officers and clarify their executive responsibilities, whereby swiftly promoting business restructuring and establishing systems to secure proper and efficient execution by the Directors of their duties.

•	Directors shall strengthen their supervisory functions and speed up their decision-making on management. The Board of Directors shall make decisions on such matters as provided for in laws and ordinances and other important matters on management and supervise the developments of the execution of business.

(6)	Systems to ensure reliability of financial reporting:

•	The Company shall, pursuant to its Accounting Regulations, carry out proper accounting procedures. Pursuant to the Regulations of Internal Control on Financial Reporting, the Company shall also establish an internal control system over financial reporting to ensure compliance with laws and ordinances and reliability of financial reporting.

(7)	Systems to secure the execution by the employees of their duties to comply with laws or ordinances and the Articles of Incorporation:

•	The Company shall establish “Snow Brand Milk Products Behavioral Standards” as action standards for each and every officer and employee. Every year, all employees shall submit written oaths to the President and pledge to comply with the standards.

•	To ensure strict compliance with, and promotion of, the behavioral standards, the Company shall appoint a department responsible for compliance, which shall exert its efforts to promote company-wide compliance activities.

•	Efforts and developments of the compliance activities shall be reported to the Corporate Ethics Committee on a timely basis.

•	An internal audit division shall, though internal auditing, verify such efforts and developments of the compliance activities.

•	The Company shall appoint a CSR Leader at each of its divisions and departments, offer training in compliance based on its annual action plan and carry out group activities and activities of never forgetting the lessons from the past two incidents.

•	As whistle blower systems, the Company shall set up a Corporate Ethics Hotline with the department responsible for compliance and a Snow Hotline with a third-party institution to receive information on compliance-related matters.

(8)	Systems to secure the properness of business activities of the corporate group:

•	To make each group company proactively promote CSR management, the Company shall establish a CSR Committee, which shall exercise periodic management of the activities of each group company.

•	To secure the properness of business activities of each group company, the Company shall stipulate Regulations of Related Companies, which provide for proper operations with regard to management and administration of each group company, to provide adequate guidance and supervision as a parent company.

•	The Company shall convene periodic meetings of the Group Board of Presidents and Group Board of Corporate Auditors to thoroughly share the policies of the Group.

•	All group companies shall stipulate their respective corporate behavioral standards and uniformly promote compliance activities.

•	The department responsible for compliance shall offer training and education with regard to the compliance activities of the group companies.

•	The internal audit division shall audit developments of compliance by each group company and the properness of its business activities and report to the Directors and Corporate Auditors whenever any problem is found.

•	The Company shall designate its Snow Hotline, its internal whistle blower system, as a whistle blower system for its group companies as well and manage the system properly.

(9)	System to prevent harm from being inflicted by antisocial forces:

•	The Company shall sever all relations with antisocial forces. In its Risk Management Regulations, the Company shall appoint a division responsible for dealing with any illegitimate demand from antisocial forces and establish a system for reporting and countermeasures with regard to any relevant incident.

(10)	Matters concerning employees to assist the Corporate Auditors to execute their duties:

•	The Company shall assign at least one staff (“assistant”) who shall assist the Corporate Auditors to execute their duties.

(11)	Matters concerning the independence from the Directors of employees to assist the Corporate Auditors to execute their duties:

•	In its Regulations of Segregation of Duties and Authorities and other internal regulations, the Company shall clarify the independence of the assistants from the Directors.

(12)	System for reporting by Directors and employees to the Corporate Auditors and other systems for reporting to the Corporate Auditors:

•	The Corporate Auditors shall attend meetings of the Board of Directors, sessions of the Executive Committee and other important meetings and sessions, inspect collective decision-making documents approved by the Directors and reports on risk management, internal audits, etc. and receive reports on important matters that may affect the business activities or business results of the Company and its related companies.

•	Notwithstanding the foregoing, the Corporate Auditors may request the Directors and employees to file reports at any time as the necessity arises.

(13)	Other systems to assure effective audits by the Corporate Auditors:

•	The Corporate Auditors shall have opportunities to exchange opinions with the President and Representative Director on a regular basis.

•	To ensure effective audits, the Corporate Auditors shall have opportunities to have talks and exchange opinions with the account auditors and internal audit division, respectively, on a regular basis and request the internal audit division to make investigations and file reports as the necessity arises.

7.	Fundamental policy on control of stock company:

(1)	Content of the fundamental policy:
     The Company considers that as long as its shares are listed on financial instrument exchanges, its shares must be traded freely in principle and that even in the event of a large purchase action thereof with no approval of its Board of Directors, it should be left to the final judgment of the shareholders whether or not such action is acceptable.
     However, there are some cases where large purchases of shares have been made with no sufficient information on investment purposes and others disclosed to shareholders and investors and resulted in injuring corporate values or common interests of shareholders. To prevent the occurrence of such events, the Company considers it essential to have necessary information and enough time for consideration to enable its shareholders to make an adequate judgment about whether or not the large purchase of shares is acceptable.
     Specifically, since the inauguration of business as Hokkaido Seiraku Hanbai Kumiai in 1925, the Company has grown with the development of the dairy industry in Japan. Consequently, the shareholders of the Company include general investors, as well as dairy farmers, producers’ associations, related industries, consumers, etc. To such shareholders, the Company believes that impacts of the large purchase of the shares on management of the Company, as well as on its management philosophy, management policy and business content and on the dairy industry and its related industries are important factors to judge whether or not they will agree to the large purchase. Hence, the provision of adequate information by both any prospective large purchaser of the shares and the Board of Directors of the Company is essential for the shareholders to judge whether or not the large purchase thereof is acceptable.

(2)	Special measures to facilitate the implementation of the fundamental policy:
     For the purpose of business development aiming to create new values in response to rapid changes in the supply-demand conditions of milk resources, the Company formulated a new Medium-Term Business Plan in May 2008 and has since exerted its efforts to enhance the corporate value and common interests of the shareholders of the Company.
     In the Medium-Term Business Plan, the Company aims to move forward the “Snow Brand Group’s New (Milk) Frontier” through contribution to dairy production and consumer-conscious management based on its founding spirit “Wholesome Earth & Healthy People”. With the “six strengthening measures” centering on the “strengthening of the operating base” and the “strengthening of core business”, and the “four reforms” centering on the “maximization of the values of milk resources” and the “creation of values”, set as its business strategies, the Company has implemented various measures. Specifically, to solidify its position as the leading maker of dairy foods, the Company has launched in series products of the “Snow Brand Hokkaido 100” brand made from 100% Hokkaido raw milk to enhance its brand recognition and made further strategic investment in its Nakashibetsu Plant to create new demand for dairy products. The Company has also implemented measures to improve the efficiency of its production systems and promote cooperation in physical distribution to strengthen its operating base.
     Furthermore, to stabilize its financial position and enhance the value of its shares of common stock, the Company had cancelled its preferred shares annually since April 1, 2005. In June 2008, the Company completed the cancellation of all preferred shares.
(3)	Measures to prevent the determination of the financial and business policy of the Company from being controlled by any inadequate person in consideration of the fundamental policy:
     At the 58th Ordinary General Meeting of Shareholders of the Company held on June 26, 2008, the continuation of the “Takeover Defense Plan against Large Purchase Actions of the Share Certificates, Etc. of the Company (Takeover Defense Plan)” was approved by the shareholders. The particulars of the measures taken by the Company are similar to those as described on page 56 through page 68 of the Reference Document for the General Meeting of Shareholders.
     The effective period of the Plan is stipulated to expire at the close of this Ordinary General Meeting of Shareholders. Hence, the extension of the effective period thereof will be proposed to the shareholders at this Ordinary General Meeting of Shareholders.
- END -

CONSOLIDATED BALANCE SHEET
(As of March 31, 2009)

(million yen)
ASSETS

Current assets:	82,434
Cash and deposits	7,076
Trade notes and accounts receivable	35,424
Merchandise and finished goods	23,343
Goods in process	563
Raw materials and supplies	6,183
Deferred tax assets	3,895
Accounts receivable — other	1,000
Short-term loans receivable	50
Other current assets	5,161
Less allowance for doubtful accounts	(264)

Fixed assets:	121,346
Tangible fixed assets:	88,663
Buildings and structures	20,343
Machinery, equipment and transport equipment	19,899
Tools, furniture and fixtures	1,448
Lands	44,984
Lease assets	290
Construction in progress	1,697

Intangible fixed assets:	2,656
Lease assets	20
Software	2,374
Utility rights	111
Others	150

Investments and other assets:	30,025
Investment securities	15,855
Long-term loans receivable	1,095
Long-term prepaid expenses	985
Deferred tax assets	10,072
Other investments and other assets	3,339
Less allowance for doubtful accounts	(1,323)

TOTAL ASSETS	203,780

(Note) Figures are indicated by discarding fractions of one million yen.

(million yen)
LIABILITIES AND NET ASSETS

LIABILITIES	133,739

Current liabilities:	80,914
Trade notes and accounts payable	29,591
Short-term loans payable	22,629
Current portion of long-term debt	6,791
Current portion of bonds	6,200
Lease obligations	75
Accounts payable — other	7,161
Accrued corporate taxes	528
Accrued expenses	3,148
Deposits received	685
Deferred tax liabilities	3
Allowance for bonuses	2,173
Other current liabilities	1,924
Long-term liabilities:	52,825
Long-term debt	29,397
Long-term deposits received	1,639
Lease obligations	245
Deferred tax liabilities	962
Deferred tax liabilities upon revaluation	10,259
Retirement allowances for employees	4,214
Retirement allowances for officers	217
Allowance for gift certificates yet to be redeemed	282
Negative goodwill	3,843
Other long-term liabilities	1,763

NET ASSETS	70,040

Shareholders’ equity:	52,999
Common stock	14,846
Capital surplus	6,177
Retained earnings	32,646
Treasury stock	(670)
Evaluation and exchange differences, etc.:	14,908
Evaluation difference on other securities	(25)
Deferred hedge income (loss)	76
Revaluation difference of lands	15,235
Foreign currency translation adjustment	(377)
Minority interests	2,132

TOTAL LIABILITIES AND NET ASSETS	203,780

(Note) Figures are indicated by discarding fractions of one million yen.

CONSOLIDATED STATEMENT OF INCOME
(April 1, 2008 through March 31, 2009)

		(million yen)

Net sales		294,657
Cost of sales		225,639

Gross profit on sales		69,018
Selling, general and administrative expenses		58,509

Operating income		10,508

Non-operating income
Interest income	79
Dividend income	310
Real estate rent income	502
Write-off of negative goodwill	974
Investment income on equity method	1,223
Others	1,011	4,100

Non-operating expenses
Interest expenses	1,406
Exchange loss	235
Compensation payments	55
Others	274	1,971

Ordinary income		12,638

Extraordinary income
Gain on sale of fixed assets	277
Gain on sale of investment securities	88
Transfer back of allowance for doubtful accounts	267
Others	225	859

Extraordinary losses
Loss on sale of fixed assets	11
Loss on disposition of fixed assets	367
Valuation loss of investment securities	1,587
Impairment loss on fixed assets	336
Termination payments and penalty sums	684
Others	144	3,131

Income before income taxes		10,366
Corporate, inhabitant and enterprise taxes	725
Income taxes — deferred	1,469	2,194

Minority interests		321

Net income		7,850
(Note) Figures are indicated by discarding fractions of one million yen.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY, ETC.
(April 1, 2008 through March 31, 2009)
(million yen)

	Shareholders’ equity
					Total
	Common	Capital	Retained	Treasury	shareholders’
	stock	surplus	earnings	stock	equity
Balance at March 31, 2008	14,846	6,177	28,552	(393)	49,182
Changes during the year
Reversal of revaluation difference of lands			334		334
Distribution of retained earnings			(1,263)		(1,263)
Net income			7,850		7,850
Acquisition of treasury stock				(3,152)	(3,152)
Cancellation of treasury stock		(1)	(2,827)	2,829	—
Disposal of treasury stock		1		45	47
Changes in items other than shareholders’ equity during the year (net)
Net increase/decrease during the year	—	—	4,094	(277)	3,816
Balance at March 31, 2009	14,846	6,177	32,646	(670)	52,999

	Evaluation and exchange differences, etc.
	Evaluation	Deferred		Foreign	Total
	difference	hedge	Revaluation	currency	evaluation		Total
	on other	income	difference	translation	and exchange	Minority	net
	securities	(loss)	of lands	adjustment	differences, etc.	interests	assets
Balance at March 31, 2008	522	(149)	15,569	759	16,701	2,779	68,663
Changes during the year
Reversal of revaluation difference of lands							334
Distribution of retained earnings							(1,263)
Net income							7,850
Acquisition of treasury stock							(3,152)
Cancellation of treasury stock							—
Disposal of treasury stock							47
Changes in items other than shareholders’ equity during the year (net)	(547)	226	(334)	(1,137)	(1,792)	(646)	(2,439)
Net increase/decrease during the year	(547)	226	(334)	(1,137)	(1,792)	(646)	1,377
Balance at March 31, 2009	(25)	76	15,235	(377)	14,908	2,132	70,040
(Note)     Figures are indicated by discarding fractions of one million yen.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Notes to important matters forming the basis of preparation of consolidated financial statements
1.	Matters concerning the scope of consolidation
(1)	Number of consolidated subsidiaries: 14 companies Names of major consolidated subsidiaries: Snow Brand Seed Co., Ltd. Bean Stalk Snow Co., Ltd.

(2)	Changes of consolidated subsidiaries during the year

Toyo Reinetsu Co. Ltd. ceased to be a consolidated subsidiary for the fiscal year under review as its liquidation procedure had been completed.

(3)	Names of major non-consolidated subsidiaries:

•	Snow Brand Kodomono-Kuni Farm Co., Ltd. Snow Brand Thailand Co., Ltd.

•	Reason for exclusion thereof from the scope of consolidation:

The aggregate mounts of total assets, net sales, net income/loss and retained earnings of the non-consolidated subsidiaries have no significant impact on the consolidated financial statements.
2.	Matters concerning the application of the equity method
(1)	Non-consolidated subsidiaries to which the equity method is applied: 2 companies Snow Brand Thailand Co., Ltd Rakuno Shinko Co., Ltd.

(2)	Number of affiliated companies to which the equity method is applied: 8 companies

Names of major affiliated companies to which the equity method is applied:

EN Otsuka Pharmaceutical Co., Ltd. Nippon Milk Community Co., Ltd.

(3)	Names of major non-consolidated subsidiaries to which the equity method is not applied:

Snow Brand Kodomono-Kuni Farm Co., Ltd. Snow Brand Hong Kong Co., Ltd

(4)	Names of major affiliated companies to which the equity method is not applied:

Snow Marketing Co., Ltd. IAS Co., Ltd.

Reason for exclusion thereof from companies to which the equity method shall be applicable:

Each of the companies has no significant impact on the consolidated net income/ loss (based on the Company’s equity interest) and retained earnings (based on the Company’s equity interest) of each company and they are of no importance in general. Hence, they are excluded from companies to which the equity method shall be applicable.
3.	Matters concerning the fiscal years of consolidated subsidiaries
     The consolidated subsidiaries whose accounts are settled on any day other than March 31 of each year are as follows:

Accounting date
Snow Brand Seed Co., Ltd.	End of June
ROYAL FARM, LTD.	End of June
DOTO FEED CORPORATION	End of June
Snow Brand Australia Pty., Ltd.	End of December
Snow Brand Taiwan Co., Ltd.	End of December
Snow Brand Parlor Co., Ltd.	End of January
CHESCO Ltd.	End of February
SI System Corporation	End of February
YBS Co., Ltd.	End of February
Nichikura Kikai Co., Ltd.	End of February
     For the purpose of preparation of consolidated financial statements, the financial statements prepared by Snow Brand Seed Co., Ltd., ROYAL FARM, LTD. and DOTO FEED CORPORATION for their interim settlement of accounts as of December 31 (date of interim settlement of accounts) of the same year are used. With regard to other consolidated subsidiaries, the financial statements of each company for the relevant fiscal year are used; however, necessary adjustments for consolidation purposes are made in case of material transactions conducted after the end of the relevant fiscal year and prior to the date of settlement of the consolidated financial statements.
4.	Matter concerning accounting standards
(1)	Valuation basis and methods for major assets:
(i)	Securities:
A.	Bonds to be held to maturity: Stated at amortized cost

B.	Other securities:

•	Those with market value:

At market value, determined by market prices, etc. as of the close of the fiscal year (Revaluation differences are all transferred directly to net assets. Selling costs are determined by the moving average method.)

•	Those without market value:

At cost, determined principally by the moving average method
(ii)	Inventories (merchandise and finished goods, goods in process, raw materials and supplies):

Stated at cost either under the gross average method, by the moving average method or by the first-in, first-out method

(The balance sheet values are calculated by the write-down method based on declined margins.)
(2)	Method of depreciation of important depreciable assets:
(i)	Tangible fixed assets (without lease assets):

With regard to buildings and structures, the straight-line method is employed by the Company and the declining balance method is employed by its major consolidated subsidiaries. With regard to other tangible fixed assets, the declining balance method is applicable (however, the straight-line method is applicable to some specific plants). With regard to their useful life, the same policy as in the method under the Corporate Tax Law of Japan is applicable.

(Additional information)

Ordinance of the Ministry of Finance No. 32 “Ministerial Ordinance to Amend Part of the Ordinance Concerning Useful Life, Etc. of Depreciable Assets” is applicable to machinery and equipment as from the fiscal year commencing on or after April 1, 2008, the Company and some of its subsidiaries have reviewed the useful life of their machinery and equipment based on the usage thereof and changed it as from the fiscal year under review. As a result, the change has no significant effect on operating income, ordinary income or income before income taxes.

(ii)	Intangible fixed assets (excluding lease assets):

By the straight-line method

Software for internal use is depreciated by the straight-line method based on the internal usable period (5 years).

(iii)	Lease assets
A.	Leased assets related to finance lease transactions that transfers ownership:

By the same depreciation method as applicable to the fixed assets owned by the Company or any of its subsidiaries

B.	Leased assets related to finance lease transactions that do not transfer ownership:

Leased assets are depreciated by the straight-line method, based on the assumption that the useful life equals to the lease term and the residual value equals to zero.

Any finance lease transaction that do not transfer ownership, which became effective on or before March 31, 2008, is treated similarly in the manner in which ordinary lease transactions are treated.
(iv)	Long-term prepaid expenses:

By the straight-line method
(3)	Basis for accounting for important allowances:
(i)	Allowance for doubtful accounts:

To meet losses from loan default, including trade accounts receivable, the Company sets aside an estimated uncollectible amount, by taking into consideration the actual loss rate in respect of general credits and the individual possibilities of collection in respect of specific claims, such as probable non-performing credits.

(ii)	Allowance for bonuses:

To meet the payment of bonuses to employees, the Company sets aside the portion for each current fiscal year of an estimated amount of bonuses to be paid in the future.

(iii)	Retirement allowances for employees:

To meet the payment of retirement benefits to employees, the Company provides an amount estimated to accrue at the close of each current fiscal year, based on the estimated retirement benefit obligations and pension plan assets as of the close of each such current fiscal year.

Actuarial differences are treated as expenses, based on the straight-line method for a specific period of years (10 to 14 years) not exceeding the average remaining years of service of employees when such differences occur, from the fiscal year next following the fiscal year when such differences occur.

(iv)	Retirement allowance for officers:

To meet the payment of retirement benefits to officers, the Company provides an amount estimated to accrue at the close of each current fiscal year, pursuant to its regulations of officers’ retirement gratuities.

(v)	Allowance for gift certificates yet to be redeemed:

To meet the future redemption of gift certificates that ceased to be recorded as liabilities and have been recorded as income, the Company provides an amount of future redemption at the close of each current fiscal year reasonably estimated based on the final redemption rate after investigation of the lapses of years and redemption rates of the respective gift certificates.
(4)	Basis for translation of important foreign currency assets and liabilities into Japanese currency:

Receivables and payables in foreign currency are translated into Japanese yen based on the spot exchange rate as of the close of the fiscal year and exchange differences are treated as exchange gains or losses. With regard to the overseas consolidated subsidiaries, assets and liabilities are translated into Japanese yen based on the spot exchange rate as of the close of the fiscal year and incomes and expenses are translated into Japanese yen based on the average exchange rate for the year, and exchange differences are reported by inclusion in the foreign currency translation adjustment in the section of net assets.

(5)	Method of important hedge accounting:
(i)	Method of hedge accounting:
A.	Forward exchange contracts:

A periodic allocation approach is applicable. However, deferral hedge accounting is applicable to forward exchange contracts related to anticipated transactions in foreign currency.

B.	Interest rate swaps:

Deferral hedge accounting is applicable
(ii)	Hedging instruments and hedged items:
A.	Hedging instruments:

Forward exchange contracts and interest rate swaps

B.	Hedged items:

Foreign currency receivables and payables and interest on loans payable
(iii)	Hedging policy:

The Group (the Company, its consolidated subsidiaries and its equity-method affiliated companies) uses derivative transactions as means of general management of assets and liabilities and vehicles to avert risks arising from fluctuations in foreign exchange and interest rates in the financial market.

(iv)	Method of evaluating the effectiveness of a hedge:

The effectiveness of forward exchange contracts is evaluated in respect of the uniformity of currency units, trading amounts, settlement dates, etc. thereof to those of hedged transactions, based on the internal control materials. With regard to interest rate swaps, risks of hedged transactions are analyzed and the effectiveness thereof is evaluated in respect of the uniformity of nominal principal amounts, terms of receipts and payments of interest, contact periods, etc. thereof to those of hedged transactions, based on the internal control materials.

(v)	Other:

The Group (the Company, its consolidated subsidiaries and its equity-method affiliated companies) engages in derivative transactions in accordance with the internal approval rules on derivative transactions. To ensure the independence of the respective functions of the execution of transactions and management thereof, staffs are assigned. When a transaction is executed, it shall be reported to an officer in charge without delay.
(6)	Accounting treatment of consumption taxes, etc.:

Consumption taxes and local consumption taxes are excluded from each account subject to such taxes.

5.	Matters concerning the evaluation of assets and liabilities of consolidated subsidiaries:

Assets and liabilities of the consolidated subsidiaries are valuated based on the overall market value method.

6.	Matters concerning the amortization of goodwill and negative goodwill

Goodwill and negative goodwill are amortized in equal amounts for five years.

7.	Change in accounting policies:

(Application of Accounting Standard for Lease Transactions)

With regard to the treatment of finance lease transactions that do not transfer ownership, the method for lease transactions has similarly been applied. As from the fiscal year under review, the “Accounting Standard for Lease Transactions” (ASBJ Corporate Accounting Standard No. 13 (June 17, 1993 (ASBJ Committee Div. 1), as amended on March 30, 2007)) and the “Implementation Guidance on the Accounting Standard for Lease Transactions” (ASBJ Implementation Guidance No. 16 (January 18, 1994 (JICPA Accounting System Committee), as amended on March 30, 2007)) are applicable and any finance lease transaction that do not transfer ownership is treated similarly in the manner in which ordinary sales transactions are treated. Lease assets are depreciated by the straight line method, based on the assumption that the useful life equals to the lease term and the residual value equals to zero. Any finance lease transaction that do not transfer ownership, which became effective prior to the fiscal year during which the Accounting Standard first became applicable, is continued to be treated similarly in the manner in which ordinary lease transactions are treated.
Consequently, the change has no significant effect on operating income, ordinary income or income before income taxes.
Notes to consolidated balance sheet
1.	Assets pledged and obligations secured by such pledged assets:

	(million yen)
	Floating
	mortgages	Others	Total
(1) Assets pledged:
Cash and deposits	—	86	86
Buildings and structures	11,408	2,357	13,765
Machinery, equipment and transport equipment	16,446	109	16,555
Tools, furniture and fixtures	329	0	330
Lands	17,582	13,471	31,054
Investment securities	—	3,003	3,003

Total	45,767	19,028	64,795

(2) Obligations secured by pledged assets:
Trade notes and accounts payable	—	17	17
Accounts payable — other	—	72	72
Short-term loans payable	9,842	6,942	16,784
Current portion of long-term debt	2,391	668	3,059
Long-term debt	13,716	3,007	16,723
Others (long-term):	—	75	75

Total	25,949	10,783	36,733
2.	Accumulated depreciation concerning assets:

Accumulated depreciation of tangible fixed assets	¥112,708 million

3.	Contingent liabilities:

(1)	Guarantee obligations:
The Company provides guarantees for operating funds and housing loans of the following parties:

Employees	¥20 million
Hokkaido Nozai Industrial Co., Ltd.	¥191 million
Iwahiro Farm	¥32 million

Total	¥243 million
(2)	Amount of purchase contracts for raw materials:
The Company has entered into forward purchase contracts for importing raw materials with Fonterra Brands Japan and other parties.

Total	¥5,487 million

(which includes foreign currency amounts of U.S.$16,964 thousand, EUR3,689 thousand and DKK30 thousand.)

Grand total	¥5,730 million
4.	Amount of notes transferred by endorsement

Amount of notes receivable transferred by endorsement: ¥42 million

5.	Land revaluation
In accordance with the Land Revaluation Law (Law No. 34, promulgated on March 31, 1998) of Japan and the Law to Amend Part of the Land Revaluation Law (Law No. 19, promulgated on March 31, 2001) of Japan, the Company’s lands used for business were revaluated as of March 31, 2002.
An amount equivalent to taxes on the revaluation difference is included in liabilities as “deferred tax liabilities upon revaluation” pursuant to the Law to Amend Part of the Land Revaluation Law (Law No. 24, promulgated on March 31, 1999) of Japan and the revaluation difference minus the amount of such taxes is included in net assets as “revaluation difference of lands”.
•	Method of revaluation:
Land revaluation is made in accordance with the “method of calculation by making reasonable adjustments to the values of lands for business that form the basis of calculations of land taxes provided for in Article 16 of the Land Tax Law of Japan in the methods specified and publicized by the Commissioner of the National Tax Administration Agency for that purpose” as set forth in Article 2, item 4 of the Ordinance to Implement the Land Revaluation Law (Cabinet Order No. 119, promulgated on March 31, 1998; the “Ordinance”) and the

“method of calculation by making reasonable adjustments to prices of the standard lands in the vicinity of the relevant lands for business as provided for in Article 6 of the Land Price Publication Law of Japan that are publicized pursuant to the provisions of the said article” as set forth in Article 2, item 1 of the Ordinance.
•	Revaluation date: March 31, 2002

•	Difference of the market value as at the end of the fiscal year under review of the lands revaluated and the book value thereof after such revaluation:
(¥5,835 million)
Notes to consolidated statement of changes in shareholders’ equity, etc.
1. Matters concerning the classes and total number of issued shares and the classes and number of shares of treasury stock
(shares)

		Increase in the	Decrease in the
	Number of shares	number of	number of	Number of shares
	as of March 31,	shares during	shares during	as of March 31,
	2008	the year	the year	2009
Issued shares
Shares of common stock	303,802,153	—	—	303,802,153

Class-C preferred shares (Note 1)	1,900,000	—	1,900,000	—

Total	305,702,153	—	1,900,000	303,802,153

Shares of treasury stock
Shares of common stock (Note 2)	1,233,430	915,785	139,595	2,009,620

Class-C preferred shares (Notes 3 and 4)	—	1,900,000	1,900,000	—

Total	1,233,430	2,815,785	2,039,595	2,009,620

(Notes)	1.	The number of issued Class-C preferred shares decreased as a result of the cancellation of shares pursuant to Article 178 of the Corporation Law of Japan after the acquisition thereof by the Company pursuant to Article 156 of the said law.

	2.	The number of shares of common stock held by the Company increased or decreased as a result of the purchase or additional purchase of less-than-one-unit shares, as the case may be.

	3.	The number of Class-C preferred shares held by the Company increased as a result of the acquisition thereof by the Company pursuant to Article 156 of the Corporation Law of Japan.

	4.	The number of Class-C preferred shares held by the Company decreased as a result of the cancellation thereof by the Company pursuant to Article 178 of the Corporation Law of Japan.

2. Matters concerning dividends
(1)	Amount of dividends paid:

		Total amount of
		dividends	Amount of dividend
(Resolution)	Class of shares	(million yen)	per share (yen)	Record date	Effective date
Ordinary General Meeting of Shareholders held on June 26, 2008	Shares of common stock	1,210	4.00	March 31, 2008	June 27, 2008
	Class-C preferred shares	52	27.88	March 31, 2008	June 27, 2008
(2)	Dividends for which the record date falls during the fiscal year under review but the effective date falls during the next fiscal year:

Resolution	Class of shares	Total amount of dividends (million yen)	Source of dividends	Amount of dividend per share (yen)	Record date	Effective date
Ordinary General Meeting of Shareholders to be held on June 24, 2009	Shares of common stock	1,207	Retained earnings	4.00	March 31, 2009	June 25, 2009
Notes on the information per share

Net assets per share:	¥225.02
Net income per share (based on the average total number of issued shares during the year):	¥26.02

Copy of Account Auditors’ Audit Report Relating to Consolidated Financial Statements
INDEPENDENT AUDITORS’ AUDIT REPORT
May 13, 2009

To:	The Board of Directors Snow Brand Milk Products Co., Ltd.

Ernst & Young ShinNihon LLC

		Michihiro Goto	(seal)

Specified and Executive Partner
Certified Public Accountant

		Satoshi Tamai	(seal)

Specified and Executive Partner
Certified Public Accountant

		Sumio Ishikawa	(seal)

Specified and Executive Partner
Certified Public Accountant
     We have audited the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in shareholders’ equity, etc. and the notes to consolidated financial statements of Snow Brand Milk Products Co., Ltd. (the “Company”), applicable to its consolidated fiscal year from April 1, 2008 to March 31, 2009 pursuant to Article 444, paragraph 4 of the Corporation Law of Japan. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements from an independent standpoint.
     We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require us to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence. An audit also includes assessing the accounting policies and methods of application thereof employed by management and estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     We are of the opinion that the above consolidated financial statements present properly the financial position and profit and loss of the corporate group comprised of Snow Brand Milk Products Co., Ltd. and its consolidated subsidiaries for the period related to the consolidated financial statements in all material respects in conformity with the corporate accounting standards generally accepted in Japan.
     We have no financial interest in the Company which is required to be disclosed under the provisions of the Certified Public Accountant Law of Japan.
- END -

Copy of the Board of Corporate Auditors’ Audit Report
AUDIT REPORT
     We, the Board of Corporate Auditors of the Company, upon deliberation based on the audit report prepared by each Corporate Auditor on the performance by the Directors of their duties during the 59th fiscal year covering the period from April 1, 2008 to March 31, 2009, have prepared this audit report and hereby report as follows:
1.	Methods of Audits by Corporate Auditors and the Board of Corporate Auditors and the Particulars thereof:
     The Board of Corporate Auditors determined the audit policy, audit plans, assignment of duties, etc., received from each Corporate Auditor reports on the state of his performance of audits and the results thereof, received from the Directors, etc. and Account Auditors reports on the state of performance of their duties and demanded explanations whenever necessary.
     Each Corporate Auditor, pursuant to the rules of audits by Corporate Auditors determined by the Board of Corporate Auditors and in accordance with the audit policy, audit plans, assignment of duties, etc., maintained constant communications with the Directors, internal audit divisions and other employees, etc. in an effort to collect information and improve the environment for auditing, attended meetings of the Board of Directors and other important meetings, received from the Directors and employees, etc., reports on the state of performance of their duties, demanded explanations whenever necessary, inspected important decision documents, etc. and made investigation into the state of activities and property at the head office and principal branches, plants, etc. of the Company. We also audited the details of the resolutions of the Board of Directors for establishing systems to secure that the performance by the Directors of their duties will comply with laws or ordinances and the Articles of Incorporation and such systems (as provided for in Article 100, paragraphs 1 and 3 of the Regulations to Enforce the Corporation Law of Japan) as necessary to secure the adequacy of business of joint-stock corporations, and the status of the systems (internal control systems) established pursuant to such resolutions.
     With regard to internal control over financial reporting, we received from the Directors, etc. and Ernst & Young ShinNihon LLC reports on the state of evaluation and audits of the internal control and demanded explanations whenever necessary.
     With regard to the fundamental policy on the control of the Company and the measures based thereupon, as described in the business report, we investigated the details thereof in consideration of the situations of discussions by the Board of Directors, etc. With regard to its subsidiaries, we maintained constant communications and exchanged information with the directors, corporate auditors, etc. thereof and received reports on the business operations whenever necessary. In accordance with such methods, we investigated the business report and the accompanying detailed statements for the fiscal year under review.

     We also monitored and verified whether the Account Auditors had maintained an independent position and conducted adequate audits and received from the Account Auditors reports on the state of performance of their duties and demanded explanations whenever necessary. In addition, we received from the Account Auditors a notice that the “systems to secure adequate performance of duties” (as listed in the items of Article 131 of the Corporate Accounting Regulations) had been established in accordance with the “Standard for Quality Control Concerning Audits” (the Accounting Standards Board of Japan, October 28, 2005) and demanded explanations whenever necessary. In accordance with such methods, we investigated the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in shareholders’ equity, etc. and non-consolidated notes) and the supplementary financial schedules for the fiscal year under review, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity, etc. and consolidated notes).
2.	Results of Audit:

(1)	Results of audit of the business report, etc.:
     We are of the opinion:
(i)	That the business report and the accompanying detailed statements fairly present the state of the Company in accordance with laws or ordinances and the Articles of Incorporation;

(ii)	That in connection with the performance by the Directors of their duties, no dishonest act or material fact of violation of laws or ordinances or the Articles of Incorporation exists;

(iii)	That the details of the resolutions of the Board of Directors on internal control systems are proper and that the performance by the Directors of duties concerning such internal control systems, including internal control over financial reporting, contains nothing to be pointed out; and

(iv)	That the fundamental policy on control of the Company, described in the business report, contains nothing to be pointed out and that the measures based on such fundamental policy do not prejudice the common interests of the shareholders of the Company and are not contemplated to keep the positions of the officers of the Company.
(2)	Results of audit of the non-consolidated financial statements and their supplementary financial schedules:
We are of the opinion that the method and results of the audit made by the Company’s Account Auditors, Ernst & Young ShinNihon LLC, are proper.

(3)	Results of audit of the consolidated financial statements:
We are of the opinion that the method and results of the audit made by the Company’s Account Auditors, Ernst & Young ShinNihon LLC, are proper.
May 21, 2009

Board of Corporate Auditors
Snow Brand Milk Products Co., Ltd.

Yoshiaki Tada	(seal)
Full-time Corporate Auditor

Makoto Wakita	(seal)
Full-time Corporate Auditor

Takeshi Odagi	(seal)
Outside Corporate Auditor

Tadao Shinjo	(seal)
Outside Corporate Auditor

NON-CONSOLIDATED BALANCE SHEET
(As of March 31, 2009)

(million yen)
ASSETS

Current assets:	49,009
Cash and deposits	248
Accounts receivable — trade	16,595
Merchandise and finished goods	16,476
Goods in process	259
Raw materials and supplies	4,093
Prepaid expenses	3,788
Deferred tax assets	3,619
Short-term loans receivable from associated companies	3,430
Other current assets	648
Less allowance for doubtful accounts	(151)

Fixed assets:	103,669
Tangible fixed assets:	71,012
Buildings	10,950
Structures	2,507
Machinery and equipment	14,330
Transportation equipment	8
Tools, furniture and fixtures	897
Lands	40,439
Lease assets	176
Construction in progress	1,702

Intangible fixed assets:	2,479
Leasehold rights	239
Software	2,171
Utility rights	63
Lease assets	5

Investments and other assets:	30,176
Investment securities	6,021
Investment in associated companies’ stock	14,485
Investment capital	3
Investment capital in associated companies	48
Long-term loans receivable	312
Long-term loans receivable from employees	1
Long-term loans receivable from associated companies	1,426
Rehabilitation claims in bankruptcy	449
Long-term prepaid expenses	1
Deferred tax assets	8,849
Deposit and guaranty	493
Less allowance for doubtful accounts	(1,917)

TOTAL ASSETS	152,678

(Note)	Figures are indicated by discarding fractions of one million yen.

(million yen)
LIABILITIES

Current liabilities:	61,258
Trade notes payable	350
Accounts payable — trade	13,751
Short-term loans payable	24,214
Current portion of long-term debt	6,002
Current portion of bonds	6,200
Lease obligations	49
Accounts payable — other	4,693
Accrued corporate taxes	161
Accrued consumption taxes	432
Accrued expenses	2,636
Advance received	191
Deposits received	94
Employee deposits	156
Allowance for bonuses	1,572
Notes payable relating to facilities	697
Other current liabilities	50

Long-term liabilities:	39,751
Long-term debt	24,830
Lease obligations	135
Long-term accounts payable	1,604
Deferred tax liabilities upon revaluation	10,259
Retirement allowances for employees	1,165
Allowance for losses from business of associated companies	45
Allowance for gift certificates yet to be redeemed	280
Long-term deposits received	1,356
Other long-term liabilities	74
TOTAL LIABILITIES	101,010

NET ASSETS
Shareholders’ equity:	36,445
Common stock	14,846
Capital surplus	6,177
Capital reserve	6,177
Retained earnings	16,092
Other retained earnings	16,092
Retained earnings carried forward	16,092
Treasury stock	(670)
Evaluation and exchange differences, etc.:	15,222
Evaluation difference on other securities	58
Deferred hedge income (loss)	(70)
Revaluation difference of lands	15,235
TOTAL NET ASSETS	51,668

TOTAL LIABILITIES AND NET ASSETS	152,678

(Note)	Figures are indicated by discarding fractions of one million yen.

NON-CONSOLIDATED STATEMENT OF INCOME
(April 1, 2008 through March 31, 2009)

		(million yen)
Net sales		145,511
Cost of sales		99,152

Gross profit on sales		46,359
Selling, general and administrative expenses		37,068

Operating income		9,290

Non-operating income
Interest income	84
Dividend income	528
Gain on sale of goods	81
Real estate rent income	362
Compensation received	114
Others	177	1,347

Non-operating expenses
Interest expenses	1,210
Bond interest	132
Donations	25
Exchange loss	247
Others	154	1,770

Ordinary income		8,868

Extraordinary income
Gain on sale of fixed assets	257
Gain on sale of investment securities	136
Transfer back of allowance for doubtful accounts	262
Others	259	916

Extraordinary losses
Loss on sale of fixed assets	8
Loss on disposition of fixed assets	328
Valuation loss of investment securities	1,586
Impairment loss on fixed assets	483
Termination payments and penalty sums	684
Others	98	3,190

Income before income taxes		6,594
Corporate, inhabitant and enterprise taxes	77
Income taxes — deferred	1,573	1,651

Net income		4,942

(Note)	Figures are indicated by discarding fractions of one million yen.

NON-CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY,
ETC.
(April 1, 2008 through March 31, 2009)

	(million yen)
	Shareholders’ equity
		Capital surplus			Retained earnings
					Other
					retained
					earnings
					Retained			Total
			Other	Total	earnings	Total		Share-
	Common	Capital	capital	capital	carried	retained	Treasury	holders’
	stock	reserve	surplus	surplus	forward	earnings	stock	equity
Balance at March 31, 2008	14,846	6,177	—	6,177	14,906	14,906	(393)	35,536
Changes during the year
Reversal of revaluation difference of lands					334	334		334
Distribution of retained earnings					(1,263)	(1,263)		(1,263)
Net income					4,942	4,942		4,942
Acquisition of treasury stock							(3,152)	(3,152)
Cancellation of treasury stock			(1)	(1)	(2,827)	(2,827)	2,829	—
Disposal of treasury stock			1	1			45	47
Changes in items other than shareholders’ equity during the year (net)
Net increase/decrease during the year	—	—	—	—	1,186	1,186	(277)	909
Balance at March 31, 2009	14,846	6,177	—	6,177	16,092	16,092	(670)	36,445

	Evaluation and exchange differences, etc.
	Evaluation		Revaluation	Total evaluation
	difference on	Deferred hedge	difference of	and exchange	Total
	other securities	income (loss)	lands	differences, etc.	net assets
Balance at March 31, 2008	492	(167)	15,569	15,893	51,430
Changes during the year
Reversal of revaluation difference of lands					334
Distribution of retained earnings					(1,263)
Net income					4,942
Acquisition of treasury stock					(3,152)
Cancellation of treasury stock					—
Disposal of treasury stock					47
Changes in items other than shareholders’ equity during the year (net)	(434)	97	(334)	(670)	(670)
Net increase/decrease during the year	(434)	97	(334)	(670)	238
Balance at March 31, 2009	58	(70)	15,235	15,222	51,668
(Note) Figures are indicated by discarding fractions of one million yen.

Notes to Non-Consolidated Financial Statements
Notes to the matters concerning significant accounting policies:
1.	Basis and method of valuation of assets

(1)	Securities:

(i) Investment in subsidiaries’ stock and affiliated companies’ stock:	At cost, determined by the moving average method

(ii) Other securities:

• Those with market value:	At market value, determined by market prices, etc. as of the close of the fiscal year

(Revaluation differences are all transferred directly to net assets. Selling costs are determined by the moving average method.)
• Those without market value:	At cost, determined by the moving average method
(2)	Inventories:

(i) Merchandise, finished goods and work in process:
At cost, determined by the periodic average method (The balance sheet values are calculated by the write-down method based on declined margins.)
(ii) Raw materials and supplies:
At cost, determined by the moving average method (The balance sheet values are calculated by the write-down method based on declined margins.)
2.	Method of depreciation of fixed assets:
(1)	Tangible fixed assets (excluding lease assets):

Buildings and structures are depreciated by the straight-line method and other tangible fixed assets are depreciated by the declining balance method. The useful life of assets is estimated by the same method as stipulated in the Corporate Tax Law of Japan.

However, the buildings, structures and other assets of the Nakashibetsu Plant, which commenced operations during the fiscal year ended March 31, 2008, are depreciated by the straight-line balance method as it is a large-scale capital investment with the introduction of state-of-the-art equipment and is expected to produce investment effects on a long-term and constant basis.

(Additional information)

Ordinance of the Ministry of Finance No. 32 “Ministerial Ordinance to Amend Part of the Ordinance Concerning Useful Life, Etc. of Depreciable Assets” is applicable to machinery and equipment as from the fiscal year commencing on or after April 1, 2008, the Company has reviewed the useful life of its machinery and equipment based on the usage thereof and changed it as from the fiscal year under review. As a result, the change has no significant effect on operating income, ordinary income or income before income taxes.
(2)	Intangible fixed assets (excluding lease assets):

By the straight-line method

Software for use by the Company is depreciated by the straight-line method based on the usable period for the Company (5 years).

(3)	Lease assets
(i)	Leased assets related to finance lease transactions that transfers ownership:

By the same depreciation method as applicable to the fixed assets owned by the Company

(ii)	Leased assets related to finance lease transactions that do not transfer ownership:

Leased assets are depreciated by the straight-line method, based on the assumption that the useful life equals to the lease term and the residual value equals to zero.

Any finance lease transaction that do not transfer ownership, which became effective on or before March 31, 2008, is treated similarly in the manner in which ordinary lease transactions are treated.
(4)	Long-term prepaid expenses:

By the straight-line method

3.	Basis for providing for allowances:
(1)	Allowance for doubtful accounts:

To meet losses from loan default, the Company sets aside an estimated uncollectible amount, by taking into consideration the actual loss rate in respect of general credits and the individual possibilities of collection in respect of specific claims, such as probable non-performing credits.

(2)	Allowance for bonuses:

To meet the payment of bonuses to employees, the Company sets aside an estimated amount of bonuses to be paid for each current fiscal year.

(3)	Retirement allowances for employees:

To meet the payment of retirement benefits to employees, the Company provides an amount to accrue as of the close of each current fiscal year, based on estimated retirement benefit obligations and plan assets as of the close of each current fiscal year. Actuarial differences are treated as expenses from the subsequent fiscal year, based on a pro rata basis for a specific period of years (14 years) not exceeding the average remaining years of service of employees when such differences occur.

(4)	Allowance for losses from business of associated companies:

To meet losses from business of associated companies, the Company sets aside an estimated amount to be incurred in excess of the investment amount, by taking into consideration the financial positions and operating results of the associated companies.

(5)	Allowance for gift certificates yet to be redeemed:

To meet the future redemption of gift certificates that ceased to be recorded as liabilities and have been recorded as income, the Company provides an amount of future redemption at the close of each current fiscal year reasonably estimated based on the final redemption rate after investigation of the lapses of years and redemption rates of the respective gift certificates.
4.	Method of important hedge accounting:
(1)	Method of hedge accounting:
(i)	Forward exchange contracts:

A periodic allocation approach is applicable. However, deferral hedge accounting is applicable to forward exchange contracts related to anticipated transactions in foreign currency.

(ii)	Interest rate swaps:

Deferral hedge accounting is applicable
(2)	Hedging instruments and hedged items:
(i)	Hedging instruments:

Forward exchange contracts and interest rate swaps

(ii)	Hedged items:

Foreign currency receivables and payables and interest on loans payable
(3)	Hedging policy:
     The Company uses derivative transactions as means of general management of assets and liabilities and vehicles to avert risks arising from fluctuations in foreign exchange and interest rates in the financial market.
(4)	Method of evaluating the effectiveness of a hedge:

The effectiveness of forward exchange contracts is evaluated in respect of the uniformity of currency units, trading amounts, settlement dates, etc. thereof to those of hedged transactions, based on the internal control materials.

With regard to interest rate swaps, risks of hedged transactions are analyzed and the effectiveness thereof is evaluated in respect of the uniformity of nominal principal amounts, terms of receipts and payments of interest, contact periods, etc. thereof to those of hedged transactions, based on the internal control materials.

(5)	Other:

The Company engages in derivative transactions in accordance with the internal approval rules on derivative transactions. To ensure the independence of the respective functions of the execution of transactions and management thereof, staffs are assigned. When a transaction is executed, it shall be reported to an officer in charge without delay.
5.	Other important matters forming the basis of preparation of financial statements:

Accounting treatment of consumption taxes, etc.:

Consumption taxes and local consumption taxes are excluded from each account subject to such taxes.

6.	Change in accounting policies:

(Application of Accounting Standard for Lease Transactions)

With regard to the treatment of finance lease transactions that do not transfer ownership, the method for lease transactions has similarly been applied. As from the fiscal year under review, the “Accounting Standard for Lease Transactions” (ASBJ Corporate Accounting Standard No. 13 (June 17, 1993 (ASBJ Committee Div. 1), as amended on March 30, 2007)) and the “Implementation Guidance on the Accounting Standard for Lease Transactions” (ASBJ Implementation Guidance No. 16 (January 18, 1994 (JICPA Accounting System Committee), as amended on March 30, 2007)) are applicable and any finance lease transaction that do not transfer ownership is treated similarly in the manner in which ordinary sales transactions are treated. Lease assets are depreciated by the straight line method, based on the assumption that the useful life equals to the lease term and the residual value equals to zero. Any finance lease transaction that do not transfer ownership, which became effective prior to the fiscal year during which the Accounting Standard first became applicable, is continued to be treated similarly in the manner in which ordinary lease transactions are treated. Consequently, the change has no significant effect on operating income, ordinary income or income before income taxes.
Notes to balance sheet
1.	Assets pledged and obligations secured by pledged assets:

(1)	Assets pledged:

	(million yen)
	Floating
	mortgages	Others	Total
Buildings	6,960	2,185	9,146
Lands	15,255	14,065	29,321
Machinery and equipment	13,817	109	13,927
Structures	2,198	—	2,198
Tools, furniture and fixtures	283	0	284
Investment securities	—	3,000	3,000

Total	38,515	19,362	57,877

(2)	Obligations secured by pledged assets:

	(million yen)
Short-term loans payable	9,842	6,942	16,784
Current portion of long-term debt	1,691	668	2,359
Long-term debt	10,508	3,007	13,515
Accounts payable — other	—	72	72
Long-term accounts payable	—	75	75

Total	22,041	10,766	32,807
2.	Accumulated depreciation of assets:

Accumulated depreciation of tangible fixed assets	¥79,134	million
3.	Contingent liabilities:

(1)	Guarantee obligations:

The Company provides guarantees for transactions and housing loans of the following parties:

SI System Corporation	¥439	million
Snow Brand Parlor Co., Ltd.	¥3	million
Employees	¥19	million

Total	¥461	million
(2)	Amount of purchase contracts for raw materials:

The Company has entered into forward purchase contracts for importing raw materials with Fonterra Brands Japan and other parties.

Total	¥3,586	million
(which includes foreign currency amounts of U.S.$8,987 thousand, EUR3,490 thousand and DKK30 thousand.)

Grand total	¥4,048	million
4.	Money debts due from and payable to associated companies:

Short-term money debts due from associated companies:	¥3,052	million
Accounts receivable — trade	¥2,726	million
Others	¥325	million

Short-term money debts payable to associated companies:	¥7,119	million
Trade notes payable	¥10	million
Accounts payable — trade	¥2,315	million
Short-term loans payable	¥4,230	million
Notes payable relating to facilities	¥5	million
Others	¥558	million
5.	Land revaluation:

In accordance with the Land Revaluation Law (Law No. 34, promulgated on March 31, 1998) of Japan and the Law to Amend Part of the Land Revaluation Law (Law No. 19, promulgated on March 31, 2001) of Japan, the Company’s lands used for business were revaluated as of March 31, 2002.

An amount equivalent to taxes on the revaluation difference is included in liabilities as “deferred tax liabilities upon revaluation” pursuant to the Law to Amend Part of the Land Revaluation Law (Law No. 24, promulgated on March 31, 1999) of Japan and the revaluation difference minus the amount of such taxes is included in net assets as “revaluation difference of lands”.
•	Method of revaluation:

Land revaluation is made in accordance with the “method of calculation by making reasonable adjustments to the values of lands for business that form the basis of calculations of land taxes provided for in Article 16 of the Land Tax Law of Japan in the methods specified and publicized by the Commissioner of the National Tax Administration Agency for that purpose” as set forth in Article 2, item 4 of the Ordinance to Implement the Land Revaluation Law (Cabinet Order No. 119, promulgated on March 31, 1998; the “Ordinance”) and the “method of calculation by making reasonable adjustments to prices of the standard lands in the vicinity of the relevant lands for business as provided for in Article 6 of the Land Price Publication Law of Japan that are publicized pursuant to the provisions of the said article” as set forth in Article 2, item 1 of the Ordinance.

•	Revaluation date: March 31, 2002

•	Difference of the market value as at the end of the fiscal year under review of the lands revaluated and the book value thereof after such revaluation:

(¥6,633 million)
6.	Others

Advanced depreciation of tangible fixed assets: ¥408 million

Notes to statement of income
Transactions with associated companies:

Transactions by ordinary business
Sales:	¥17,195	million
Cost of sales:	¥17,932	million
Selling, general and administrative expenses:	¥1,365	million
Transactions other than ordinary business:
Interest income	¥81	million
Dividend income	¥275	million
Interest expenses	¥73	million
Purchase of assets	¥553	million
Others	¥131	million
Notes to statement of changes in shareholders’ equity, etc.
     Matters concerning the class and number of shares of treasury stock as of the end of the fiscal year under review:
     Shares of common stock: 2,009,620 shares
Notes on tax effect accounting
1.	Analysis of principal items that caused the accrual of deferred tax assets and deferred tax liabilities:

(million yen)
Current assets:
Deferred tax assets
Loss carry forward	1,761
Accrued enterprise taxes	38
Inventories	96
Unspecified expenses	859
Allowance for bonuses	717
Others	148
Sub-total	3,622

Deferred tax liabilities
Valuation loss of financial instruments	2

Sub-total	2

Net deferred tax assets (current)	3,619

Current fixed assets:
Deferred tax assets
Retirement allowance for employees	4,632
Loss carry forward	5,596
Tangible fixed assets	98
Intangible fixed assets, etc.	35
Others	319

Sub-total	10,683

Deferred tax liabilities
Gain on contribution of shares for the creation of retirement allowance trust	1,819
Evaluation difference on other securities	14

Sub-total	1,833

Net deferred tax assets (fixed)	8,849
In calculation the deferred tax assets, ¥12,660 million was deducted from the deferred tax assets as of March 31, 2009.

(2)	Analysis of principal items that caused a difference between the statutory effective tax rate and the corporate tax charge rate after application of tax effect accounting:

Statutory effective tax rate	40.0%
(Adjustment)
Entertainment expenses and other non-deductible items	0.4%
Dividend income and other item excluded from gross revenue	(1.4)%
Per-capita inhabitant taxes, etc.	1.2%
Temporary difference by future deduction not subject to calculation of deferred tax assets	(15.3)%
Others	0.2%

Corporate tax charge rate after application of tax effect accounting	25.0%
Notes on the fixed assets used by lease
     Finance lease agreements that do not transfer ownership, which became effective on or before March 31, 2008, are treated similarly in the manner in which ordinary lease transactions are treated, as follows:

1.	Amounts equivalent to the acquisition prices, accumulated depreciation, accumulated depreciation losses and balance at the end of the year, of leased property:

	(million yen)
			Amount
	Amount	Amount	equivalent to	Amount
	equivalent to	equivalent to	accumulated	equivalent to
	the acquisition	accumulated	depreciation	balance at the
	prices	depreciation	losses	end of the year
Machinery and equipment	359	265	—	94
Transportation equipment	84	56	—	28
Tools, furniture and fixtures	169	111	0	57

Total:	614	433	0	180

2.	Amount equivalent to the balance of unearned rent at the end of the year, etc.:

Amount equivalent to the balance of unearned rent at the end of the year

Lease within one year:	¥84	million
Lease exceeding one year:	¥104	million

Total:	¥188	million
Balance of the account of impairment losses on lease assets: -

3.	Rent paid for the year, reversal of the account of impairment losses on lease assets, the amount equivalent to depreciation costs and the amount equivalent to interest expenses:

Rent paid:	¥135	million
Reversal of the account of impairment losses on lease assets:	¥0	million
Amount equivalent to depreciation costs:	¥127	million
Amount equivalent to interest expenses:	¥5	million
4.	Method of calculation of the amount equivalent to depreciation costs:
     By the straight-line method, based on the assumption that the useful life equals to the lease term and the residual value equals to zero.
5.	Method of calculation of the amount equivalent to interest:
     The difference of the total amount of the rent and the amount equivalent to the acquisition prices of the leased property shall be an amount equivalent to interest, which shall be allocated to each period based on the interest method.
¥	Operating lease transactions

Unearned rent:

Not applicable

Notes on transactions with related parties

					Ratio of
					voting rights			Transaction
			Capital		held by the	Number of		amount		Year-end
			stock or	Main	Company	interlocking	Transaction	(million yen)		balance
Attribute	Corporate name	Address	contribution	business	(Note 1)	officers	(Note 2)	(Note 3)	Account	(million yen)
Subsidiary	Bean Stalk Snow Co., Ltd.	Higashi-ku, Sapporo City	500	Food business	80.00	2	Lending	3,519	Short-term loans receivable from associated companies	3,360

Subsidiary	SI System Corporation	Shibuya-ku, Tokyo	200	Food business and other business	75.50 (10.50)	2	Borrowing	1,336	Short-term loans receivable	1,850
(Notes)	1.	The percentage in the parentheses in the column of ratio of voting rights held by the Company indicates indirect ownership.

	2.	Terms of transactions and the policy on determination thereof, etc.:

		Interest rates on loans receivable and payable are determined rationally in consideration of market interest rates.

	3.	The amounts of loans receivable and payable are stated in the average balances during the year.

Notes on information per share

(1) Net assets per share:	¥171.21
(2) Net income per share (based on the average total number of issued shares during the year):	¥16.38

Account Auditors’ Audit Report Relating to Non-Consolidated Financial Statements
INDEPENDENT AUDITORS’ REPORT
May 13, 2009
To: The Board of Directors Snow Brand Milk Products Co., Ltd.

Ernst & Young ShinNihon LLC
Michihiro Goto	(seal)
Specified and Executive Partner
Certified Public Accountant

Satoshi Tamai	(seal)
Specified and Executive Partner
Certified Public Accountant

Sumio Ishikawa	(seal)
Specified and Executive Partner
Certified Public Accountant

     We have audited the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in shareholders’ equity, etc. and the notes to non-consolidated financial statements, and the supplementary financial schedules of Snow Brand Milk Products Co. Ltd. (the “Company”), applicable to its 59th fiscal year from April 1, 2008 to March 31, 2009 pursuant to Article 436, paragraph 2, item 1 of the Corporation Law of Japan. These non-consolidated financial statements and the supplementary financial schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these non-consolidated financial statements and the supplementary financial schedules from an independent standpoint.
     We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require us to obtain reasonable assurance about whether the non-consolidated financial statements and the supplementary financial schedules are free of material misstatement. An audit includes examining, on a test basis, evidence. An audit also includes assessing the accounting policies and methods of application thereof employed by management and estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the supplementary financial schedules. We believe that our audit provides a reasonable basis for our opinion.
     We are of the opinion that the above non-consolidated financial statements and the supplementary financial schedules present properly the financial position and profit and loss for the period related to the non-consolidated financial statements and the supplementary financial schedules in all material respects in conformity with the corporate accounting standards generally accepted in Japan.
     We have no financial interest in the Company which is required to be disclosed under the provisions of the Certified Public Accountant Law of Japan.
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